As filed with the U.S. Securities and Exchange Commission on August 25, 2023.

Registration No. 333-269175

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________

FD TECHNOLOGY INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

___________________________

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Units A-B, 15th Floor
180 Tianjin Road
Huangpu District, Shanghai, 200001
People’s Republic of China
Tel: +86-21-60901518
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Anthony W. Basch, Esq. Alexander W. Powell, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, VA 23219 Tel: (804) 771-5700

___________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 25, 2023

3,500,000 Ordinary Shares

FD TECHNOLOGY INC.

________________________________

This is the initial public offering of ordinary shares of FD Technology Inc., a Cayman Islands exempted company. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating subsidiaries established in the People’s Republic of China (“PRC” or “China”), primarily Shanghai Fendan Information Technology Co., Ltd. (“Shanghai Fendan”) and its subsidiary Beijing Xunyi Technology Co., Ltd. (“Beijing Xunyi”). Throughout this prospectus, unless the context indicates otherwise, references to “Fendan” are to FD Technology Inc., a Cayman Islands exempted holding company and references to “we,” “us,” “our,” “our company,” the “Company” or similar terms used in this prospectus refer to Fendan and its consolidated subsidiaries, namely, FD Technology Limited (“HK Fendan”), and Qingdao Zecan Information Technology Co., Ltd. (“Qingdao Zecan” or “WFOE”), Shanghai Fendan and its subsidiary Beijing Xunyi (Beijing Xunyi, collectively with Qingdao Zecan and Shanghai Fendan, the “PRC Subsidiaries”). When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

We are offering 3,500,000 ordinary shares, par value $0.000001 per share on a firm commitment basis. We expect the initial public offering price of the shares to be in the range of $4.00 to $6.00 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FDAN.” We cannot guarantee that we will be successful in listing our ordinary shares on Nasdaq; however, we will not complete this offering unless we are so listed.

Investors are cautioned that you are purchasing shares of Fendan, our Cayman Islands holding company in this initial public offering instead of purchasing equity securities of our subsidiaries that have business operations in China and may never hold any equity interests in our operating companies in China. Our corporate structure, i.e., a Cayman Islands holding company with operations conducted by our PRC Subsidiaries, involves unique risks to investors. The PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including a significant decline in the value of such securities or such securities becoming worthless.

There are significant legal and operational risks associated with having operating structure as a Cayman Islands holding company with substantially all of operations conducted by our PRC Subsidiaries in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or the value of the securities we are registering for sale, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Given the PRC government’s authority, oversight may also extend to HK Fendan, our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China could also apply to HK Fendan. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 22.

We rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. Historically, cash transfers between our PRC Subsidiaries were generally approved by the chief executive officer and the chairman of the board of directors of the company releasing the funds. In December 2021, Shanghai Fendan adopted written cash management policies, which dictate the principle, plan, method, amount and procedure of cash transfers between Shanghai Fendan and its subsidiary and branches. Cash transfers of RMB5 million (US$0.7 million) or less and less than 10% of the consolidated total assets of Shanghai Fendan and its subsidiary must first be reported to, reviewed and approved by Shanghai Fendan’s chief financial officer, and then approved by the chief executive officer and the chairman of the board of directors of Shanghai Fendan. Cash transfers in excess of RMB5 million (US$0.7 million) but less than or equal to RMB15 million (US$2.2 million), or more than 10% of Shanghai Fendan and its subsidiary’ consolidated total assets but less than or equal to 30% of Shanghai Fendan and its subsidiary’ consolidated total assets must be first approved by the chief financial officer, the chief executive officer and the chairman of the board of directors of Shanghai Fendan, and then approved by the board of directors of Shanghai Fendan. Cash transfer in excess of RMB15 million (US$2.2 million), or more than 30% of Shanghai Fendan and its subsidiary’ consolidated total assets must be first approved by the chief financial officer, the chief executive officer and the chairman of the board of directors of Shanghai Fendan, and then approved by the shareholders of Shanghai Fendan. For details on such cash management policies, see “Prospectus Summary — Dividend Distributions or Assets Transfer among Fendan and Its Subsidiaries” on page 14. Based on the advice of our Cayman counsel, Ogier (Cayman) LLP, there are currently no limitations imposed by Cayman Islands law on Fendan’s ability to transfer cash between Fendan and its investors, other than as set out under “Dividend Policy”, and we do not expect that there are any limitations on Fendan’s ability to transfer cash between Fendan and its investors going forward. However, there is no assurance that Cayman government will not intervene or impose restrictions in future on Fendan’s ability to transfer or distribute cash between Fendan and its investors. Among Fendan and its subsidiaries, cash can be transferred from Fendan and HK Fendan as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC Subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. Based on the opinion of our Hong Kong counsel, Chang & Co., as of the date of this prospectus, there are no restrictions imposed by the Hong Kong government on the foreign exchange and the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. We do not expect that there are any material limitations in the future on Fendan’s ability to transfer cash originating from our PRC Subsidiaries, through our corporate structure, to investors. However, the PRC government currently imposes foreign exchange controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer funds or distribute dividends within our PRC Subsidiaries or to investors. As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to our Cayman Islands holding company or our investors, including U.S. investors, and no transfers, loans, or capital contributions have been made from our Cayman Islands holding company to any of our subsidiaries or our investors. In addition, there were no transfers, loans, or capital contributions made from our Cayman Islands holding company to our former variable interest entity (“VIE”) and its subsidiary, nor were there any transfers, loans, or capital contributions made from our former VIE and its subsidiary to our Cayman Islands holding company before we dissolved the VIE structure in October 2021. See “Prospectus Summary — Our Corporate History and Structure — Condensed Consolidating Schedule” on page 5, consolidated financial statements beginning on page F-1, “Prospectus Summary — Summary of Significant Risks Affecting Our Company” on pages 6 to 12, and “Prospectus Summary — Dividend Distributions or Assets Transfer among Fendan and Its Subsidiaries” on pages 14 to 16. See also “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 38. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC Subsidiaries via capital contribution or shareholder loans, as the case may be.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” on page 13.

Our officers and directors will have significant influence over the Company following the completion of this offering due to their significant shareholding in the Company, in particular Mr. Chunjie Xu, our Chairman of the Board of Directors and our Chief Executive Officer, who currently beneficially owns an aggregate of 45.85% of our outstanding ordinary shares and is expected to own approximately 34.16% of our outstanding ordinary shares upon the completion of this offering assuming no exercise of the underwriter’s over-allotment option. We do not expect Mr. Xu or any other individual, group or company would have more than 50% of the voting power of our company following the offering thereby cause us to become a “controlled company” under Nasdaq listing rules. For more information regarding Mr. Xu’s beneficial ownership, see “Principal Shareholders” and “Risk Factors — Risks Related to Offering and Ownership of Ordinary Shares — Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Chunjie Xu, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions” on page 64.

We no longer use a VIE structure and operate our businesses in China through equity ownerships in our PRC Subsidiaries. We dissolved our VIE structure in October 2021 considering that the VIE arrangements may not be as effective as direct ownership in providing us with control over the VIE, and that our business is not subject to any foreign ownership restrictions. However, the PRC regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which we operate, which would likely result in a material change in our operations and/or a material change in the value of the ordinary shares we are registering for sale, including that it could cause the value of such shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant oversight and discretion on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless” on page 24.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Based upon the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), the newly issued notice on Guidelines for Enterprises’ Overseas Anti-monopoly Compliance by the State Administration for Market Regulation (the “SAMR”) on November 15, 2021 only provides general guidelines for enterprises’ overseas anti-monopoly compliance and has no significant impact on the Company’s listing on an U.S. exchange. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have either not been issued or newly issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. Based on the opinion of our Hong Kong counsel, Chang & Co., the relevant data security and anti-monopoly laws and ordinance in Hong Kong, i.e. the Personal Data (Privacy) Ordinance (Chapter 486 of The Laws of Hong Kong) and the Competition Ordinance (Chapter 619 of The Laws of Hong Kong), are not applicable to our HK subsidiary and have no impact on our ability to conduct our business, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no business operations since its incorporation in Hong Kong. Furthermore, there are currently no regulatory actions related to data security or anti-monopoly concerns in Hong Kong that may impact our ability to conduct our business, accept foreign investment or list on a U.S./foreign exchange. The Standing Committee of the PRC National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company and our PRC Subsidiaries to obtain regulatory approval from the PRC authorities before listing in the U.S. If any of our PRC Subsidiaries or the holding company were required to obtain approval in the future and were denied permission from the PRC authorities to list on U.S. exchanges, our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our ordinary shares may significantly decrease in value or become worthless. See “Risk Factors” beginning on page 22 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares.

The PRC government has recently indicated an intent to, and taken actions to, exert more oversight and control over overseas securities offerings and foreign investment in China-based companies. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements for this offering under the Trial Measures. This offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If we fail to comply with the Trial Measures, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company. As advised by Beijing Dentons Law Offices, LLP (Chengdu), our PRC counsel, as of the date of this prospectus, except for the filing with the CSRC under the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek approvals or permissions from the CSRC, Cyberspace Administration of China (“CAC”) or any other PRC governmental authorities for our overseas listing plan, nor has our company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. See “Prospectus Summary — Recent Regulatory Developments and Regulatory Permissions” on page 16 and “Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless” on page 29. The PRC government also has significant discretion over the conduct of our business and may intervene with or influence our operations or the development of our industry as it deems appropriate to further regulatory, political and societal goals. Any such action, once taken by the PRC government, may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. See “Risk Factors” beginning on page 22 of this prospectus, especially “Risks Related to Doing Business in China” for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. Our auditor, TPS Thayer, LLC, an independent registered public accounting firm headquartered in the United States with no branches or offices outside the United States, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”) and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the Holding Foreign Companies Accountable Act (the “HFCA Act”), and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, reducing the time before our ordinary shares may be prohibited from trading or delisted” on page 22.

	Per Share		Total
Public offering price	$	[•]	$	[•]
Underwriting fees and discounts(1)(2)	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]

____________

(1)         Represents underwriting discount equal to 7% per share (or $[•] per share), which is the underwriting discount we have agreed to pay on investors in this offering introduced by the underwriter.

(2)         Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the underwriter, or the reimbursement of certain expenses of the underwriter. We have also agreed to issue warrants to the underwriter to purchase a number of ordinary shares equal to three percent (3%) of the total number of shares sold in this offering at an exercise price equal to one hundred twenty-five percent (125%) of the public offering price of the shares sold in this offering. For a description of the other terms of compensation to be received by the underwriter, see “Underwriting” beginning on page 162.

We have granted a 45-day option to the underwriter to purchase up to an additional 525,000 ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ordinary shares to purchasers against payment on or about [•], 2023.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is [•], 2023.

You should rely only on the information contained in this prospectus. We and the underwriter have not authorized anyone to provide you with information different from what is contained in this prospectus or in any related free writing prospectus. We are offering to sell securities only in jurisdictions where the offer or sale is permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriter will permit the offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must observe any restrictions relating to the offering of our Shares and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“Aifendan Platform”, or “Platform”

Our Aifendan Platform, accessible through unique Quick Response (“QR”) codes, is an interactive system where individual consumers purchase products and/or services from merchants in our focused industries through financing services provided by financial institutions.

“Beijing Xunyi”

Beijing Xunyi Technology Co., Ltd., a limited liability company organized under the laws of China, 97.09% equity interest of which is currently owned by Shanghai Fendan and the remaining 2.91% owned by WFOE.

“China” or the “PRC”	The People’s Republic of China, and the term “Chinese” has a correlative meaning for the purposes of this prospectus only.
“Code”	The Internal Revenue Code of 1986, as amended.
“Exchange Act”	The Securities Exchange Act of 1934, as amended.
“Fendan”	FD Technology Inc., an exempted holding company incorporated under the laws of Cayman Islands.
“Focused Industries”

(i) wedding industry, including full-service wedding venues (one-stop wedding services offering wedding venues, wedding planning, makeup, wedding video and photography, flowers, guest hotels and other wedding related services) and pre-wedding photography; (ii) continuing education industry; and (3) family healthcare industry, especially in the realm of postpartum care and non-invasive or minimally invasive aesthetic services.

“HK Fendan”	FD Technology Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of Fendan.
“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.
“Macau”	The Macao Special Administrative Region of the People’s Republic of China.
“mainland China”	The People’s Republic of Mainland China, excluding Taiwan, Hong Kong and Macau for the purpose of this prospectus.
“Nasdaq”	Nasdaq Stock Market LLC
“ordinary shares”	Our ordinary shares, par value $0.000001 per share.
“PCAOB”	The Public Company Accounting Oversight Board.
“PRC Subsidiaries”	Collectively, Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd. and its subsidiary Beijing Xunyi Technology Co., Ltd.
“RMB”, “CNY”, “Chinese Yuan” or “Renminbi”	Legal currency of mainland China.
“SEC”	The United States Securities and Exchange Commission.
“Securities Act”	The Securities Act of 1933, as amended.
“Shanghai Fendan”

Shanghai Fendan Information Technology Co., Ltd., a limited liability company organized under the laws of China and a previous variable interest entity (“VIE”), which became a wholly-owned subsidiary of WFOE on October 12, 2021.

“US”, “U.S.” or “USA”	The United States of America.

“US$,” “U.S. dollars,” “$,” and “dollars”	Legal currency of the United States.
“variable interest entity” or “VIE”	Our variable interest entity, Shanghai Fendan Information Technology Co., Ltd., prior to October 12, 2021, which became a wholly-owned subsidiary of Qingdao Zecan on October 12, 2021.
“VIE Agreements”

A series of agreements previously entered into among WFOE, Shanghai Fendan and its shareholders designed to allow Fendan, as the primary beneficiary of the VIE for accounting purposes, to consolidate the financial statements of the VIE under U.S. GAAP. These agreements were terminated on October 12, 2021.

“we,” “us,” “our,” “our company,” “the Company”

All references to “we,” “us,” “our,” “our company,” “the Company” or similar terms used in this prospectus refer to FD Technology Inc., a Cayman Islands exempted holding company, and its consolidated subsidiaries, i.e., HK Fendan and the PRC Subsidiaries, unless the context otherwise indicates.

“WFOE” or “Qingdao Zecan”	Qingdao Zecan Information Technology Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of HK Fendan.

Our reporting currency is the US$. The functional currency of our entities formed in China is the RMB. The functional currency of our entities incorporated in Hong Kong is the Hong Kong Dollar (“HKD”). This registration statement contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate as of December 31, 2022, that is, RMB 6.8972 to US$1.00. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

Numerical figures included in this registration statement may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Chunjie Xu”, even though, in Chinese, Mr. Xu’s name is presented as “Xu Chunjie”.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Unless expressly indicated herein to the contrary, all references to share amounts in this prospectus give retroactive effect to a 100 for 1 share subdivision which was effected on December 8, 2022.

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriter of their over-allotment option.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties, including, but not limited to, an industry report (“Euromonitor Report”) issued in February 2023 that was commissioned by us and prepared by Euromonitor International Limited, a third-party industry research firm, to provide information regarding our industry and market position in China. The information disclosed in the Euromonitor Report reflects estimates of market conditions based on publicly available sources and trade opinion surveys, and is prepared primarily as a market research tool. References to Euromonitor International Limited should not be considered as the opinion of Euromonitor International Limited as to the value of any security or the advisability of investing in the Company. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

PROSPECTUS SUMMARY

Investors are cautioned that you are purchasing ordinary shares of our Cayman Islands holding company in this initial public offering instead of purchasing equity securities of our subsidiaries that have business operations in China. This corporate structure involves unique risks.

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” All references to “we,” “us,” “our,” “our company,” “the Company” or similar terms used in this prospectus refer to FD Technology Inc., a Cayman Islands exempted company, and its consolidated subsidiaries, including HK Fendan, and PRC Subsidiaries, unless the context otherwise indicates.

Overview

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating entities established in the PRC, primarily Shanghai Fendan.

We provide marketing, intermediary and technology services to customers which are merchants and financial institutions primarily servicing certain Focused Industries, including (i) wedding industry, such as full-service wedding venues (one-stop wedding services offering wedding venues, wedding planning, makeup, wedding video and photography, flowers, guest hotels and other wedding related services) and pre-wedding photography; (ii) continuing education industry; and (3) family healthcare industry, especially in the realm of postpartum care and non-invasive or minimally invasive aesthetic services.

Our service portfolio is composed of (1) intermediary services through our Aifendan Platform — an interactive transaction platform facilitating transactions among individual consumers, merchants and financial institutions in the Focused Industries (the “Intermediary Services”); (2) marketing and promotion services (collectively, “Marketing Services”), including but not limited to, advertisement design, production and distribution, marketing and promotion of products and/or services, and customer acquisition; and (3) system and technology services, including the development, maintenance and upgrade of business management system and related software, such as enterprise resource planning (“ERP”) and software as a service (“SaaS”) systems, and the corresponding technology services and supports (collectively, the “Technology Services”).

Consumers, especially those between the ages of 20 – 40 who are at the stage in their lives where marriage and career development are at the forefront, often have financing needs to support their plans for weddings, continuing education and family health-related matters. Our Aifendan Platform, launched in July 2016, accessible by individual consumers through invitation from merchants via scanning unique QR codes, is an interactive system where the individual consumers are offered a “Purchase before Payment” option to purchase products and/or services now from merchants utilizing our services and then make installment payments later through financing services provided by our cooperating financial institutions. As of July 31, 2023, we had approximately 248,791 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies.

Our customers include (i) merchants primarily providing wedding, continuing education and family healthcare services, and (ii) financial institutions, including trust companies, commercial factoring companies, micro-lending companies and consumer finance companies, covering most developed areas of China, such as Beijing, Shanghai, Hangzhou, Nanjing, Guangzhou, Shenzhen, Tianjin, Hebei province and the southwest area of China. We seek to expand our customer base into additional second-tier and third-tier cities of China in 2023.

Our Ecosystem

Customer acquisition is essential for all businesses in terms of forming a solid client base. Upon acquiring consumers, how to conclude the sales contract with customers which lead to the ultimate payment by the consumers, is another key element in securing the transaction. Upon contract execution and payment, how to perform the contracts to realize the goals of all contracted parties is also an indispensable element for a successful transaction. Our ecosystem integrates our services with those key elements by providing Intermediary Services, Marketing Services, and Technology Services to our customers.

Our Intermediary Services, facilitating the transactions among merchants, individual consumers and financial institutions in the Focused Industries, are beneficial to all participants in our ecosystem — consumers, merchants and financial institutions. Consumers will receive financial support through a simplified process (such as less loan application documents, and faster loan application and approval process, usually within 20 minutes) at low or no costs and have access to additional discounts, rewards or benefits which are not otherwise available outside of our Aifendan Platform. For merchants, our services enable them to receive full payment of services from financial institutions upon execution of loan agreements between financial institutions and individual consumers through our Aifendan Platform which we believe will greatly improve such merchants’ cash flow and liquidity as compared with their traditional payment terms whereby they have to collect payments over a long period time. When it comes to financial institutions, we connect them with merchants and individual consumers, who are not typically the target customers of large financial institutions. We believe this significantly expands their customer outreach and reduces their customer acquisition costs since it is not cost effective for financial institutions to approach retail consumers on a regular basis to market their services.

Our Marketing Services are designed in response to our customers’ demand for customer acquisition. Locating and identifying consumers efficiently, effectively and economically is only the first step. Locking up the identified consumers, minimizing marketing costs, and relieving consumers’ concerns on product and service quality and solvency of the merchants, are the next inevitable steps to a successful transaction. Customer acquisition can be time consuming and costly. For example, it is costly and impracticable for financial institutions to approach retail consumers in need of financing. Our Marketing Services aim to address the pain points of our customers in customer acquisition and minimize their marketing costs.

The Technology Services we offer to our customers are aimed at optimizing their operating systems.

The Focused Industries in our ecosystem are correlative, covering major large amount spending of young couples at various stages of their lives and careers. Consumers in need of wedding services may also need postpartum care services at some point of their lives, or continuing education services when they are in need of higher education or trainings for career moves, leading to utilization of services provided by our merchant customers and financing services provided by the matched financial institutions on our Aifendan Platform, which will not only reduce the marketing costs for both our customers and us, but also offer convenience and benefits to consumers and enhance consumer loyalty.

Our Revenue Model

Our revenue consists of (1) transaction facilitation fees for Intermediary Services received from both merchants and financial institutions (“Transaction Facilitation Fees”); (2) technology service fees from providing Technology Services (“Technology Services Fees”); and (3) marketing service fees from providing Marketing Services (“Marketing Services Fees”). For the fiscal years ended December 31, 2022 and 2021, we recognized approximately $10,689,451, and $9,558,356, respectively, in revenues, of which Transaction Facilitation Fees accounted for approximately 24.4% and 53.2%, respectively, Technology Services Fees accounted for approximately 69.3% and 38.8%, respectively, and Marketing Services Fees accounted for approximately 6.4% and 8.0%, respectively, of our total revenues.

Transaction Facilitation Fees.    It refers to the fees we collect from merchants and financial institutions for the Intermediary Services we offer to them on our Aifendan Platform. For the financial institutions, such fees also include the Marketing Services we offer to them. Specifically, we charge:

(1)    merchants a fee in the range of approximately 8%-10.8% of the total transaction value, which contributed an aggregate of approximately $1,133,798 and $3,609,427, respectively, to our total revenues, accounting for approximately 10.6% and 37.8%, respectively, of our total revenues, for the fiscal years ended December 31, 2022 and 2021; and

(2)    financial institutions a fee in the range of approximately 21%-38% of financing costs and interests, which contributed an aggregate of approximately $1,469,172 and $1,471,530, respectively, to our total revenues, accounting for approximately 13.7% and 15.4%, respectively, of our total revenues, for the fiscal years ended December 31, 2022 and 2021.

Technology Services Fees.    In exchange for our customized Technology Services, including but not limited to, development, maintenance and upgrade of business management system and related software, such as ERP (enterprise resource planning) and SaaS (software as a service) systems, and related technology services and support, we charge our customers either fixed fees on a project basis or monthly fees for maintenance and support or a combination of both.

Marketing Services Fees.    We provide Marketing Services to merchants and financial institutions, including but not limited to, advertisement design, production and distribution, marketing and promotion of products and/or services and customer acquisition. In exchange for such services, we charge merchants fees that are either (1) a certain percentage of the total transaction value or purchase amount of certain consumer acquired by merchants through our Marketing Services, usually 8%, or (2) fixed monthly or quarterly fees, usually at an average of RMB3,000 (approximately $435) per month. We do not, however, collect separate Marketing Services Fees from financial institutions and our compensation for providing Marketing Services to financial institutions is integrated in the Transaction Facilitation Fees we charge from them.

Our Strengths

We believe that the following strengths have contributed, and will continue to contribute, to our growth and are differentiating us from our competitors:

•        Proprietary interactive system facilitating transactions among individual consumers, merchants and financial institutions in Focused Industries.

•        New business model with less competitive pressure and low costs.

•        Strong marketing and promotion capacity.

•        Experienced and committed management team.

•        A large number of merchants on our Aifendan Platform.

Our Strategies

We intend to grow our business by pursuing the following key strategies:

•        Strengthen our industry position by gaining additional market share.

•        Expand our sales network.

•        Enhance our ability to attract, incentivize and retain talented professionals.

•        Expand our business through acquisitions, strategic partnerships and joint ventures.

Our Market Opportunities

The wedding services provided in a single transaction, may take more than six months to complete, and the continuing education services, especially diploma-oriented training programs, usually continue for a period of 2-3 years. Diploma-oriented continuing education is targeted at people with lower educational attainment who would like to earn higher education diplomas or degrees, such as associate’s or bachelor’s degrees. Both services involve large-amount and long-term spending. Young people aged 20-40 who either do not have sufficient savings to support such spending are typically good candidate for the installment payment services, such as those offered by the financial institutions on our Aifendan Platform.

According to the Euromonitor Report, the average spending on a wedding in China was RMB223,000 ($32,332) in 2019, which was 3.5 times that of five years earlier. There were approximately 8.0% of consumers purchasing such services from merchants through installment payments in 2018. This rate increased to 13.0% in 2022, and is expected to reach 18.0% in 2027.

According to the Euromonitor Report, young people at ages of 20-40 constituted approximately 30% of the total population in China during 2017-2021. Generation Z and Millennials will become the dominant global generations in the coming years, bringing to the market a new set of values and expectations. These combined factors are driving a clear, rapid, and accelerating growth and influx of new customers to the wedding, continuing education and healthcare industries. In China, total expenditures on education rose from RMB4,256 billion ($617 billion) in 2017 to more than RMB5,303 billion ($769 billion) in 2020. Latest data showed China’s total education expenditures reached RMB5,787 billion ($839 billion) in 2021, an increase of 9.1% compared with 2020. To further stabilize employment and fill technical job vacancies, the Chinese government has issued policies encouraging working people to participate in continuing and lifelong education. For instance, the Interim Measures for Individual Income Tax Special Additional Deductions, issued by the PRC State Council in December 2018, provided an additional income tax deduction for taxpayers who receive diploma-oriented continuing education domestically. According to data from the Ministry of Education, adult enrollment in postsecondary institutions reached 3.8 million in 2021, an increase of 4.1% from 2020. As the government continues to implement support policies for continuing education, coupled with the rising interests of lifelong education by the younger generation, it is expected that the educational service market will experience stable expansion. In terms of the diploma-oriented continuing education as a whole, in 2018, there were approximately 53.0% of consumers in China purchasing diploma-oriented continuing education services from merchants through installment payments. This rate increased to approximately 65.0% in 2022, and is expected to reach approximately 72.0% in 2027.

As of the first half of 2019, there were more than 7,000 postpartum care centers in China. The postpartum care market was approximately RMB19 billion ($3 billion) in 2020 and is projected to grow at a compound annual growth rate (“CAGR”) of around 15.0% over the next 3 to 5 years.

The non-invasive or minimally invasive aesthetic services entered the rapid development phase since around 2015 when the public became increasingly aware of the services and pursuit of beauty was ignited by the pop culture. From 2018 to 2022, the market size of the non-invasive or minimally invasive aesthetic services showed a disrupted but adamant growth trend, with an increase from approximately RMB57.2 billion ($8.3 billion) to RMB103.2 billion ($15 billion), representing a CAGR of 15.9%. In 2020 and 2022, the spread of the COVID-19 pandemic and the accordingly tightened regulations disrupted normal business operations, which slowed down the growth of the market despite strong customer demand. For the period from 2023 to 2027, following the end of the COVID-19 pandemic, the market size is projected to reach approximately RMB248.8 billion ($36.1 billion) by 2027, representing a CAGR of 19.3%.

Our Corporate History and Structure

FD Technology Inc. (“Fendan”) is a Cayman Islands exempted company incorporated on October 10, 2019. Structured as a holding company with no material operations, Fendan conducts its operations in China through its PRC Subsidiaries, primarily Shanghai Fendan. Shanghai Fendan started its business in 2016.

FD Technology Limited (“HK Fendan”), incorporated on November 1, 2019 under the laws of Hong Kong, is our wholly-owned subsidiary in Hong Kong and a holding company without any business operations, which, in turn, wholly owns all of the equity interest of Qingdao Zecan Information Technology Co., Ltd. (“Qingdao Zecan” or the “WFOE”), a wholly foreign-owned enterprise incorporated on June 4, 2021 under the laws of China.

On October 12, 2021, Qingdao Zecan entered into share transfer agreements with all the shareholders of Shanghai Fendan to acquire all the equity interests of Shanghai Fendan for no consideration. The transaction was closed on October 12, 2021, resulting in Shanghai Fendan becoming our wholly-owned subsidiary.

Shanghai Fendan, our wholly-owned subsidiary, incorporated on July 13, 2016 under the laws of China with a registered capital of approximately RMB10 million ($1.4 million) after several capital increases, was previously a variable interest entity of the Company. Fendan, through Qingdao Zecan, entered into a series of contractual agreements, including Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Share Pledge Agreement, and Power of Attorney, with Shanghai Fendan and its shareholders, which agreements were designed to allow Fendan, as the primary beneficiary for accounting purpose, to consolidate the financial statements of Shanghai Fendan under U.S. GAAP. There is no foreign investment restriction on our current business in China but we entered into the VIE arrangement to preserve the option to explore potential value-added telecommunications services that may be complementary to our current business in the future, which are subject to restrictions on foreign ownership and investment. Considering that the VIE arrangements may not be as effective as direct ownership in providing Fendan with control over Shanghai Fendan, and that we currently have no specific business plans to provide value-added telecommunications services, we dissolved our VIE structure in October 2021. We do not believe the termination of the VIE arrangements will have any material impact on results of operations or business prospects.

Shanghai Aifendan E-Commerce Co., Ltd. (“Shanghai Aifendan”) was a former wholly-owned subsidiary of Shanghai Fendan with no assets or operations, the 100% equity interests of which was transferred to an unrelated third party in consideration of RMB200,000 (approximately $28,997) on October 24, 2021.

Beijing Xunyi was incorporated under the laws of China on April 29, 2021, with a registered capital of approximately RMB10 million ($1.4 million), 97.09% equity interest currently owned by Shanghai Fendan, with the remaining 2.91% owned by WFOE. Beijing Xunyi is authorized to provide technology services, and marketing and promotion services. As of the date of this prospectus, it has not commenced business operations.

Prior to the dissolution of the VIE structure, Shanghai Fendan and its subsidiaries contributed to 100% of our consolidated revenue and accounted for 100% of our consolidated total assets and liabilities for the fiscal years ended December 31, 2022 and 2021, and there was no reconciliation performed between the financial position, cash flows and results of operations of Shanghai Fendan and its subsidiaries and Fendan. The following financial information of Fendan, WFOE and Shanghai Fendan and its subsidiaries in the condensed consolidating schedule was included in the consolidated financial statements:

Condensed Consolidating Schedule

	Fendan	WFOE	Shanghai Fendan and subsidiaries	Elimination	Consolidated
	For the Fiscal Year Ended December 31, 2022	For the Fiscal Year Ended December 31, 2022	For the Fiscal Year Ended December 31, 2022		For the Fiscal Year Ended December 31, 2022
	(audited)	(audited)	(audited)		(audited)
Revenue	$—	$—	$10,689,451	—	$10,689,451
Net profit	$(1,062)	$—	$5,041,891	—	$5,040,829
Equity in earnings of subsidiaries and prior VIE	$5,041,891	$—	$—	(5,041,891)	$—
Net cash (used in) provided by operating activities	$2,715	$—	$1,483,655	—	$1,486,370
Net cash provided by (used in) investing activities	$—	$—	$(2,341,302)	—	$(2,341,302)
Net cash (used in) provided by financing activities	$—	$—	$(621,326)	—	$(621,326)
Net increase in cash and cash equivalents	$—	$—	$(1,989,395)	—	$(1,989,395)
	Fendan	WFOE	Shanghai Fendan and subsidiaries	Elimination	Consolidated
	For the Fiscal Year Ended December 31, 2021	For the Fiscal Year Ended December 31, 2021	For the Fiscal Year Ended December 31, 2021		For the Fiscal Year Ended December 31, 2021
	(audited)	(audited)	(audited)		(audited)
Revenue	$—	$—	$9,558,356	—	$9,558,356
Net profit	$—	$—	$3,768,674	—	$3,768,674
Equity in earnings of subsidiaries and prior VIE	$3,768,674	$—	$—	(3,768,674)	$—
Net cash (used in) provided by operating activities	$—	$—	$431,072	—	$431,072
Net cash provided by (used in) investing activities	$—	$—	$840,648	—	$840,648
Net cash (used in) provided by financing activities	$—	$—	$(49,467)	—	$(49,467)
Net increase in cash and cash equivalents	$—	$—	$1,377,020	—	$1,377,020

The following chart shows our corporate structure as of the date of this prospectus.

Summary of Significant Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our significant risks are summarized as follows:

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•        Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, reducing the time before our ordinary shares may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. Our auditor, TPS Thayer, LLC, an independent registered public accounting firm headquartered in the United States with no branches or offices outside the United States, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. On August 26, 2022, CSRC, MOF, and the PCAOB signed the Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, reducing the time before our ordinary shares may be prohibited from trading or delisted” beginning on page 22.

•        The PRC government has significant oversight and discretion on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant oversight and discretion on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless” beginning on page 24.

•        The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” beginning on page 25;

•        Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” beginning on page 25.

•        The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the ordinary shares we are registering for sale. See “Risk Factors — Risks Related to Doing Business in China — The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us” beginning on page 26.

•        On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless” beginning on page 29.

•        We may be liable for improper use or appropriation of personal information provided by our customers and individual consumers. See “Risk Factors — Risks Related to Doing Business in China — We may be liable for improper use or appropriation of personal information provided by our customers and individual consumers” beginning on page 31.

•        We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet industry. See “Risk Factors — Risks Related to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet industry” beginning on page 33.

•        Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for content that is displayed on our Aifendan Platform or Website. See “Risk Factors — Risks Related to Doing Business in China — Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for content that is displayed on our Aifendan Platform or Website” beginning on page 34.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or members of our management team named in the prospectus based on foreign laws. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or members of our management team named in the prospectus based on foreign laws” beginning on page 35.

•        PRC regulations relating to foreign exchange registration of overseas investment by mainland China residents may subject our mainland China resident beneficial owners of our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into these PRC Subsidiaries, limit PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to foreign exchange registration of overseas investment by mainland China residents may subject our mainland China resident beneficial owners of our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into these PRC Subsidiaries, limit PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” beginning on page 37.

•        To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. Based on the opinion of our Hong Kong counsel, Chang & Co., as of the date of this prospectus, there are no restrictions imposed by the Hong Kong government on the foreign exchange and the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” beginning on page 38.

•        PRC regulation of loans to and direct investment in our PRC Subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — PRC regulation of loans to and direct investment in our PRC Subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” beginning on page 38.

•        We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” beginning on page 40.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        We are heavily dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and

Industry — We are heavily dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected” beginning on page 46.

•        We rely on a limited number of financial institutions to fund the transactions we facilitate on our Aifendan Platform and any adverse change in our relationships with such financial institutions may materially and adversely impact our business and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We rely on a limited number of financial institutions to fund the transactions we facilitate on our Aifendan Platform and any adverse change in our relationships with such financial institutions may materially and adversely impact our business and results of operations” beginning on page 46.

•        Maintaining the trusted status of our ecosystem is critical to our success, and any failure to do so could severely damage our reputation and brand, which would have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Maintaining the trusted status of our ecosystem is critical to our success, and any failure to do so could severely damage our reputation and brand, which would have a material adverse effect on our business, financial condition and results of operations” beginning on page 47.

•        If our Intermediary Services fail to respond to the changes in individual consumers’ spending habits and preferences, and the evolving needs of our customers, including merchants and financial institutions, our financial results and competitive position will be harmed. See “Risk Factors — Risks Related to Our Business and Industry — If our Intermediary Services fail to respond to the changes in individual consumers’ spending habits and preferences, and the evolving needs of our customers, including merchants and financial institutions, our financial results and competitive position will be harmed” beginning on page 52.

•        We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations” beginning on page 48.

•        We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business. See “Risk Factors — Risks Related to Our Business and Industry — We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business” beginning on page 50.

•        Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage our relationships with our platform participants, including individual consumers, merchants and financial institutions and subject us to significant reputational, financial, legal and operation consequences. See “Risk Factors — Risks Related to Our Business and Industry — Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage our relationships with our platform participants, including individual consumers, merchants and financial institutions and subject us to significant reputational, financial, legal and operation consequences” beginning on page 51.

•        Our business of facilitating transactions among consumers, merchants and financial institutions may constitute provision of intermediary service, and our agreements with these financial institutions may be deemed as intermediation contracts under the PRC Civil Code. See “Risk Factors — Risks Related to Our Business and Industry — Our business of facilitating transactions among consumers, merchants and financial institutions may constitute provision of intermediary service, and our agreements with these financial institutions may be deemed as intermediation contracts under the PRC Civil Code” beginning on page 52.

•        We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws. See “Risk Factors — Risks Related to Our Business and Industry — We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws” beginning on page 55.

•        We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares. See “Risk Factors — Risks Related to Doing Business in China — We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares” beginning on page 56.

•        We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business. See “Risk Factors — Risks Related to Doing Business in China — We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business” beginning on page 57.

Risks Related to this Offering and Ownership of Ordinary Shares

•        An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — There is no active trading market for our ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors” beginning on page 60.

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities” beginning on page 60.

•        The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors” beginning on page 61.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares” beginning on page 62.

•        Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution” beginning on page 63.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” beginning on page 64.

Implications of the HFCA Act

The HFCA Act was enacted on December 18, 2020. The HFCA Act states that if the SEC determines that an issuer’s audit reports issued by a registered public accounting firm have not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such issuer’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. If our auditor cannot be inspected by the PCAOB for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

Our auditor, TPS Thayer, LLC, is headquartered in Sugar Land, Texas, with no branches or offices outside of the United States. TPS Thayer, LLC is currently subject to PCAOB inspections under a regular basis and is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. On August 26, 2022, CSRC, MOF, and the PCAOB signed the Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for two consecutive years, and this ultimately could result in our ordinary shares being delisted by the stock exchange if the PCAOB determines that it cannot inspect or investigate completely our auditor. Furthermore, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, reducing the time before our ordinary shares may be prohibited from trading or delisted” beginning on page 22.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

In addition, both foreign private issuers and emerging growth companies are exempt from certain of the more extensive SEC executive compensation disclosure rules (see “Implications of Being a Foreign Private Issuer” below). Therefore, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Dividend Distributions or Assets Transfer among Fendan and Its Subsidiaries

Fendan is a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of its own, Fendan conducts substantially all of its operations through its operating entities established in the PRC, primarily Shanghai Fendan. As a result, we rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases does not prohibit cash transfers among the PRC company’s subsidiaries. As of the date of this prospectus, we have not been notified of any other restrictions which could limit our PRC Subsidiaries’ ability to transfer cash between PRC Subsidiaries. Based on the advice of our Cayman counsel, Ogier (Cayman) LLP, there are no limitations imposed by Cayman Islands law on Fendan’s ability to transfer cash between Fendan and its investors, other than as set out under “Dividend Policy”. Among Fendan and its subsidiaries, cash can be transferred from Fendan and HK Fendan as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC Subsidiaries as we are permitted under the PRC laws and regulations to provide funding to our PRC Subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. Based on the opinion of our Hong Kong counsel, Chang & Co., as of the date of this prospectus, there are no restriction imposed by the Hong Kong government on the foreign exchange and the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-mainland China resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-mainland China resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 38.

Historically, cash transfers between our PRC Subsidiaries were generally approved by the chief executive officer and the chairman of the board of directors of the company releasing the funds. In December 2021, Shanghai Fendan, our primary operating subsidiary, adopted written cash management policies, which was approved by the chief executive officer of Shanghai Fendan and archived with its financial department. Those polices dictate the principle, plan, method, amount and procedure of cash transfers between Shanghai Fendan and its subsidiary. Cash transfers of RMB5 million (US$0.7 million) or less and less than 10% of the consolidated total assets of Shanghai Fendan and Beijing Xunyi must first be reported to, reviewed and approved by Shanghai Fendan’s chief financial officer, and then approved by the chief executive officer and the chairman of the board of directors of Shanghai Fendan. Cash transfers in excess of RMB5 million (US$0.7 million) but less than or equal to RMB15 million (US$2.2 million), or more than 10% of Shanghai Fendan and Beijing Xunyi’s consolidated total assets but less than or equal to 30% of Shanghai Fendan and Beijing Xunyi’s consolidated total assets must be first approved by the chief financial officer, the chief executive officer and the chairman of the board of directors of Shanghai Fendan, and then approved by the board of directors of Shanghai Fendan. Cash transfer in excess of RMB15 million (US$2.2 million), or more than 30% of Shanghai Fendan and Beijing Xunyi’s consolidated total assets must be first approved by the chief financial officer, the chief executive officer and the chairman of the board of directors of Shanghai Fendan, and then approved by the shareholders of Shanghai Fendan. The financial department of Shanghai Fendan conducts regular review, implementation and management of the cash transfers and related risk control, and reports to the board of director of Shanghai Fendan, and when necessary, consults with the local counsel and third party consulting company for legal compliance. Under the PRC laws and governing documents of Shanghai Fendan, dividend distribution plan shall be formulated by the board of directors, and approved by the shareholders, of Shanghai Fendan.

As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to our Cayman Islands holding company or the investors, including the U.S. investors, and no transfers, loans or capital contributions have been made from our Cayman Islands holding company to any of our subsidiaries. In addition, there were no transfers, loans or capital contributions made from our Cayman Islands holding company to our former VIE and its subsidiary, nor were there any transfers, loans or capital contributions made from our former VIE and its subsidiary to our Cayman Islands holding company before we dissolved the VIE structure in October 2021. As of the date of this prospectus, no transfers, dividends or other distributions have been made among our PRC Subsidiaries. See “Prospectus Summary — Our Corporate History and Structure — Condensed Consolidating Schedule” on page 5 and consolidated financial statements beginning on page F-1. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC Subsidiaries via capital contribution or shareholder loans, as the case may be.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our PRC Subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC Subsidiaries incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC Subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund.

Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use their potential future renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC Subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by the SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our group. In addition, holders of our ordinary shares may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See “Taxation — People’s Republic of China taxation” for more details.

Recent Regulatory Developments and Regulatory Permissions

As of the date of this prospectus, except for the CSRC filing we have made under the Trial Measures which is currently under the CSRC’s review, no other relevant laws or regulations in the PRC explicitly require us to seek approvals or permissions from the CSRC, CAC or any other PRC governmental authorities for our overseas listing plan, nor have we or any of our PRC Subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities.

In the opinion of our Hong Kong counsel, Chang & Co., as our Hong Kong subsidiary is a holding company with no business operations since its incorporation, neither our Hong Kong subsidiary is currently required to obtain regulatory approval from the Hong Kong government for our overseas listing plan in the U.S., nor has our Hong Kong subsidiary been required to obtain any specific license or permission for its operation in Hong Kong, except that our Hong Kong subsidiary is required to obtain and maintain a general business registration certificate, which is current as of the date of this prospectus.

The following table provides details on the licenses, permissions or approvals held by our PRC Subsidiaries as of the date of this prospectus:

Company	License/Permission	Issuing Authority	Validity
Shanghai Fendan	Business License	Shanghai Chongming District Administration for Market Regulation	Through July 13, 2036
Qingdao Zecan	Business License	Qingdao Laoshan District Administration for Market Regulation	Long-term
Beijing Xunyi	Business License	Beijing Pinggu District Administration for Market Regulation	Long-term

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as of the date of this prospectus, except for the filing with the CSRC under the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek approvals or permissions from the CSRC, CAC or any other PRC governmental authorities for our overseas listing plan, nor have we or any of our PRC Subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. We and our PRC Subsidiaries have never been required to obtain permissions or approvals from the relevant PRC government regulatory authorities to operate our business in China, except that each of our PRC Subsidiaries is required to obtain a business license to conduct business in China. Our company and our subsidiaries are therefore currently not subject to any approval or permission requirements from the CSRC, CAC or any other PRC governmental authorities, and we have received all requisite permissions or approvals to conduct our operations in China and have never been denied for any of such permissions or approvals. We are subject to the filing requirements under the Trial Measures, and this offering and our listing on Nasdaq are contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If our company or any of our PRC Subsidiaries is required to, but do not, receive or maintain such permissions or approvals, or we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be ordered to rectify or terminate any actions that are deemed illegal by the regulatory authorities, or be subject to fines and/or other sanctions. If any of our PRC Subsidiaries or the holding company were required to obtain approval in the future and were denied permission from the PRC authorities to list on U.S. exchanges, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, which may materially affect the interest of the investors and cause significant depreciation of our price of ordinary shares.

The PRC government has significant authority to exert influence on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. The PRC government also has significant discretion over the conduct of our business and may intervene with or influence our operations or the development of our industry as it deems appropriate to further regulatory, political and societal goals. Furthermore, the PRC government has recently indicated an intent to, and have taken actions to, exert more oversight and control over overseas securities offerings and foreign investment in China-based companies. Any such action, once taken by the PRC government, may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For a description of our corporate structure, see “Corporate History and Structure” and “Risk Factors — Risks Related to Doing Business in China.”

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-based overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect in September 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Law of the PRC (the “PRC Cybersecurity Law”). The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC (the “PIPL”), which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. Any noncompliance may result in suspension of business, the revocation of business license, penalties and other administrative disciplines. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), only Shanghai Fendan, our PRC subsidiary, is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. As of the date of this prospectus, Shanghai Fendan is subject to, and in compliance with, the PIPL, and has not been involved in any investigations related to cybersecurity or data security initiated by related regulatory authorities, and it has not received any inquiry, notice, warning, or sanction in such respect. Therefore, we do not expect PIPL to materially impact our operations.

On November 14, 2021, the CAC released the Regulations for Administration of Network Data Security for public comments until December 13, 2021 (“Draft Date Security Regulations”). The Draft Data Security Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. As of the date of this prospectus, the Draft Date Security Regulations have not been officially promulgated.

On December 28, 2021, the CAC, together with certain other PRC governmental authorities, jointly released the Measures for Cybersecurity Review (2021 version) (the “Cybersecurity Review Measures”), which took effective on February 15, 2022. The Cybersecurity Review Measures iterate that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Cybersecurity Review Measures further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies. We believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood, and none of the Company or any of its PRC Subsidiaries has been identified as an operator of “critical information infrastructure” by any competent PRC government authorities. Additionally, none of the Company or any of its PRC Subsidiaries is an “online platform operator controlling personal information of more than one million users” under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through Shanghai Fendan, does not hold personal information of more than one million users. Therefore, we are not required to apply for the cybersecurity review as stipulated in the Cybersecurity Review Measures. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for a cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations”, and “Risk Factors — Risks Related to Doing Business in China — We may be liable for improper use or appropriation of personal information provided by our customers and individual consumers.”

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company is deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing, a secondary listing or dual listing. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements under the Trial Measures. This offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If we fail to comply with the Trial Measures, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company. The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of the CSRC filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009 (the “Provisions”) The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions in the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. As of the date of this prospectus, we have not provided any documents or materials containing state secrets or working secrets of government agencies to our underwriters and/or securities service providers in relations to this offering.

As advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as of the date of this prospectus, except for the filing with the CSRC under the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek permissions or approvals from the CSRC, CAC or any other PRC governmental authorities for our overseas offering and listing plan, nor has our company, any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas offering and listing from the CSRC, CAC or any other PRC governmental authorities. We have been closely monitoring regulatory developments in China regarding any necessary permissions or approvals from the CSRC, the CAC or other PRC regulatory authorities required for our operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of the CSRC, the CAC or any other regulatory authority is required for our operations and this offering and we do not receive or maintain the approvals or permissions, or we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain such permissions or approvals in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless See “Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.”

As advised by our Hong Kong counsel, Chang & Co., as of the date of this prospectus, the relevant data security and anti-monopoly laws and ordinance in Hong Kong, i.e. the Personal Data (Privacy) Ordinance (Chapter 486 of The Laws of Hong Kong) and the Competition Ordinance (Chapter 619 of The Laws of Hong Kong), are not applicable to our HK subsidiary and have no impact on our ability to conduct our business, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no business operations since its incorporation in Hong Kong. Furthermore, there are currently no regulatory actions related to data security or anti-monopoly concerns in Hong Kong that may impact our ability to conduct our business, accept foreign investment or list on a U.S./foreign exchange, and our Hong Kong subsidiary has not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the Hong Kong government.

Corporate Information

Our principal executive offices are located at Units A-B, 15th Floor, 180 Tianjin Road, Huangpu District, Shanghai, China, and our telephone number is +86 21-60901518. Our website is www.91fd.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the Office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman, PO Box 10240, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

The Offering

Securities being offered:	3,500,000 ordinary shares on a firm commitment basis.
Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $4.00 to $6.00 per ordinary share.
Number of ordinary shares outstanding before the offering:	10,220,600 ordinary shares.
Number of ordinary shares outstanding after the offering:	14,245,600 ordinary shares, assuming full exercise of the underwriter’s over-allotment option, and 13,720,600 ordinary shares, assuming no exercise of the underwriter’s over-allotment option.
Use of proceeds:

We intend to use the net proceeds of this offering for (i) research and development of new services and technologies, and equipment upgrade for Aifendan Platform; (ii) marketing and brand promotion activities; (iii) acquisitions of, or investments in, businesses similar or complementary to our current business, although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target; (iv) new hires and employee training; and (v) working capital and other general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 70.

Lock-up agreements

All of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of one hundred and eighty (180) days from the closing date of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq under the symbol “FDAN.”
Transfer agent and registrar	VStock Transfer, LLC
Risk factors:

Investing in our ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 22.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in China

Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, reducing the time before our ordinary shares may be prohibited from trading on or delisted.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the disclosure, financial reporting and other risks associated with investing in companies based in or have substantial operations in emerging markets including China as well as the limited remedies available to investors who might take legal action against such companies. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 20, 2020 and December 2, 2020, the United States Senate and the United States House of Representatives, respectively, passed S. 945, the HFCA Act, which was signed into law on December 18, 2020. The HFCA Act requires a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, which has been introduced in the United States House of Representatives. This Act, after enacted, would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. On February 4, 2022, the United States House of Representatives passed a bill, which contained, among other things, an identical provision.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB became effective in September 2020 and it is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

On August 26, 2022, CSRC, MOF, and the PCAOB signed a Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. If the PCAOB determines that it cannot inspect or investigate completely our auditor for a period of two consecutive years, as a result, an exchange may determine to delist our securities. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the HFCA Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our primary operations in China.

If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely because of a position taken by an authority in a foreign jurisdiction (including, without limitation, PRC government), we will be required by the HCFA Act and the Accelerating Holding Foreign Companies Accountable Act to delist from Nasdaq because the PCAOB is unable to conduct inspections on such auditor, and our securities are unable to be listed on another securities exchange by the time of such potential delisting, then such a delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities.

Further, recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspections. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”), issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to the PCAOB inspections, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our ordinary shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

The PRC government has significant oversight and discretion on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.

The PRC government has significant oversight and discretion on the ability of a China-based company to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges by allocating resources, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries, which may intervene or influence our operation or the development of our industry as it deems appropriate to further regulatory, political and societal goals. The PRC government may also amend or enforce existing rules and regulation, or adopt ones, which could materially increase our compliance cost, change the relevant industry landscape, or cause significant changes to our business operations in China.

As a result of the changes in the industrial policies that may be adopted by the PRC government, including the amendment to and/or enforcement of the related laws and regulations, companies with China-based operations, including us, and the industries in which we operate, face significant compliance and operational risks and uncertainties. The PRC government could change the rules and regulations regarding foreign ownership in the industry in which we operate, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. The PRC government has adopted, and may in the future adopt policy or regulations that significantly affect our industry and the operations of our business. If such adverse regulations or policies are adopted in China, the development of our industry may be halted, and the demand for our products and services will significantly decrease and we may have to adjust our business operations. You may lose all or part of your investment in our securities as a result.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE arrangements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into VIE arrangements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.

Except for the filing requirements under the Trial Measures, we are currently not required to obtain approval from Chinese authorities to list on U.S exchanges. However, if our Cayman Islands holding company or any of our PRC subsidiaries were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, which may materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to foreign investment, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and substantially all of our revenues are sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through VIE arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China and United States, as well as the market price of our ordinary shares, may also be adversely affected.

The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us.

Our PRC Subsidiaries are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Fendan.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Strictly Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the

CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the CAC released the Regulations for the Administration of Network Data Security (draft for public comments) (“Draft Data Security Regulations”) and accepted public comments until December 13, 2021. The Draft Data Security Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. As of the date of this prospectus, the Draft Data Security Regulations have not been officially promulgated, and we cannot predict the impact of the Draft Data Security Regulations, if any, at this stage. We will closely monitor and assess any development in the rulemaking process. If the Draft Data Security Regulations is enacted as it is currently drafted, we do not believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), that we would be subject to the cybersecurity review as we, as a data processor, possess personal information of less than one million users. If the enacted version of the Draft Data Security Regulations requires any clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. If we are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we may be subject to government enforcement actions and investigations, fines, penalties, or suspension of our non-compliant operations, among other sanctions, which could materially and adversely affect our business and results of operations.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) (the “Cybersecurity Review Measures”) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seek to list in a foreign stock exchange should also be subject to cybersecurity review. The Cybersecurity Review Measures further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity review when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies. We believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood, and none of the Company or any of its PRC Subsidiaries has been identified as an operator of “critical information infrastructure” by any competent PRC government authorities. Additionally, none of the Company or any of its PRC Subsidiaries is an “online platform operator controlling personal information of more than one million users” under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through Shanghai Fendan, does not hold the personal information of more than one million users. Therefore, we are not required to apply for the cybersecurity review by the CAC as stipulated in the Cybersecurity

Review Measures. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for a cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC. In addition, as our businesses continue to expand, we may become an “online platform operator controlling personal information of more than one million users” in future, and be subject to the cybersecurity review requirements for our follow-on offerings, once listed. We cannot assure you that we will apply for and obtain clearance of cybersecurity review in a timely manner, or at all. The failure to do so may affect our ability to continue to list and offer our ordinary shares on Nasdaq, once listed, and may materially and adversely affect our business, financial condition, and results of operation.

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company is deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing, a secondary listing or dual listing. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements under the Trial Measures. This offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If we fail to comply with the Trial Measures, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.”

In Hong Kong, the protection of personal data is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of The Laws of Hong Kong) (the “PDPO”). All organizations that collect, hold, process or use personal data must comply with the PDPO, including the six Data Protection Principles (“DPPs”) in Schedule 1 of the PDPO. In particular, Data Protection Principle 4 specifies the data security requirements which stipulate that, among other things, all practicable steps shall be taken to ensure that any personal data held by a data user is protected against unauthorized or accidental access, processing, erasure, loss or use. In addition, the Competition Ordinance and the relevant anti-monopoly law in Hong Kong are designed to promote competition and prohibit anti-competitive practices for entities conducting business operations in Hong Kong. Based on the opinion of our Hong Kong counsel, Chang & Co., as of the date of this prospectus, the relevant data security and anti-monopoly laws and ordinance in Hong Kong, i.e. the PDPO and the Competition Ordinance are not applicable to our HK subsidiary and have no impact on our ability to conduct our business, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no business operations since its incorporation in Hong Kong. Furthermore, there are currently no regulatory actions related to data security or anti-monopoly concerns in Hong Kong that may impact our ability to conduct our business, accept foreign investment or list on a U.S./foreign exchange, and our Hong Kong subsidiary has not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the Hong Kong government. Notwithstanding the foregoing, there is no assurance that regulators in Hong Kong will not take a contrary view or will not subsequently require us to obtain any approval or permission in Hong Kong and subject us to fines or penalties for non-compliance.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities. If the CSRC or other regulatory agencies later promulgate additional new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and complete this offering and any follow-on offering or even if we complete this offering and any follow-on offering, we may be required to delist from Nasdaq and subject to fines and penalties, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company is deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures require (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing, a secondary listing or dual listing. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements under the Trial Measures. This offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If we fail to comply with the Trial Measures, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions in the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. As of the date of this prospectus, we have not provided any documents or materials containing state secrets or working secrets of government agencies to our underwriters and/or securities service providers in relations to this offering.

As advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as of the date of this prospectus, except for the filing with the CSRC under the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek permissions or approvals from the CSRC, CAC or any other PRC governmental authorities for our overseas offering and listing plan, nor has our company, any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas offering and listing from the CSRC, CAC or any other PRC governmental authorities. We have been closely monitoring regulatory developments in China regarding any necessary permissions approvals from the CSRC, the CAC or other PRC regulatory authorities required for our operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of the CSRC, the CAC or any other regulatory authority is required for our operations and this offering and we do not receive or maintain the approvals or permissions, or we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain such permissions or approvals in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We may be liable for improper use or appropriation of personal information provided by our customers and individual consumers.

Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, individual consumer, employee and company data is critical to our business. Our customers, individual consumers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the SCNPC issued the PRC Cybersecurity Law, which became effective on June 1, 2017. Pursuant to the PRC Cybersecurity Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. However, none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Cybersecurity Review Measures because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood, and none of the Company or any of its PRC Subsidiaries has been identified as an operator of “critical information infrastructure” by any competent PRC government authorities. Additionally, none of the Company or any of its PRC Subsidiaries is an “online platform operators controlling personal information of more than one million users” under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through Shanghai Fendan, does not hold the personal information of more than one million users. Therefore, we are not required to apply for the cybersecurity review under the Cybersecurity Review Measures. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for a cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the CAC.

On June 10, 2021, the SCNPC, promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. As of the date of this prospectus, we are not subject to the national security review procedure for the data activities as our business operation does not endanger any national security, national economy and people’s livelihood, and we are in compliance with the PRC Data Security Law, and have not received any inquiry, notice, warning or sanctions with respect to the violation of the PRC Data Security Law.

On August 20, 2021, the SCNPC promulgated the PIPL, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. The PIPL elaborates the protection by law of personal information for natural persons and no entity or individual may infringe upon the rights and interests of the natural persons. It also stipulates the rules for cross-border provision of personal information. Pursuant to the rules, personal information processors shall meet one of the conditions in order to provide personal information overseas for their business operations: (i) passing the security evaluation organized by the CAC; (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), only our PRC subsidiary Shanghai Fendan is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. As of the date of this prospectus, Shanghai Fendan is subject to, and in compliance with, the PIPL of the PRC, and have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect.

If we would like to provide any of individual customer’s personal information overseas, we may need to obtain each individual customer’s approval first and pass the security evaluation organized by the CAC. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our services and could have an adverse impact on our business. According to Shanghai Fendan, as of the date of this prospectus, they have never provided any individual customer’s personal information overseas, so based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), our business operation does not involve the provision of personal information stored in the territory of the People’s Republic of China to foreign judicial or law enforcement agencies, and therefore we do not need to get any approval from any individual customers approval or pass the security evaluation organized by the CAC.

Based on the opinion of our Hong Kong counsel, Chang & Co., the PDPO and other data protection and security laws and ordinance in Hong Kong are not applicable to our HK subsidiary and have no impact on our ability to conduct our business, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no business operations since its incorporation in Hong Kong. Notwithstanding the foregoing, there is no assurance that regulators in Hong Kong will not take a contrary view or will not subsequently require us to obtain any approval or permission in Hong Kong and subject us to fines or penalties for non-compliance.

As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, nor have we received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet industry.

Our Aifendan Platform is in the internet industry subject to the PRC regulations on the internet industry. The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the internet industry include, but are not limited to, the following:

•        The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

•        New laws and regulations may be promulgated that will regulate internet activities, including our Aifendan Platform. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

We believe we have obtained all the permits or licenses required for conducting our business in China. Each of our PRC Subsidiaries must possess a business license to operate its business in China. As of the date of this prospectus, each of our PRC Subsidiaries is currently holding a valid business license, with expiration dates from ranging July 12, 2036 to long term.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for content that is displayed on our Aifendan Platform or Website.

China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of our internet information was deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers, individual consumers or users of our Website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our Aifendan Platform or Website in China.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

The PRC Labor Law and the PRC Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the PRC Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts.

In addition, the PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. For example, according to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from 5 to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the PRC Labor Contract Law and other labor-related regulation may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, due to the uncertainties as to the interpretation and implementation of these laws and regulations, our employment practices may not be at all times deemed in compliance with the laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or members of our management team named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulators, such as the SEC, the Department of Justice, and other authorities, are allowed to directly conduct investigation or evidence collection activities within the territory of the PRC and no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators without the competent Chinese government’s approval. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. The SEC, U.S. Department of Justice, and other U.S. authorities could face substantial challenges in bringing and enforcing actions against China-based Issuers and their officers and directors. As a result, investors in China-based Issuers may not benefit from a regulatory environment that fosters effective enforcement of U.S. federal securities laws.

We may not be successful in implementing our future business plans and strategies, and if we are unable to execute them effectively and efficiently, our business, financial condition, results of operations and growth prospects may be materially and adversely affected.

Our business has become increasingly complex in terms of both service portfolio and scale. Any future expansion may increase the complexity of our operations and place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and control measures may not be adequate to support our future operations. We cannot assure you that we will be able to effectively manage our growth or to implement all these systems, procedures and control measures successfully. If we are unable to manage our growth effectively, our business and prospects may be materially and adversely affected.

We may develop a number of new initiatives, strategies and operating plans designed to enhance our business. These initiatives may prove unsuccessful. Implementing these initiatives will require investments which may result in costs without generating any revenues and may therefore negatively affect our profitability. We may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits that we expect to achieve. If, for any reason, the benefits we realize are less than our estimates, or the implementation of these growth initiatives, strategies and operating plans adversely affects our operations, or it costs more or takes longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially and adversely affected.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SMAR, formerly known as the State Administration for Industry and Commerce (the “SAIC”). We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We use two major types of chops: corporate chops and finance chops. Chops are seals or stamps used by a PRC company to legally authorize documents, often in place of a signature. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our PRC Subsidiaries are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC Subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our PRC Subsidiaries, the procedures may not be sufficient to prevent all instances of abuse or negligence. In addition, we also separate the authorized user of chops from the keeper of keys to the storage room and install security camera for the storage room. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our PRC Subsidiaries with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve the matter, while distracting management from our operations, and our business operations may be materially and adversely affected.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive our revenues primarily in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing foreign exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC Subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC Subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners of our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into these PRC Subsidiaries, limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “SAFE Circular 37”), which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by the SAFE on October 21, 2005. On February 13, 2015, the SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (the “SAFE Circular 13”), which took effect on June 1, 2015. This SAFE Circular 13 has amended the SAFE Circular 37 by requiring the PRC residents or entities to register with qualified banks rather than the SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under the SAFE Circular 37 from June 1, 2015. These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on our business, financial condition and results of operations.

According to the SAFE Circular 37 and the SAFE Circular 13, our shareholders or beneficial owners who are PRC residents are subject to the SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, our PRC resident shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with the SAFE Circular 37 and the SAFE Circular 13. We have taken steps to notify significant beneficial owners of ordinary shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC Subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Fendan is an offshore holding company with no material operations of its own, which conducts substantially all of its operations through its operating subsidiaries established in the PRC, primarily Shanghai Fendan and its subsidiary, Beijing Xunyi. As of the date of this prospectus, a substantial portion of our cash and assets are located in mainland China. As of the date of this prospectus, no transfers, dividends or other distributions have been made to date from our subsidiaries to our Cayman Islands holding company or investors, neither were there any such transfers, dividends, or distributions made from the former VIE and its subsidiaries to the holding company or investors outside of mainland China before we dissolved the VIE structure in October 2021. The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases does not prohibit cash transfers among PRC companies including their subsidiaries. As of the date of this prospectus, we have not been notified of any restrictions which could limit our PRC Subsidiaries’ ability to transfer cash from one to another.

Based on the advice of our Cayman counsel Ogier (Cayman) LLP, there are no limitations imposed by Cayman Islands law on Fendan’s ability to transfer cash between Fendan and its investors, other than as set out under “Dividend Policy”, and we do not expect that there are any limitations on Fendan’s ability to transfer cash between Fendan and its investors going forward. However, there is no assurance that Cayman government will not intervene or impose restrictions in future on Fendan’s ability to transfer or distribute cash between Fendan and its investors. Among Fendan and its subsidiaries, cash can be transferred from Fendan and HK Fendan as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC Subsidiaries as we are permitted under the PRC laws and regulations to provide funding to our PRC Subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. Based on the opinion of our Hong Kong counsel, Chang & Co., as of the date of this prospectus, there are no restrictions imposed by the Hong Kong government on the foreign exchange and the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC Subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

PRC regulation of loans to and direct investment in our PRC Subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fendan is an offshore holding company conducting its operations in China through its PRC Subsidiaries. We may make loans to our PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our WFOE in China.

As of the date of this prospectus, none of our PRC Subsidiaries have received any funds via loans or capital contributions from us, to fund their business operations in China. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC Subsidiaries via capital contribution or shareholder loans, as the case may be. As our WOFE currently has a registered capital of $5,000,000, we are permitted to make a total investment amount of $12,500,000 into our WFOE, through contribution to registered capital and shareholder loans. There are no limits on the amount of capital contributions we can make to our WFOE. However, our WFOE, which is a foreign-invested enterprise, may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the Foreign Investment Comprehensive Management Information System. According to the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “SAFE Circular 19”), RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Given we have not paid any portion of the registered capital, we are permitted to contribute up to $12,500,000 of the proceeds from this offering to our WFOE should we raise sufficient funds in this offering.

Any loans to our WFOE in China, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE in China to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

The SAFE promulgated the SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although the SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in China in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in the SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of the SAFE Circular 19 and the SAFE Circular 16 could result in administrative penalties. The SAFE Circular 19 and the SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation (the “SAFE Circular 28”), which took effect on the same day. The SAFE Circular 28, subject to certain conditions, allows foreign-invested enterprises whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China. It is also implemented in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Subsidiaries or future capital contributions by us to our WFOE in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC Subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.

We rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders or holders of our ordinary shares or to service any debt we may incur. If any of our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other PRC laws and regulations, our PRC Subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC Subsidiaries incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC Subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund.

Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use any future renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC Subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our Shares. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our PRC Subsidiaries.

In response to the persistent capital outflow in China and renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (the “PBOC”) and the SAFE have promulgated a series of capital controls in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments.

The Chinese government may continue to strengthen its capital controls, and more restrictions and substantial vetting processes may be put forward by the SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (the “SAT Circular 82”), on April 22, 2009. The SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation”. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (the “SAT Circular 7”). The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, the SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. The SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under the SAT Circular 7 and/or the SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC Subsidiaries may be requested to assist in the filing under the SAT Circular 7 and/or the SAT Circular 37. As a result, we may be required to expend valuable resources to comply with the SAT Circular 7 and/or the SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

M&A Rules require that the Ministry of Commerce the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council in August 2008 is triggered.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the e-commerce industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Our Business and Industry

The ongoing COVID-19 has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.

We are vulnerable to health epidemics and natural disasters. Our business has been and likely will be continuously adversely affected by the outbreak of the coronavirus around the world. The World Health Organization (“WHO”) labeled the coronavirus a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the globe have imposed various degrees of travel and gathering restrictions, temporary closure of facilities and other quarantine measures.

Substantially all of our operating subsidiaries are located in China, and also all of our employees and customers are located in China. The ongoing COVID-19 has adversely affected many aspects of our business, including the expansion of our customer base and the introduction of new service offerings. We temporarily closed our offices and suspended our marketing activities in February 2020, as required by relevant PRC local authorities, and had our employees work remotely. Our offices reopened in March 2020 upon approval from the local governments. Due to the extended lock-down and self-quarantine policies in China, we experienced a significant business disruption during the lock-down period from February to mid-March 2020 and has since been picking up slowly after China reopened businesses nationwide. Some of our customers, especially those merchants in the wedding services industry were negatively affected and temporarily closed their stores between February and April 2020, as required by relevant PRC local authorities. This to some extent reduced or delayed the demand for their wedding services, resulting in the reduction or delay of the demand for our services. However, we still witnessed an increasing demand in our services from merchants in the continuing education industry and experienced a steady increase in revenue from such merchants attributable to the increasing demand for online education as a substantial portion of population was forced to stay at home due to the COVID-19 pandemic and chose to further their study remotely. As a result of the combined effects of the foregoing, our revenues for the fiscal year ended December 31, 2022 increased by approximately 11.83% to $10,689,451 from $9,558,356 for the same period in the fiscal year 2021.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions was imposed upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our marketing activities from late March 2022 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. Some of our customers in Shanghai, especially those merchants in the wedding services industry, had similar closure and quarantine policies as us. The lockdown in Shanghai from late March to June 2022 to some extent restricted or suspended our business development and offline marketing activities, and reduced the number of new customers compared to the same period in 2021. However, the impact was mainly on our Intermediary Services, which to a larger extent rely on offline commercial activities, and our Marketing Services. Although there was some recovery in the second half of 2022, there was still a significant decrease in Intermediary Services compared to 2021. Our revenue generated from Intermediary Services decreased by approximately $2.52 million, or 49.68%, from approximately $5.08 million for the fiscal year ended December 31, 2021 to approximately $2.56 million for the fiscal year ended December 31, 2022. Revenue from Marketing Services decreased by approximately $0.09 million, or 11.33%, from approximately $0.77 million for the fiscal year ended December 31, 2021 to approximately $0.68 million for the fiscal year ended December 31, 2022 due to the decrease in orders from our customers as a result of the lockdown in Shanghai. However, the lockdown had no impact on our Technology Services, which is less dependent on offline commercial activities. Our revenue from such services had a significant increase of approximately $3.74 million, or 100.93%, from approximately $3.71 million for the fiscal year ended December 31, 2021 to approximately $7.45 million for the fiscal year ended December 31, 2022 due to launching new technology service offerings and increasing product and service prices. As a result of the combined factors mentioned above, our overall operating results for the fiscal year 2022 were not significantly impacted by the lockdown in Shanghai, and our total revenues increased by approximately $1.1 million or 11.8%, from approximately $9.6 million for the fiscal year ended December 31, 2021 to approximately $10.7 million for the fiscal year ended December 31, 2022.

China lifted most of its travel restrictions and quarantine requirements in December 2022. There were surges of cases in many cities in the fourth quarter of 2022, which caused disruption to our operations, and there remains uncertainty as to the future impact of the virus. In early January 2023, China has changed the COVID-19 prevention polices, and we expect there will be a recovery of consumer confidence along with the adjustment of COVID-19 prevention polices in China. We expect the demand for our services will increase and plan to carry out more marketing and sales activities in existing and new markets, including but not limited to, price discounts, new sales employee hires and purchase of third-party marketing services, improving our existing services and introducing new services, and expanding our business to additional second-tier and third-tier cities in China and to increase revenue of Intermediary Services.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent to which COVID-19 impacts our results of operations going forward will depend on future developments which are uncertain and unpredictable, including the frequency, duration and extent of outbreaks of COVID-19, the emergence of new variants, the effectiveness of efforts to contain or treat cases, and future actions that may be taken in response to these developments. China’s macro-economic environment may deteriorate, which may impact our business in a negative way. Future developments related to COVID-19 may also limit the ability of our customers or business partners to continue to use our services and thereby decrease our revenues, or cause other unpredictable events. Consequently, COVID-19 may continue to adversely affect our business, financial condition and results of operations in the current and future years.

COVID-19 has also caused heightened uncertainty in the global economy. The global spread of COVID-19 in major countries of the world may also result in global economic distress, and the extent to which it may affect our results of operations will depend on future developments of COVID-19, which are highly uncertain and difficult to predict. There may be potential impacts on our results of operations if COVID-19 and the resulting disruption were to extend over a prolonged period.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our operating efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our internet system as well as adversely affect our business, financial condition, and results of operations.

Our limited operating history makes it difficult to evaluate our business and prospects. We cannot guarantee that we will grow as rapidly as before, or at all.

We commenced our operation in July 2016, and have a limited operating history. Our historical performance may not be indicative of our future growth or financial results. We cannot assure you that we will be able to grow at the same rate as we did in the past, or avoid any decline in the future. Our growth may slow down or become negative, and revenues may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models, changes in rules, regulations, government policies or general economic conditions. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, investors’ perceptions of our business and prospects may be materially and adversely affected and the market price of our ordinary shares could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

We are heavily dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

We are heavily dependent on our top customers. We currently generate revenues from our customers, including merchants and financial institutions, through our Marketing Services Fees, Transaction Facilitation Fees and Technology Services Fees. For the fiscal year ended December 31, 2022, our top four customers, namely Shenzhen Fukangtang Biotechnology Co., Ltd., Shanghai Yimo Wedding Ceremony Co., Ltd., Shenzhen Xinyuan Electronic Technology Co., Ltd. and Guangzhou Internet Merchants Micro-Financing Co., Ltd., contributed approximately $1,822,582, $1,682,383, $1,682,383 and $1,414,967, respectively, to our total revenues, accounting for approximately 17%, 16%, 16% and 13%, respectively, of our total revenues. For the fiscal year ended December 31, 2021, our top two customers, namely Guangzhou Internet Merchants Micro-Financing Co., Ltd. and Shenzhen Qianhai Zhixing Commercial Factoring Co., Ltd., contributed approximately $1,172,761 and $1,713,548, respectively, to our total revenues, accounting for approximately 12% and 18%, respectively, of our total revenues.

Our ability to cost-effectively attract new customers and retain existing customers, especially our top customers, is crucial to driving net revenues growth and achieving profitability. There can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially our existing top customers no longer find our platform or services appealing, or if our competitors offer more attractive services, prices, discounts or better customer services, our existing customers may lose interest in us, decrease their transactions or even cease to transact with us. If we are unable to retain our existing customers, especially our top customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected.

We rely on a limited number of financial institutions to fund the transactions we facilitate on our Aifendan Platform and any adverse change in our relationships with such financial institutions may materially and adversely impact our business and results of operations.

We rely on a limited number of financial institutions to fund transactions between consumers and merchants. As of July 31, 2023, we were in collaboration with 10 third-party financial institutions. As of July 31, 2023, December 31, 2022 and 2021, the amount of financing provided for transactions we facilitated was approximately RMB 87 million ($12.6 million), RMB167 million ($24.2 million) and RMB420 million ($60.9 million), respectively, all of which was funded by these third-party financial institutions. The availability of funding from financial institutions depends on many factors, some of which are out of our control. Financial institutions may find our services to be unattractive, or our service fees to be too expensive. In addition, the transactions we facilitate may nevertheless be considered riskier and may have a higher default ratio. We have relied on, and we will continue to rely on, the financial institutions, especially our top customer Guangzhou Internet Merchants Micro-Financing Co., Ltd., to arrange funding for a significant portion of transactions we facilitate. For further information as to our arrangements with these financial institutions, see “Business — Our Customers — Financial Institutions.”

There can be no assurance that we will be able to rely on such funding arrangements in the future. For example, although we collaborated with 10 financial institutions as of July 31, 2023, any such financial institution may decide to reduce the amount that it will fund for transactions we facilitate on our Platform in the future or discontinue such funding altogether. We continue to identify and expand the number of financial institutions to collaborate with, but there can be no assurance that the number of financial institutions we collaborate with will become increasingly diversified in the future. Given our current dependence on a relatively small number of financial institutions, if any such financial institution determines not to collaborate with us or limits the funding that is available for transactions we facilitate, or if any such financial institution encounters liquidity issue in general, our business, financial condition and results of operations may be materially and adversely affected.

Certain financial institutions we collaborate with have limited operating history in the financing for purchase of services and/goods in the Focused Industries. Furthermore, our ability to collaborate with financial institutions may become subject to new regulatory limitations, as the laws and regulations governing our industry and the financial and banking industry in the PRC continue to evolve. We may from time to time experience constraints as to the availability of funds from financial institutions, especially as our business continues to grow and the need for funding increases. Such constraints may affect user experience, including by limiting our ability to facilitate transactions. Such limitations may also restrain the growth of our business. Any prolonged constraint as to the availability of funds from financial institutions may also harm our reputation or result in negative perception of the services we offer, thereby decreasing the willingness of prospective consumers to seek financing solutions facilitated by us or the willingness of merchants and other platform participants to collaborate with us.

Maintaining the trusted status of our ecosystem is critical to our success, and any failure to do so could severely damage our reputation and brand, which would have a material adverse effect on our business, financial condition and results of operations.

Although we have a limited operating history, we have established a recognized brand name and reputation for our ecosystem in China. Any loss of trust in our Aifendan Platform and our services could harm the value of our brand and result in individual consumers, merchants and financial institutions ceasing to transact businesses on our Aifendan Platform or purchase our other services as well as other participants reducing the level of their commercial activity in our ecosystem, which could materially reduce our revenue and profitability. Our ability to maintain our position as a trusted provider of services is based in large part upon:

•        the creativity, innovation, reliability, security and efficiency of our Aifendan Platform;

•        the wide range of services and functionality we make available to participants on our Aifendan Platform;

•        the rules governing our services;

•        the quality and breadth of products and services offered by our customers through our Aifendan Platform; and

•        the strength of our consumer protection measures.

We may not be able to maintain and improve the network effects of our ecosystem, which could negatively affect our business and prospects.

Our ability to maintain a healthy and vibrant ecosystem that creates strong network effects among individual consumers, merchants, financial institutions and other participants is critical to our success. The extent to which we are able to maintain and strengthen these network effects depends on our ability to:

•        offer a secure and open platform for all participants;

•        provide tools and services that meet the evolving needs of all participants;

•        provide a wide range of high-quality service offerings to our customers;

•        provide merchants with a high level of traffic flow with strong commercial intent and effective online marketing services;

•        enhance the efficiency and attractiveness of our Platform;

•        maintain and improve the quality of our customer service; and

•        continue adapting to the changing demands of the existing market.

In addition, changes we may make to enhance and improve our ecosystem and balance the needs and interests of the various participants on our ecosystem may be viewed positively from one participant group’s perspective (such as individual consumers) but may have negative effects from another group’s perspective (such as merchants). If we fail to balance the interests of all participants in our ecosystem, individual consumers, merchants, financial institutions and other participants may stop visiting our Platform, conduct fewer transactions or use alternative platforms, any of which could result in a material decrease in our revenue and net income.

Fluctuations in interest rates could negatively affect our reported results of operations.

We charge service fees to financial institutions for facilitating transactions. If prevailing market interest rates decline, the operating margins of financial institutions may decrease, which may force us to lower the service fees we are able to charge them. If we do not sufficiently lower our service fees and keep our fees competitive in such instances, financial institutions may decide not to utilize our services because of our less competitive service fees and may take advantage of lower service fees offered by other companies, and our ability to retain, attract and engage prospective financial institutions as well as our competitive position may be severely undermined. On the other hand, if prevailing market interest rates increase, consumers would be less likely to finance purchases of products and/or services with credit or we may need to reduce our service fees to mitigate the impact of increased interest rates, and our financial condition and profitability could also be materially and adversely affected.

We may not be able to maintain our culture, which has been a key to our success.

Since our founding, our culture has been defined by our mission, vision and values, and we believe that our culture has been critical to our success. In particular, our culture has helped us serve the long-term interests of our customers, attract, retain and motivate employees and create value for our shareholders. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•        failure to identify and promote people in leadership positions in our Company who share our culture, values and mission;

•        failure to execute a management succession plan to replace our current generation of management leaders;

•        the increasing size and geographic diversity of our workforce;

•        competitive pressures to move in directions that may divert us from our mission, vision and values;

•        the continued challenges of an ever-changing business environment and customer preferences;

•        the pressure from the public markets to focus on short-term results instead of long-term value creation;

•        the increasing need to develop expertise in new areas of business that affect us; and

•        the integration of new personnel and businesses from acquisitions, if any.

If we are not able to maintain our culture or if our culture fails to deliver the long-term results we expect to achieve, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In November 2016, the SCNPC passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On November 16, 2021, the CAC promulgated the revised Cybersecurity Review Measures, effective on February 15, 2022, which require that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cybersecurity Review Measures also stipulate that online platform operators processing personal data of more than one million users shall apply for cybersecurity review when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. We do not believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), that we are required to apply for the cybersecurity review for this offering under the Cybersecurity Review Measures, as we, as an online platform operator, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for the cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.

On August 20, 2021, the SCNPC promulgated the PIPL, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. The PIPL elaborates the protection by law of personal information for natural persons and no entity or individual may infringe upon the rights and interests of the natural persons. It also stipulates the rules for cross-border provision of personal information. Pursuant to the rules, personal information processors shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the CAC; (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc. Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), only our PRC subsidiary Shanghai Fendan is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. As of the date of this prospectus, Shanghai Fendan is subject to, and in compliance with, the PIPL of the PRC, and have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. If we would like to provide any of individual customer’s personal information overseas, we may need to obtain each individual customer’s approval first and pass the security evaluation organized by the CAC. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our services and could have an adverse impact on our business. However, based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), our business operation does not involve the provision of personal information stored in the territory of the People’s Republic of China to foreign judicial or law enforcement agencies, and therefore we do not need to get any approval from any individual customer or pass the security evaluation organized by the CAC. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance.

As of the date of this prospectus, we are in compliance with the PIPL, and have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

Based on the opinion of our Hong Kong counsel, Chang & Co., the PDPO and other data protection and security laws and ordinance in Hong Kong are not applicable to our HK subsidiary and have no impact on our ability to conduct our business, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no business operations since its incorporation in Hong Kong.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (the “GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our platform participants, including individual consumers, merchants and financial institutions. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and cloud servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although we have taken steps to protect such data, our security measures could be breached. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users, distributors, retailers, manufacturers or suppliers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

In addition, the PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of users, and to keep collected personal information confidential, as well as to establish user information protection system with appropriate remedial measures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected.

We obtain consent from our platform participants to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the PRC Cybersecurity Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the PRC Cybersecurity Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage our relationships with our platform participants, including individual consumers, merchants and financial institutions and subject us to significant reputational, financial, legal and operation consequences.

We depend on our information technology systems, as well as those of third parties, to develop new services, host and manage our services, store data and process transactions. Any material disruption or slowdown of our systems or those of third parties whom we depend upon could cause outages or delays in our services, particularly in the form of interruption of services delivered by our Aifendan Platform, which could harm our brand and adversely affect our operating results. Our failure to implement adequate cybersecurity protections could subject us to claims for any breach of security, particularly if it results in disclosure of information relating to our customers. If changes in technology cause our information technology systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to handle our growth, we could lose our platform participants, and our business and operating results could be adversely affected.

If we fail to maintain collaboration with our financial institutions, our reputation, results of operations, and financial condition may be materially and adversely affected.

Our financial institution partners typically agree to provide funding to consumers who meet their predetermined criteria, subject to their credit approval process. While consumer’ loan requests are usually approved if they fall within the parameters set and agreed upon by financial institutions, they may implement additional requirements in their approval process outside of our monitor and control. Thus, there is no assurance that our financial institution partners could provide reliable, sustainable and adequate funding, either because they could decline to fund consumers recommended by us or decline to continue considering qualified consumers recommended by us.

In addition, if PRC laws and regulations impose more restrictions on our collaboration with financial institutions, these financial institutions will become more selective in choosing business partners for recommendation services, which may drive up the competition among loan recommendation service providers. If our financial institutions, which mainly consist of trusts, commercial factoring companies, micro-lending companies and consumer finance company, are restricted from funding loans to consumers recommended by us in any sense, it may adversely affect our results of operations. Furthermore, if the PRC government issues any laws and regulations that restrict or prohibit our collaboration with our financial institutions, our collaboration with our financial institutions may have to be terminated or suspended, which may materially and adversely affect our business, financial condition and results of operations.

Our business of facilitating transactions among consumers, merchants and financial institutions may constitute provision of intermediary service, and our agreements with these financial institutions may be deemed as intermediation contracts under the PRC Civil Code.

Our business of facilitating transactions among consumers, merchants and financial institutions may constitute an intermediary service, and such services may be deemed as intermediation contracts in accordance with the PRC Civil Code. Under the PRC Civil Code, an intermediary may not claim for service fee and is liable for damages if it conceals any material fact intentionally or provides false information in connection with the conclusion of an intermediation contract, which results in harm to the client’s interests. See “Regulation — Regulations Relating to Intermediation.” Therefore, if we fail to provide material information to financial institutions or merchants, or if we fail to identify false information received from consumers or others and in turn provide such information to financial institutions or merchants, and in either case if we are also found to be at fault, due to failure or deemed failure to exercise proper care, such as to conduct adequate information verification or employee supervision, we could be held liable for damage caused to financial institutions or merchants as an intermediary pursuant to the PRC Civil Code. In addition, if we fail to complete our obligations under the agreements entered into with financial institutions or merchants, we could also be held liable for damages caused to financial institutions or merchants pursuant to the PRC Civil Code.

If our Intermediary Services fail to respond to the changes in individual consumers’ spending habits and preferences, and the evolving needs of our customers, including merchants and financial institutions, our financial results and competitive position will be harmed.

To improve our Intermediary Service, it is essential for us to (i) understand and analyze the spending habits and preferences of the individual consumers, and the evolving needs of the merchants and financial institutions; (ii) optimize the matching function of our Aifendan Platform to match suitable financial institutions offering installment payment plans with individual consumers; and (iii) maintain and improve the creativity, innovation, efficiency and effectiveness of our Aifendan Platform. If we are unable to respond to changes in individual consumer’s spending habits and preferences and deliver a satisfactory and distinguishable consumer experience, existing consumers and prospective consumers may prefer services provided by our competitors or obtain loan products directly from financial institutions. If we fail to keep abreast of the evolving needs of our customers, including merchants and financial institutions, our services and solutions will be less attractive to our customers who may reduce or stop their transactions on our Aifendan Platform. As a result, our business, financial performance, and prospects will be materially and adversely affected.

Our Intermediary Service may be less attractive to our platform participants, including consumers, merchants and financial institutions, for many reasons, including:

•        consumers may not find the features of available installment payment plans, such as the prices, fees, interests and credit limits, competitive or appealing;

•        we may fail to predict market demand accurately and provide corresponding services that meet this demand in a timely fashion;

•        We may fail to respond to changes in individual consumer’s spending habits and preferences, and the evolving needs of our customers;

•        consumers and financial institutions using our services may not like, find useful, or agree with the changes we make;

•        there may be defects, errors, malfunctions or failures on our Platform;

•        there may be negative publicity about our Intermediary Services;

•        regulatory authorities may take the view that our Intermediary Services do not comply with PRC laws, regulations or rules applicable to us; and

•        there may be competing products or services introduced or anticipated to be introduced by our competitors.

Misconduct, errors and failure to function by our employees, and our customers, including merchants and financial institutions, could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees, and our customers, including merchants and financial institutions. Our business depends on our employees, merchants and financial institutions in a variety of business activities, including, but not limited to, interacting with potential and existing individual consumers, processing large numbers of transactions, and supporting the transaction process, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with customers is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by our employees, or merchants or financial institutions, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees, or any of the merchants or financial institutions take, convert or misuse funds, documents or data or fail to follow protocol when interacting with individual consumers, we could be liable for damages and subject to regulatory actions and penalties.

Furthermore, if merchants or financial institutions on our Aifendan Platform fail to function properly, we cannot assure you that we would be able to find an alternative in a timely and cost-efficient manner or at all. Even though we maintain long-term agreements with our merchants and financial institutions, we cannot assure you that we can renew them once they expire, or we can renew them with the terms we desire. Such occurrences could negatively impact our business, financial condition, and results of operations.

Our ability to protect the confidential information of various participants on our Aifendan Platform, including individual consumers, financial institutions, and merchants, may be adversely affected by cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store, and process certain personal and other sensitive data from various parties, including but not limited to, individual consumers, financial institutions, and merchants, which makes us an attractive target and potentially vulnerable to cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with individual consumers, and our customers, including merchants and financial institutions, could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

Meanwhile, if we fail to protect confidential information, we may be involved in various claims and litigations raised for privacy or other damages. Such claims and litigations will take a lot of time and resources to defend and we cannot assure you these claims or litigations will result in a favorable outcome.

Failure to maintain or improve our technology infrastructure could harm our business and prospects.

We are constantly upgrading our system to provide increased scale and improved performance for our Aifendan Platform, additional built-in functionality and additional capacity for our Technology Services. To adapt to new service offerings and upgrade our ecosystem infrastructure requires significant investment of time and resources, including adding new hardware, updating system and related software and recruiting and training new engineering personnel. Maintaining and improving our technology infrastructure requires significant levels of investment. Adverse consequences could include unanticipated system disruptions, slower response times, impaired quality of our platform participants’ experiences and delays in reporting accurate operating and financial information. In addition, much of the system and related software we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our system, related software or platform itself, or are unable to maintain and constantly improve our technology infrastructure to handle our business needs, our business, financial condition, results of operation and prospects, as well as our reputation, could be materially and adversely affected.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure in China.

Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology (“MIIT”) of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our Platform. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may significantly decrease our revenues.

Our services could be disrupted by network interruptions.

Our services depend on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer hardware and our cloud computing services is currently located in China. In addition, a large number of merchants maintain their accounts on our cloud computing platform, which contains substantial quantities of data relating to their transaction data, consumer information and other data that enables merchants to operate and manage their businesses. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation may not be sufficient and we do not carry business interruption insurance. Despite any precautions we may take, the occurrence of a natural disaster, such as an earthquake, flood or fire, or other unanticipated problems at our facilities in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our platform, loss of our and customers’ data and business interruption for us and our customers. Any of these events could damage our reputation, significantly disrupt our operations and the operations of individual consumers, merchants, financial institutions and other participants in our ecosystem and subject us to liability, which could materially and adversely affect our business, financial condition and results of operations.

Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property.

In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, certain intellectual property rights, such as patents, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws, which may materially and adversely affect our business, financial condition and results of operations.

Third parties may claim that the technology used in the operation of our Aifendan Platform or our service offerings, including our software development and upgrade services, etc., infringes upon their intellectual property rights. Although we have not in the past faced material litigation involving direct claims of infringement by us, the possibility of intellectual property claims against us increases as we continue to grow, particularly internationally. Such claims, whether or not having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. The PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of the information disseminated through our Aifendan Platform and Website were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming, and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, as well as legal and other costs, limit our ability to conduct business or require us to change the manner in which we operate.

We may be subject to liability for content on our Aifendan Platform that is alleged to be socially destabilizing, obscene, defamatory, libelous or otherwise unlawful.

Under PRC law, we are required to monitor our Aifendan Platform and the website hosted on our servers for items or content deemed to be socially destabilizing, obscene, superstitious or defamatory, as well as items, content or services that are illegal to sell online, and promptly take appropriate action with respect to such items, content or services. We may also be subject to potential liability for any unlawful actions of our customers or other participants on our Platform or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be subject to fines, have our relevant business operation licenses revoked, or be prevented from operating our Platform or mobile interfaces in China.

In addition, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, tort (including personal injury), other unlawful activity or other theories and claims based on the nature and content of information posted on our Platform, including product reviews and message boards, by individual consumers, merchants and other participants.

Regardless of the outcome of such a dispute or lawsuit, we may suffer from negative publicity and reputational damage as a result of these actions.

We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares.

Prior to this offering, we have been a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of December 31, 2021. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

As of the date of this prospectus, we have taken the following measures to remediate the material weakness:

•        Establishing internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and

•        Appointing three independent director nominees who have extensive U.S public company experience and will serve on our board upon effectiveness of the Company’s registration statement on Form F-1 for this offering.

We also plan to continue to remediate the material weakness through the following measures:

•        Hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and

•        Implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

Our management, including our Chief Executive Officer and our Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent or detect 100% of all errors and fraud that may occur. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

Our future success is significantly dependent upon the continued service of our key executives and other key employees. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. In particular, Mr. Chunjie Xu, our CEO and Chairman, beneficially holding approximately 45.85% shares of our Company prior to this offering, has been crucial to the development of our culture and strategic direction.

The size and scope of our ecosystem also require us to hire and retain a wide range of effective and experienced personnel who can adapt to a dynamic, competitive and challenging business environment. We will need to continue to attract and retain experienced and capable personnel at all levels as we expand our business and operations. Competition for talent in intermediary, marketing, and system development and upgrade technology services is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

We may be subject to legal or other proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, financial condition and results of operations.

During the ordinary course of our business operations, we may be involved in legal disputes or regulatory and other proceedings relating to, including but not limited to, contractual disputes, product liability claims and employees’ claims. Especially, for contractual disputes, we cannot assure you that the venue and governing law agreed in relevant contracts are always favorable to us. Any such legal disputes or proceedings may subject us to substantial liabilities and may have a material and adverse effect on our reputation, business, financial condition and results of operations. Among those proceedings, some of them may be relating to our Intermediary Services or complaints from third parties. Especially, our intermediary services may draw heightened scrutiny from the regulatory authorities or cause to be paid close attention to our business operation.

However, if we were to be involved in anti-monopoly and competition laws and regulations related scrutiny or action, governmental agencies and regulators may take certain actions, which may subject us to significant fines or penalties and restrictions imposed on our options. Due to the uncertainty of legislation and local implementation of anti-monopoly and competition laws and regulations in the PRC, we cannot assure you that we will not be subject to any investigations, claims or complaints of alleged violations of these laws and regulations.

If we become involved in material or protracted legal proceedings or other legal disputes in the future, we may incur substantial legal expenses and our management may need to devote significant time and attention to handle such proceedings and disputes, thereby diverting their attention from our business operations. In addition, the outcome of such proceedings or disputes may be uncertain and could result in settlement or outcomes which may adversely affect our business, financial condition and results of operations.

If we fail to fully comply with PRC Advertising Law and related regulations, rules and measures applicable to advertising, our business and results of operations may be adversely affected.

We provide Marketing Services to our customers and assist them in identifying and locating potential consumers via multiple channels, including but not limited to advertisements on Xiaohongshu (or “RED”), dianping.com, Baidu, Today’s Headlines or Kuaishou. PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements, and potentially unfair competition liability. In circumstances involving serious violations, the PRC government may suspend or revoke a violator’s business license. As a result, our business and results of operations may be adversely affected.

Failure to comply with PRC labor laws and make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirements of employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are determined by local authorities to fail to make adequate contributions to any employee benefits as required by relevant PRC regulations, we may face late fees or fines in relation to the underpaid employee benefits. In addition, our provision for these liabilities may not be adequate, particularly in light of the recent tightening regulations. As a result, our financial condition and results of operations may be materially and adversely affected.

If we are not able to control our labor costs in an effective way, our business, results of operations and financial condition may be adversely affected.

Our labor costs are primarily incurred in China. The economy of China has been experiencing significant growth, leading to inflation and increased labor costs, particularly in the large cities, such as Shanghai. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs in China, including wages and employee benefits, will continue to grow as our business grows in scale. Significant additional government-imposed increases in the cities of China where we have operations may affect our profitability and results of operations.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash resources due to future growth and development of our business, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and PRC governmental regulations over foreign investment in the PRC. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

We have no business liability or disruption insurance, which could expose us to significant costs and business disruption.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

We may incur liabilities that are not covered by insurance.

While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance, business liability and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

We are subject to risks relating to our leased properties.

We lease real properties from third parties primarily for our offices and facilities in China, and none of these lease agreements for these properties has been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately $145) and RMB10,000 (approximately $1,450) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

The ownership certificates or other similar proof of all of our leased properties have been provided to us by the relevant lessors. However, if the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our officers in a timely manner, our operations may be interrupted.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. In its October 2021 plenary, the FATF recognized the progress made by the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite this recognition, it is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Cayman Islands was added to the EU AML High-Risk Third Countries List.

On March 13, 2022, the European Commission (“EC”) updated its list of “high-risk third countries” (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes to add nine countries, including the Cayman Islands. The EC has noted it is committed to there being a greater alignment between the EU AML List and the FATF listing process. The addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Risks Related to Offering and Ownership of Ordinary Shares

There is no active trading market for our ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors.

We have applied to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that the PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

Our directors and officers will collectively own an aggregate of 34.16% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering, assuming the underwriter does not exercise its over-allotment option.

Our directors and officers will collectively own an aggregate of 34.16% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        regulatory developments affecting us or our industry;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the market for intermediary services;

•        announcements by us or our competitors of new product and/or service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•        negative publicity regarding Chinese listed companies;

•        political or legal actions taken or restrictions imposed by the government in China; and

•        sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares.

In addition to the risks addressed above in “— The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors”, our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase shares of our ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 14,245,600 ordinary shares outstanding immediately after this offering assuming full exercise of the underwriter’s over-allotment option, and 13,720,600 ordinary shares outstanding, assuming no exercise of the underwriter’s over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for one hundred and eighty (180) days from the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriter may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $3.18 per share, representing the difference between our net tangible book value per share of $1.05 as of December 31, 2022, after giving effect to this offering and an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for the research and development of new services and technologies, and equipment upgrades, the marketing activities and brand promotion, new hires and employee training, pursuing business development opportunities and working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value.

Fendan’s status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to Fendan’s PFIC status and also expresses no opinion with regard to our expectations regarding Fendan’s PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our ordinary shares if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

Our amended and restated memorandum of association and the amended and restated articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Chunjie Xu, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Chunjie Xu, our Chairman of the Board of Directors and our Chief Executive Officer, beneficially owns an aggregate of 45.85 % of our outstanding ordinary shares. Upon the completion of this offering, Mr. Xu will beneficially own approximately 4,686,400 ordinary shares, or approximately 34.16% of our outstanding ordinary shares.

Accordingly, Mr. Xu could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Without the consent of Mr. Xu, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Xu could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Xu may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding Mr. Xu and his affiliated entity, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital —  Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to seek recognition and/or enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriter is required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriter as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriter was to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have our ordinary shares listed on Nasdaq. We cannot guarantee that our securities will be approved for listing on Nasdaq; however, we will not complete this offering unless we are so listed. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. For instance, to meet the initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements, our share price would generally be required to be at least $4.00 per share, our shareholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders of our securities (with at least 50% of such round lot holders holding securities with a market value of at least $2,500). We cannot assure you that we will continue to meet those initial listing requirements. Additionally, we will be required to demonstrate compliance with Nasdaq’s continued listing requirements after this offering. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders).

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our ordinary shares come within the definition of “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, our ordinary shares will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        the expected or potential impact of the novel coronavirus (COVID-19), and the related responses of the government, consumers and business partners, on our business, financial condition and results of operations;

•        our dependence on introducing new services on a timely basis;

•        our dependence on growth in the demand for our services;

•        our ability to compete effectively;

•        our dependence on a small number of customers for a substantial portion of our net revenue;

•        our ability to successfully manage our operations in response to changing industry and market conditions;

•        implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•        our dependence on key personnel;

•        our ability to expand into new businesses, industries or internationally and to undertake mergers, acquisitions, investments or divestments;

•        changes in technology and competing services;

•        general economic and political conditions, including those related to the Focused Industry, and the internet technology and marketing services industries;

•        possible disruptions in commercial activities caused by events such as natural disasters, terrorist activity

•        fluctuations in foreign currency exchange rates; and

•        other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from various Chinese government and private publications, including industry data and information from the Euromonitor Report. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the internet industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $            million, after deducting estimated underwriting discounts and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $            per ordinary share (excluding any exercise of the underwriter’s over-allotment option). A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $            million, after deducting the estimated underwriting discounts and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus, provided, however, that in no case would we decrease the initial public offering price to less than $             per share.

We plan to use the net proceeds from this offering as follows:

•        approximately 40% of the net proceeds from this offering for the research and development of new services and technologies, and equipment upgrade for our Aifendan Platform;

•        approximately 25% of the net proceeds from this offering for marketing and brand promotion activities;

•        approximately 15% of the net proceeds from this offering for the acquisitions of, or investments in, businesses similar or complementary to our business, although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target;

•        approximately 10% of the net proceeds from this offering for new hires and employee training; and

•        approximately 10% of the net proceeds from this offering for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to allocate and use the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to complete the filing and registration procedures with respect to future capital contributions and loans to our PRC Subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We intend to convert most of the proceeds to RMB through our PRC Subsidiaries and further develop our business within the business scope of our PRC subsidiaries. In order to use the proceeds of this offering, we intend to seek the government registration or approvals after this offering.

According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on our ability to make capital contributions to our PRC Subsidiaries. However, our WFOE, which is a foreign-invested enterprise, may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the Foreign Investment Comprehensive Management Information System. According to the SAFE Circular 19, RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. According to the SAFE Circular 16, using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to grant loans to associated enterprises is permitted. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in our PRC Subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 as follows:

•        on an actual basis; and

•        on an adjusted basis to reflect the sale of 3,500,000 ordinary shares in this offering (without exercise of the underwriter’s over-allotment option), at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2022
	Actual	Pro Forma As Adjusted with No Exercise of Over-Allotment(1)
Cash and cash equivalent	$5,232,144	19,546,582
Shareholders’ Equity
Ordinary shares, $0.000001 par value, 50,000,000,000 shares authorized, 10,220,600 shares issued and outstanding	10	13
Additional paid-in capital	2,239,551	16,553,986
Statutory reserves	630,531	630,531
Retained earnings	10,479,147	10,479,147
Accumulated other comprehensive loss	(396,385)	(396,385)
Total Shareholders’ Equity	12,952,854	27,267,292
Total Capitalization	12,952,854	27,267,292

____________

(1)      Reflects the sale of ordinary shares in this offering (excluding any ordinary shares that may be sold pursuant to the underwriter’s over-allotment option) at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $14.3 million based on the assumed offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be immediately diluted by $3.16 per ordinary share, representing the difference between our net tangible book value of $1.07 per share as of December 31, 2022 reflecting the subdivision of ordinary shares, after giving effect to this offering and an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2022 after the subdivision of ordinary shares was $1.07 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds we will receive from this offering, from the assumed initial public offering price of $5.00 per ordinary share, which is based on the midpoint of the estimated price range set forth on the cover page of this prospectus and after deducting underwriting discounts and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2022, other than to give effect to the sale of the ordinary shares offered in this offering at the assumed initial public offering price of $5.00 per ordinary share, which is based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and after deduction of the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been approximately $25,257,471, or $1.84 per ordinary share. This represents an immediate increase in net tangible book value of $0.77 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of $3.16 per ordinary share to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
($)
Assumed initial public offering price per ordinary share	5.00
Net tangible book value per ordinary share as of December 31, 2022	1.07
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	1.84
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	3.16

A $1.00 change in the assumed public offering price of $5.00 per ordinary share, which is based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $3,500,000, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.23 per ordinary share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.76 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	10,220,600	74.49%	$2,239,561	11.35%	$0.22
New investors	3,500,000	25.51%	$17,500,000	88.65%	$5
Total	13,720,600	100%	$19,739,561	100%	$1.44

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. Other than Mr. Ming He and Mr. Heung Ming Henry Wong, who is a resident of the United States and Hong Kong, respectively, the rest of our officers and directors, are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon our officers and directors residing outside the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and Beijing Dentons Law Offices, LLP (Chengdu), our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        in original actions brought in each respective jurisdiction, impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating entities established in the PRC, primarily Shanghai Fendan.

With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in the fourth quarter of 2019 and completed it in the fourth quarter of 2021.

HK Fendan, incorporated on November 1, 2019 under the laws of Hong Kong, is our wholly-owned subsidiary in Hong Kong and a pass-through holding company with no business operations, which, in turn, wholly owns all of the equity interests of Qingdao Zecan, or WFOE, a wholly foreign-owned enterprise incorporated on June 4, 2021 under the laws of PRC.

On October 12, 2021, Qingdao Zecan entered into share transfer agreements with all the shareholders of Shanghai Fendan to acquire all the equity interests of Shanghai Fendan for no consideration. The transaction was closed on October 12, 2021, resulting in Shanghai Fendan becoming our wholly-owned subsidiary.

Shanghai Fendan, our wholly-owned subsidiary, incorporated on July 13, 2016 under the laws of China with a registered capital of approximately RMB10 million ($1.4 million) after several capital increases, was previously a variable interest entity of the Company. Fendan, through Qingdao Zecan, entered into a series of contractual agreements, including Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Share Pledge Agreement, and Power of Attorney, with Shanghai Fendan and its shareholders, which agreements were designed to allow Fendan, as the primary beneficiary for accounting purposes, to consolidate the financial statements of Shanghai Fendan under U.S. GAAP. There are no foreign investment restrictions on our current business in China but we entered into the VIE arrangement to preserve the option to explore potential value-added telecommunications services that may be complementary to our current business in the future, which are subject to restrictions on foreign ownership and investment. Considering that the VIE arrangements may not be as effective as direct ownership in providing Fendan with control over Shanghai Fendan, and that we currently have no specific business plans to provide value-added telecommunications services, we dissolved the VIE structure in October 2021. We do not believe the termination of the VIE arrangements will have any material impact on results of operations or business prospects.

Shanghai Aifendan was a former wholly-owned subsidiary of Shanghai Fendan with no assets or operations, the 100% equity interests of which were transferred to a third party in consideration of RMB200,000 (approximately $28,997) on October 24, 2021.

Beijing Xunyi was incorporated under the laws of China on April 29, 2021, with a registered capital of approximately RMB10 million ($1.5 million), 97.09% equity interests of which are owned by Shanghai Fendan, with the remaining 2.91% owned by WFOE. It is authorized to provide technology services, and marketing and promotion services. As of the date of this prospectus, it has not commenced business operations.

Our PRC Subsidiaries

Our operations in China are primarily conducted by our PRC Subsidiaries. Below is a brief description of our PRC Subsidiaries:

Qingdao Zecan or WFOE, a wholly-owned subsidiary of HK Fendan, incorporated under the laws of China on June 4, 2021 with a registered capital of $5 million, is currently a holding company with no business operations.

Shanghai Fendan, a wholly-owned subsidiary of Qingdao Zecan, was incorporated on July 13, 2016 under the laws of China, currently with a registered capital of approximately RMB10 million ($1.5 million) after several capital increases, which owns 97.09% equity interests of its subsidiary, Beijing Xunyi. Shanghai Aifendan was a former wholly-owned subsidiary of Shanghai Fendan with no assets or operations, the 100% equity interest of which was transferred to a third party with a consideration of RMB200,000 (approximately $28,997) on October 24, 2021. Shanghai Fendan operates the Aifendan Platform facilitating the transactions among merchants, individual consumers and financial institutions in the Focused Industries.

Beijing Xunyi, a subsidiary of Shanghai Fendan, was incorporated under the laws of China on April 29, 2021, currently with a registered capital of approximately RMB10.3 million ($1.5 million), 97.09% equity interests of which are owned by Shanghai Fendan, with the remaining 2.91% owned by WFOE. It is authorized to provide technology services, and marketing and promotion services. As of the date of this prospectus, it has not commenced business operations.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, the CAC or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC Subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on the licenses, permissions or approvals currently held by our PRC Subsidiaries.

Company	License/Permission	Issuing Authority	Validity
Shanghai Fendan Information Technology Co., Ltd.	Business License	Shanghai Chongming District Administration for Market Regulation	Through July 13, 2036
Qingdao Zecan Information Technology Co., Ltd.	Business License	Qingdao Laoshan District Administration for Market Regulation	Long-term
Beijing Xunyi Technology Co., Ltd.	Business License	Beijing Pinggu District Administration for Market Regulation	Long-term

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended December 31, 2022 and 2021 are derived from our audited consolidated financial statements included elsewhere in this prospectus. These financial statements have been prepared in accordance with U.S. GAAP.

Overview

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating entities established in the PRC, primarily Shanghai Fendan, which was the VIE prior to October 12, 2021 and our wholly owned subsidiary since October 12, 2021.

Our service portfolio includes (1) Intermediary Services through our Aifendan Platform — an interactive transaction platform facilitating transactions among individual consumers, merchants and financial institutions in the Focused Industries; (2) Marketing Services, including but not limited to, advertisement design, production and distribution, marketing and promotion of products and/or services, and customer acquisition; and (3) Technology Services, including the development, maintenance and upgrade of business management system and related software, such as ERP and SaaS systems, and the corresponding technology services and supports.

Our customers include (i) merchants primarily providing wedding, continuing education, and family healthcare services, and (ii) financial institutions, including trust companies, commercial factoring companies, micro-lending companies and consumer finance companies, covering most developed areas of China, such as Beijing, Shanghai, Hangzhou, Nanjing, Guangzhou, Shenzhen, Tianjin, Hebei province and the southwest area of China. We seek to expand our customer base into additional second-tier and third-tier cities of China in 2023.

Key Factors Affecting Our Results

Our business is subject to multiple risks and uncertainties. The historical performance and outlook for our business is influenced by numerous factors, including the following:

•        Retention of customers.    We are heavily dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

•        Collaboration with financial institutions. The growth of our business is dependent on our ability to retain existing financial institutions we collaborate with and engage new financial institutions. We need to continue to provide high quality services to financial institutions, which will affect whether they will continue to fund transactions facilitated through our platform. In addition, our collaborations with financial institutions may be affected by factors beyond our control, such as whether operational disruption of our financial institutions, general economic conditions and the regulatory environment. Our ability to diversify our financial institution base will enhance the overall stability and sufficiency of funding to facilitate transactions in the Focused Industries

•        Changing market demand.    If our Intermediary Services fail to respond to the changes in individual consumers’ spending habits and preferences, and the evolving needs of our customers, including merchants and financial institutions, our financial results and competitive position will be harmed.

•        Key management.    We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

•        Ability to compete effectively.    Our business and results of operations depend on our ability to compete effectively. Overall, our competitive position may be affected by, among other things, our service quality and our ability to price our services competitively. We will continue to invest in technologies to improve our service quality and user experience. As new competitors or new services emerge that compete with ours, we will need to continue to introduce new or enhance existing services to continue to attract financial institutions, consumers, and other industry participants. Whether and how quickly we can do so will have a significant impact on the growth of our business.

•        Government policies in China.    Governmental policies affecting our industry and Focused Industries in China are developing and evolving, creating both challenges and opportunities that could affect our financial performance. New regulations may restrict our ability to collaborate with financial institutions and/or directly charge fees from customers. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and Focused Industries and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make our business operations more difficult or expensive, or result in changes to our services offerings and hence our ability to price our services, these events could also provide new service and market opportunities.

Impact of COVID-19

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the WHO declared COVID-19 as a pandemic. Governments in affected countries have imposed travel bans, quarantines, and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak.

We followed the recommendations of local health authorities to minimize exposure risk for our employees, including the temporary closure of our offices and suspension of marketing activities, and having employees work remotely. Our on-site work was not resumed until March 2020 upon approval from the local government.

Our business relies on the free customer movement to visit physical stores of the merchants, and due to COVID-19, customer movement was restricted and our business was materially impacted during the first half of 2020. Due to the extended lock-down and self-quarantine policies in China, we experienced significant business disruption during the lock-down period from February to mid-March 2020 and has since been picking up slowly after China reopened businesses nationwide. Starting from mid-2020, we observed a strong recovery in demand and our revenues increased by approximately 28% for the fiscal year ended December 31, 2021 compared to the fiscal year of 2020.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions was imposed upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our marketing activities from late March 2022 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. Some of our customers in Shanghai, especially those merchants in the wedding services industry, had similar closure and quarantine policies as us. The lockdown in Shanghai from late March to June 2022 to some extent restricted or suspended our business development and offline marketing activities, and reduced the number of new customers compared to the same period in 2021. However, the impact was mainly on our Intermediary Services, which to a larger extent rely on offline commercial activities, and our Marketing Services. Although there was some recovery in the second half of 2022, there was still a significant decrease in Intermediary Services compared to 2021. Our revenue generated from Intermediary Services decreased by approximately $2.52 million, or 49.68%, from approximately $5.08 million for the fiscal year ended December 31, 2021 to approximately $2.56 million for the fiscal year ended December 31 2022. Revenue from Marketing Services decreased by approximately $0.09 million, or 11.33%, from approximately $0.77 million for the fiscal year ended December 31, 2021 to approximately $0.68 million for the fiscal year ended December 31, 2022 due to the decrease in orders from our customers as a result of the lockdown in Shanghai. However, the lockdown had no impact on our Technology Services, which is less dependent on offline commercial activities. Our revenue from such services had a significant increase of approximately $3.74 million, or 100.93%, from approximately $3.71 million for the fiscal year ended December 31, 2021 to approximately $7.45 million for the fiscal year ended December 31, 2022 due to launching new technology service offerings and increasing product and service prices. As a result of the combined factors mentioned above, our overall operating results for the fiscal year 2022 were not significantly impacted by the lockdown in Shanghai, and our total revenues increased by approximately $1.1 million or 11.8%, from approximately $9.6 million for the fiscal year ended December 31, 2021 to approximately $10.7 million for the fiscal year ended December 31, 2022.

China lifted most of its travel restrictions and quarantine requirements in December 2022. There were surges of cases in many cities in the fourth quarter of 2022, which caused disruption to our operations, and there remains uncertainty as to the future impact of the virus. In early January 2023, China has changed the COVID-19 prevention polices, and we expect there will be a recovery of consumer confidence along with the adjustment of COVID-19 prevention polices in China. We expect the demand for our services will increase and plan to carry out more marketing and sales activities in existing and new market, including but not limited to price discounts, new sales employee hires and purchase of third-party marketing services, improving our existing services and navigating new services, and expanding our business to additional second-tier and third-tier cities, to increase revenue of Intermediary Services.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent to which COVID-19 impacts our results of operations going forward will depend on future developments which are uncertain and unpredictable, including the frequency, duration and extent of outbreaks of COVID-19, the emergence of new variants, the effectiveness of efforts to contain or treat cases, and future actions that may be taken in response to these developments. China’s macro-economic environment may deteriorate, which may impact our business in a negative way. Future developments related to COVID-19 may also limit the ability of our customers or business partners to continue to use our services and thereby decrease our revenues, or cause other unpredictable events. Consequently, COVID-19 may continue to adversely affect our business, financial condition and results of operations in the current and future years.

COVID-19 has also caused heightened uncertainty in the global economy. The global spread of COVID-19 in major countries of the world may also result in global economic distress, and the extent to which it may affect our results of operations will depend on future developments of COVID-19, which are highly uncertain and difficult to predict. There may be potential impacts on our results of operations if COVID-19 and the resulting disruption were to extend over a prolonged period.

Results of Operations

For the Fiscal Years Ended December 31, 2022 and 2021

The following table summarizes the results of our operations for the fiscal years ended December 31, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, are in U.S. dollars)

	For the Fiscal Years Ended December 31,		Variance
	2022	2021	Amount	Percentage
Revenues	$10,689,451	$9,558,356	$1,131,095	11.83%
Cost of revenues	(1,712,596)	(2,711,030)	(998,434)	(36.83)%
Gross profit	8,976,855	6,847,326	2,129,529	31.10%
Operating expenses:
General and administrative expenses	(2,140,347)	(1,629,954)	510,393	31.31%
Selling and marketing expenses	(584,052)	(752,826)	(168,774)	(22.42)%
Bad debt reversal, provision and impairment charges	138,466	(144,438)	(282,904)	(195.87)%
Research and development costs	(814,859)	(866,595)	(51,736)	(5.97)%
Total operating expenses	(3,400,792)	(3,393,813)	6,979	0.21%
Operating income	$5,576,063	$3,453,513	$2,122,550	61.46%
Other income (expenses):
Interest income, net	54,294	46,437	7,857	16.92%
Government grant	147,672	247,007	(99,335)	(40.22)%
Other income (expenses), net	(66,343)	395,826	(462,169)	(116.76)%
Investment income	77,569
Total other income, net	213,192	689,270	(476,078)	(69.07)%
Income before income taxes	$5,789,255	$4,142,783	$1,646,472	39.74%
Income tax provision	(748,426)	(374,109)	374,317	100.06%
Net income	$5,040,829	$3,768,674	$1,272,155	33.76%

Revenues

Revenue for the fiscal year ended December 31, 2022 increased by approximately $1.13 million, or 11.83%, to approximately $10.69 million from approximately $9.56 million for the fiscal year ended December 31, 2021.

Disaggregated sales by types for the fiscal years ended December 31, 2022 and 2021 consisted of the following:

	2022	2021
Intermediary Services revenue	$2,556,704	$5,080,957
Technology Services revenue	7,450,649	3,708,126
Marketing Services revenue	682,098	769,273
Total	$10,689,451	$9,558,356

The substantial decrease in Intermediary Services revenue was primarily due to the lockdown in Shanghai from late March to June 2022 when our business development and offline marketing activities in Shanghai were restricted, and the decrease of business with two major customers, who changed their businesses and reduced their use of our intermediary service. As a result of these factors, we experienced a decrease of approximately $2.52 million or 49.68%, in Intermediary Services revenue for the fiscal year ended December 31, 2022 as compared to the same period ended December 31, 2021.

Revenue from Technology Services increased by approximately $3.74 million, or 100.93%, to approximately $7.45 million for the fiscal year ended December 31, 2022 from approximately $3.71 million for the fiscal year ended December 31, 2021. The increase was primarily due to the increased orders from our newly acquired customers and our continuous investment in Technology Services and Marketing Services, including investment in human resources, technical support and research and development in the fiscal year of 2022. We launched new technology service offerings that provide a one-stop digital solution encompassing a comprehensive array of computer software and hardware, which stimulated sales to both our existing customers and newly acquired customers. This integrated digital solution is tailored to meet the unique requirements of our users, delivering better value than standalone software products. These offerings have not only facilitated our seamless fulfilment of several large orders but have also led to a reasonable enhancement in the pricing of these new offerings acceptable to our customers, all of which contributed to the significant increase in revenue from Technology Services. Revenue from Marketing Services decreased by approximately $0.09 million, or 11.33%, to approximately $0.68 million for the fiscal year ended December 31, 2022 from approximately $0.77 million for the fiscal year ended December 31, 2021 due to the decrease in orders from our customers as a result of the temporary lockdown in Shanghai from late March to June 2022. For the $769,273 Marketing Services revenue during the year of 2021, the Company acted as agent to help the customers find suitable advertising provider, and all indicators mentioned under 606-10-55-39 were satisfied. Among the $682,098 Marketing Services revenue during the year of 2022, the Company is a principle for $585,479, since no third party was involved in satisfying the Company’s performance obligations, while the Company is an agent for $93,619, since Company acted as agent to help the customers find suitable advertising provider.

Gross profit

Our gross profit increased by approximately $2.13 million, or 31.10%, to approximately $8.98 million for the fiscal year ended December 31, 2022 from approximately $6.85 million for the fiscal year ended December 31, 2021, which was in line with the increase in revenue. Gross profit margin was 83.98% for the fiscal year ended December 31, 2022, as compared to 71.64% for the fiscal year ended December 31, 2021. Our cost of revenues had a much higher decrease due to our cost control efforts, including reduced service fees related to the business support services provided to us by third party information service suppliers for our intermediary service. Such service fees decreased by approximately 54.91% with the decrease in volume of data transaction with such suppliers. We had a decrease in employee headcounts as compared with the same period of 2021, which resulted in a decrease in salaries and benefits, as well as a decrease in rent for office space and apartments, and office and other miscellaneous fees.

General and administrative expenses

General and administrative (“G&A”) expenses increased by approximately $0.51 million, or 31.31%, to approximately $2.14 million for the fiscal year ended December 31, 2022 as compared to approximately $1.63 million for the fiscal year ended December 31, 2021. The increase of G&A expenses was mainly due to the increase in consulting and training fees, including management and financial consulting and trainings to the management and financial personnel.

Selling and marketing expenses

Selling and marketing expenses decreased by approximately $0.17 million, or 22.42%, to approximately $0.58 million for the fiscal year ended December 31, 2022 as compared to approximately $0.75 million for the fiscal year ended December 31, 2021. The decrease in selling and marketing expenses was mainly due to the reduction of advertising and promotion fees in Intermediary Services.

Research and development expenses

Research and development (“R&D”) expenses decreased by approximately $0.05 million, or 5.97%, to approximately $0.81 million for the fiscal year ended December 31, 2022 as compared to approximately $0.87 million for the fiscal year ended December 31, 2021. The decrease of R&D expenses was mainly due to a decrease in salaries and benefits resulting from the reduction in the number of R&D employees during the temporary lockdown in Shanghai from late March to June 2022.

Other income (expense)

Other income decreased by approximately $0.48 million, or 69.07%, to approximately $0.21 million for the fiscal year ended December 31, 2022 as compared to approximately $0.69 million for the fiscal year ended December 31, 2021. The decrease in other income was mainly due to the loss on lease contract termination and decrease in government grants.

Provision for income taxes

Our provision for income taxes was approximately $0.74 million for the fiscal year ended December 31, 2022, an increase of approximately $0.37 million from approximately $0.37 million for the fiscal year ended December 31, 2021. The increase in provision for income taxes was primarily due to the increase in income before tax.

Net income

Due to the forgoing factors, our net income was approximately $5.04 million and $3.77 million for the fiscal years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

As of December 31, 2022 and 2021, we had cash and cash equivalents of $5.23 million and $7.22 million, respectively.

To date, we have financed our operations primarily through net cash flow from operations and financings from financial institutions and/or third-party individual and enterprise during the reporting periods. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of this offering and cash generated through operations.

We currently conduct our operations primarily through Shanghai Fendan, our subsidiary. All our cash balances are deposited in banks located in the PRC.

Our liquidity and capital resources are affected by a number of restrictions set forth under current PRC laws and regulations. Under our current corporate structure, we may rely on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. These restrictions may limit our ability to satisfy our liquidity requirements. See “Risk

Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.”

Additionally, our PRC operating subsidiaries receive substantially all of our revenues in RMB and the PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. Dividends payments to us by our PRC Subsidiaries in foreign currencies are subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approvals by or registration with appropriate government authorities are required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment”, and “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners of our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into these PRC Subsidiaries, limit PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.”

We believe that our current levels of cash and cash flow from operations will be sufficient to meet our anticipated cash needs for our operations and expansion plans for at least the next 12 months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategies to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek additional equity or debt financing or obtain credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Cash Flows

For the Fiscal Years Ended December 31, 2022 and 2021

Cash Flow Summary

	Fiscal Year Ended December 31 2022	Fiscal Year Ended December 31 2021
Net cash provided by operating activities	$1,486,370	$431,072
Net cash provided by (used in) investing activities	(2,341,302)	840,648
Net cash used in financing activities	(621,326)	(49,467)
Effect of exchange rate changes on cash and cash equivalents	(513,137)	154,767
Net increase (decrease) in cash and cash equivalents	$(1,989,395)	$1,377,020
Cash and cash equivalents, beginning of period	7,221,539	5,844,519
Cash and cash equivalents, end of period	5,232,144	7,221,539

Operating Activities:

Net cash provided by operating activities for the fiscal year ended December 31, 2022 was approximately $1.48 million, which was primarily attributable to a net profit of approximately $5.04 million, adjusted for non-cash items to reconcile net income for approximately $0.09 million and adjustments for changes in working capital of approximately $3.47 million. The adjustments for changes in working capital mainly included:

(i)     decrease in accounts receivable of approximately $3.51 million due to collection of payments from our customers;

(ii)    decrease in other receivables of approximately $0.1 million due to decreased security deposits for office leases;

(iii)   decrease in accrued expenses and other current liabilities of approximately $0.30 million due to decreased payroll resulting from a decrease in employee headcounts and interest payable for repayment of short-term loans;

(iv)   increase in tax payable of approximately $0.45 million due to tax payables of corporate income tax of the fiscal year 2022.

Net cash provided by operating activities for the fiscal year ended December 31, 2021 was approximately $0.43 million, which was primarily attributable to a net profit of approximately $3.77 million, adjusted for non-cash items of approximately $0.23 million and adjustments for changes in working capital of approximately $3.57 million. The adjustments for changes in working capital mainly included:

(i)     increase in accounts receivable of approximately $2.44 million due to growth of sales, as well as longer collection period from some new clients of our technology and marketing services, which was occasional, and we do not expect the same situation to occur in future;

(ii)    increase in prepaid expenses of approximately $0.68 million due to increased prepaid IPO expenses;

(iii)   decrease in accounts payable of approximately $0.58 million due to reversal of rent expenses accrued in prior year as a result of the early termination of the lease; and

(iv)   decrease in tax payables of approximately $0.22 million due to adjustment made related to excess income tax accrued in the prior year.

Investing Activities:

Net cash used in investing activities was approximately $2.34 million for the fiscal year ended December 31, 2022, primarily attributable to the purchase of wealth management products from a private asset management company for an amount of RMB11,000,000 (approximately $1.63 million), and the purchase of office equipment and intangible assets for approximately $0.71 million.

Net cash provided by investing activities was approximately $0.84 million for the fiscal year ended December 31, 2021, primarily attributable to the net proceeds from collection of loan receivables and divestment of long-term investment.

Financing Activities:

Net cash used in financing activities was approximately $0.62 million for the fiscal year ended December 31, 2022, primarily attributable to the repayment of short-term borrowings.

Net cash used in financing activities was approximately $0.05 million for the fiscal year ended December 31, 2021, primarily attributable to the repayment of short-term loan from a third-party individual.

Contractual Obligations

There were no significant contractual obligations and commercial commitments, other than our borrowings from bank and third-party individuals and entities as disclosed in Note 10 to our consolidated financial statements included elsewhere in this prospectus.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the fiscal years ended December 31, 2022 and 2021, that have or that in the opinion of management are likely to have, a current or future material effect on our consolidated financial condition or results of operations.

Impact of Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last two years: 2% for 2022 and 0.9% for 2021.

Research and development, patents and licenses, etc.

Please refer to “Our Business-R&D” and “Our Business-Intellectual Property”.

Trend information

We do not aware of any trend, commitment, event or uncertainty that is expected to have a material effect on our business, financial condition or results of operations.

Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with US GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that can have a meaningful effect on the reporting of consolidated financial statements. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Critical accounting estimates are defined as those reflective of significant judgments, estimates and uncertainties, which may result in materially different results under different assumptions and conditions. The following descriptions of critical accounting estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this report.

Allowances for doubtful accounts

An allowance for doubtful accounts is made and recorded bad debt provision based on aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Recent Accounting Pronouncements

Please refer to the consolidated financial statements included elsewhere in this prospectus for details of recently issued accounting standards.

INDUSTRY

Overview of Service Industry

According to the Euromonitor Report, China’s GDP maintained steady growth rates over the period of 2017-2021, primarily because of its economic transformation efforts and robust domestic demand. Despite the enormous downward pressure brought on by the global COVID-19 pandemic, China’s GDP increased by 2.2% to surpass RMB100 trillion (approximately $14.5 trillion) in 2020, and GDP per capita exceeded $10,000 for three consecutive years, acting as a key driving force in the global economic recovery. Further, in 2021, resilience of the Chinese economy was marked by a robust bounce-back of the GDP growth of 8.1%. In 2022, even though hit by the further emergence of the COVID-19 pandemic, China managed to deliver a GDP growth of 3.0%. By sector, China’s tertiary (service) sector, as a share of its GDP, increased from 52.7% in 2017 to 53.3% in 2021, fueled mostly by the growth of emerging industries, such as education and culture-related sectors.

China’s per capita disposable income increased steadily, from RMB25,947 (approximately $3,762) in 2017 to RMB35,128 (approximately $5,093) in 2021. As with income growth, consumer confidence and consumer purchasing power have been rising continually. Specifically, consumer spending on education, culture and other services rose from RMB2,533 (approximately $367) in 2017 to RMB3,168 (approximately $459) in 2021, on a per-capita basis, reflecting increased interest from Chinese consumers in such services (See Chart 1 below).

Chart 1    China’s Per Capita Disposable Income and Spending on Education, Culture and Other Services, 2017 – 2021

Source: The Euromonitor Report

Focused Industries

Wedding Service Industry

Weddings are considered “once-in-a-lifetime” events for most Chinese and are usually comprised of a ceremony and a banquet. Because they represent such great significance for individuals and families, married couples and their respective families tend to allocate sizable funds for high-quality ceremonies and banquets. Based on the Euromonitor Report, the average spending on a wedding in China was RMB223,000 ($32,332) in 2019, which was 3.5 times more than that of five years earlier and total wedding-day expenditures in 2019 were nearly RMB300 billion ($43.5 billion). The wedding budgets in most Chinese provinces range from RMB40,000 (approximately $5,799) to RMB80,000 (approximately $11,599), which exceeded the per capita annual disposable income in 2020 in China.

According to the Euromonitor Report, young people at ages of 20-40 constituted approximately 30% of the total population in China during 2016-2019, and the number of post-1995 users who signed up to the wedding planning website at hunliji.com increased by 235% year-over-year in 2020, with the number of wedding inquiries increasing by 125%. This group of people are not only the backbone of a country’s workforce, but also contribute to the bulk of consumer spending, thus playing a vital role in the economy. They are normally at the marriage and pivotal career development stages of their lives, as a result, their demand for marriage, career development and healthcare-related services is very prominent.

According to China’s National Bureau of Statistics, the number of marriages in China has been on the downward path since 2013. Compounded by the COVID-19 pandemic, the decline in marriage was worse in 2020, with 8.143 million couples registering their marriages, which was down 12.3% year-over-year. In 2021, the number of registered marriages fell, at a slower pace, to 7.643 million. Although the marriage rate is declining, China still has a large, stable number of marriages every year. Meanwhile, young people today are willing to spend more on “once-in-a-lifetime” weddings for high-quality services.

Full-service wedding venues

The concept of full-service wedding venues first emerged in about 2013 in China. They are providers of a complete set of wedding services including wedding venues, wedding planning, hair & makeup and photography & videography, mainly targeting at mid-to-high-end consumers.

As a new type of wedding service solution that competes against the traditional wedding business model of hotel plus individual service vendors, full-service wedding venues grow rapidly partially due to the leading brands’ marketing efforts. Notable brands such as The Galleria and Bride Elysee, who are also registered merchants on our Aifendan Platform, have been cutting through the market via first-tier markets like Shanghai, where consumers have stronger purchasing power and are more receptive to new products and services, and have been intensively promoting themselves via social media and vertical platforms including TikTok, Red and Dianpin. Such services are in concert with individual consumer’s needs and are more cost-effective as they offer a complete set of services that cover the entire wedding planning and execution process. Young people, who are under a lot of pressure at work are more attracted to the convenient and hassle-free services provided by full-service wedding venues, which reduce the time and energy otherwise needed to research vendors and make numerous decisions. Also, the integration of the wedding supply chain allows full-service wedding venues to offer the whole packages at lower prices than individually sourced services combined, reducing wedding costs for consumers. The cost of a wedding offered by full-service wedding venues ranges from RMB120,000 (approximately $17,398) to RMB 150,000 (approximately $21,748) in Shanghai and Beijing, and is about RMB100,000 (approximately $14,499) in other cities. Full-service wedding venues are also purpose-driven, offering customized experiences that cater to the diversified needs of the consumers, such as a spiral staircase for a bride who wants to walk down like a princess.

Over the last five years, due to the impact of the COVID-19 pandemic between 2020 and 2022, full-service wedding venues underwent a disrupted growth at a CAGR of 3.8% to reach RMB13,563 million (approximately $1,966 million) in 2022. The market is forecast to grow at a CAGR of 19.5% for the period from 2023 – 2027 (See Chart 2 below).

Chart 2    Market Size of Full-service Wedding Venues in China, in Revenue Terms, 2018 – 2027F

40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
40%
30%
20%
10%
0%
-10%
-20%
11,689
14,424
12,650
15,863
13,563
16,711
20,484
24,903
29,426
34,065
23.4%
-12.3%
25.4%
-14.5%
23.2%
22.6%
21.6%
18.2%
15.8%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Full-service wedding venues in China (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Pre-wedding photography

Besides wedding ceremonies and banquets, pre-wedding photography services also have a very high market penetration rate in China. According to the Euromonitor Report, more than 80% of newlyweds or to-be-weds would have a pre-wedding photoshoot. A pre-wedding photoshoot is a one-time, big-ticket service purchase that costs RMB8,000 (approximately $1,160) to RMB10,000 (approximately $1,450) in first- and second-tier cities and RMB5,000 (approximately $725) to RMB6,000 (approximately $870) in third- and lower-tier cities.

As the styles and themes of pre-wedding photography diversify, many young people want more than just one collection of photos, and some purchase multiple photoshoot sessions, for example, different sessions for different themes or at various locations. In addition, young people’s pursuit of “beautiful photos” and “unique experiences” pushes up prices for pre-wedding photography. By posting Internet influencers and celebrities’ wedding photos on various social media platforms, photography vendors use emotional marketing, for example “record once-in-a-lifetime beauty”, to strengthen consumers’ dream of beautiful photos and memorable shooting experiences, which drives them to raise their budgets for pre-wedding photoshoots as well as additional services like more refined hair & makeup.

As a mature market, due to declining number of marriages, pre-wedding photography market grows at a CAGR of-1.9% from 2018 to 2022. The COVID-19 pandemic added to the downturn because destination photography of all sorts was largely impeded. The market is expected to stabilize with a CAGR of 2.1% for the upcoming five years (See Chart 3 below).

Chart 3    Market Size of Pre-wedding Photography in China, in Revenue Terms, 2018 – 2027F

55,000
53,000
51,000
49,000
47,000
45,000
43,000
41,000
39,000
37,000
35,000
12%
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
-8%
49,377
49,525
47,148
48,704
45,781
47,017
48,193
49,301
50,287
51,192
0.3%
-4.8%
3.3%
-6.0%
2.7%
2.5%
2.3%
2.0%
1.8%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Wedding photography in China (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Continuing Education Industry

Continuing education is different from formal full-time education in that it is offered to people of all ages and genders as a way for them to acquire further knowledge, skills and training by continuing education institutions. Continuing education, in terms of purpose, can be broadly divided into diploma-oriented education programs and non-diploma-oriented programs. Diploma-oriented continuing education is targeted at people with lower educational attainment who would like to earn higher education diplomas or degrees. Non-diploma-oriented continuing education does not grant academic credentials to students, but instead is designed to help them acquire new skills, obtain professional certificates or advance careers.

Favorable policy lays a solid political foundation for continuing education industry. Higher education in China, as a crucial part of the education system, has received a great amount of government investment and developed rapidly. China’s total enrollment in higher education institutions was 44.3 million in 2021, translating to a gross enrollment rate of 57.8%, up 3.4% from 54.4% in 2020. To further stabilize employment and fill technical job vacancies, the Chinese government has issued policies encouraging working people to participate in continuing and lifelong education. For instance, the Interim Measures for Individual Income Tax Special Additional Deductions, issued by State Council in December 2018, provided an additional income tax deduction for taxpayers who receive a diploma-oriented continuing education domestically. According to data from the Ministry of Education, adult enrollment in postsecondary institutions increased by 4.1% year-over-year to 3.8 million in 2021. As the government continues to implement continuing education support policy, coupled with the rising interests of lifelong education by the younger generation, the educational service market is expected to experience stable expansion.

Increasing competition and the benefits brought by higher-level diplomas is another factor stimulating demand in continuing education. The fast-changing work environment is placing higher demands on the abilities and qualifications of employees, forcing them to strengthen their competitive advantage in the workforce by constantly acquiring new skills and credentials. According to the Euromonitor Report, nearly 80% of jobs that offer annual salaries of more than RMB50,000 ($7,249) require applicants to have a bachelor’s degree.

Innovations in delivery models, such as internet’s introduction and popularity, make continuing education more accessible, allowing consumers to take classes and receive trainings remotely. Online learning has drastically reduced the cost of participation for consumers. During the COVID-19 pandemic, educational service companies began to launch or increase online courses and acquired new consumers by offering free courses. Public awareness and consumer acceptance of online continuing education reached a new level.

Diploma-oriented continuing education

Participation in diploma-oriented continuing education has grown rapidly despite sporadic fluctuations over the period of 2016-2020. The category grew at a CAGR of 11.6% during the last five years and reached a market size of approximately RMB49.4 billion ($7.2 billion) in 2020. The COVID-19 pandemic elicited less of a negative impact on diploma-oriented adult education, as schools and other educational institutions launched online teaching to students, and the COVID-19 pandemic became well contained in May and June, 2020 in China. Due to regulatory interventions, fluctuations for participation in diploma-oriented adult education are seen in 2022 and 2023. In 2022, as part of the authority’s efforts to improve quality of teaching of continuing education, the enrollment for remote education degrees was called off. Remote education degrees, designated by the degree-granting institutions, refer to an independent type of adult education degrees that are of different entry and graduation standards from normal degrees, rather than to all degrees with remote education features. In 2022, institutions ceased the autumn enrollment for remote education degrees. Consequently, the growth of the number of newly enrolled students dropped. The impact of the call-off of remote education degrees is expected to extend into 2023, given that, in 2023, the spring enrollment will also cease. Further into 2024 and after, based on the expectation that regulatory intervention on enrollment subsides and the normalization of economic activities following the ending of COVID-19 pandemic, the growth of the revenue of diploma-oriented adult education is expected to pick up.

Based on the above-mentioned trend, for the period from 2018 to 2022, the market size of the diploma-oriented adult education increased from RMB39.7 billion (approximately $5,7 billion) to RMB54.1 billion (approximately $7.8 billion), at a CAGR of 8.0%; for the period of 2023 to 2027, the market size is expected to increase to RMB74.2 billion (approximately $10.8 billion), at a CAGR of 7.1%. (See Chart 4 below).

Chart 4    Market Size of Diploma-oriented Continuing Education in China, in Revenue Terms, 2018 – 2027F

110,000
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
25%
20%
15%
10%
5%
0%
39,744
42,606
49,380
52,661
54,072
56,489
60,620
64,925
69,443
74,203
7.2%
15.9%
6.6%
2.7%
4.5%
7.3%
7.1%
7.0%
6.9%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Diploma-oriented adult education in China (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Non-diploma-oriented continuing education

Non-diploma-oriented continuing education includes professional certificate-oriented education (to earn a nationally recognized certificate required by a job), employment-oriented education (to prepare students for the national civil service examination, teacher recruitment examination and other related exams), and vocational skill education (to train students for self-development and skill-enhancement), among which professional certificate-oriented education and employment-oriented education account for an aggregate of more than 50% of the total non-diploma-oriented continuing education. With regard to the professional certificate-oriented education, there are 60-plus professional certificates nationally recognized in such fields as finance and accounting, medical and health, legal, and engineering and construction. For certain jobs, having professional certificates is a prerequisite. The professional certificate-oriented education market in China is estimated to reach above RMB60 billion ($9 billion) in 2022 and projected to grow at an annual rate of approximately 15% over the next three years amid continued improvement of education and increased competition in the labor market. With regard to the employment-oriented education, the market was approximately RMB40 billion ($6 billion) in size in 2020 and expected to grow at an annual rate of around 10% over the next five years from 2020, driven by expanding recruitment number of national/regional public institutions.

Postpartum Care Industry

The postpartum care center industry emerged in China in around 1999. Postpartum care includes care services for postpartum women for 1-2 months after the childbirth as well as care services for newborns. This practice, which dates back thousands of years, is called “zuo yuezi” in Chinese, or literally “sitting the month”. Nearly all postpartum women in China choose to “sit the month”, in most cases, at home, but some would check into postpartum care centers, which specialize in providing scientific care services for new mothers and their newborns. Science-based nutrition and childcare services provided by postpartum care centers are in line with the young parents’ attitude towards postpartum recovery and childrearing where nutritionally balanced meals and science-based physical recovery plans are provided with the avoidance of possible generational conflict caused by the differences in approach by their parents to postpartum care for themselves and their babies.

Postpartum care centers are a relatively new service industry with a history of only 20-plus years in China. However, it has developed very rapidly in China in recent years. Around 2016, the postpartum care center industry began to attract the attention of the capital world, and in 2019, it raised more than RMB1 billion ($0.14 billion) in funding, which stimulates the rapid development of the postpartum care market. The relaxation of birth policy in China has fueled the industry’s growth. Starting in May 2021, all married couples can have three children. According to the Euromonitor Report, as of the first half of 2019, there were more than 7,000 postpartum care centers in China. Prices charged by postpartum care centers in China vary widely, ranging from RMB20,000 (approximately $2,900) to RMB100,000 (approximately $14,499). The postpartum care market was approximately RMB19 billion ($2.8 billion) in 2020 and is projected to grow at a CAGR of around 15% over the next 3 to 5 years.

The postpartum care industry has low barriers to entry. It takes, at the minimum, a place of business and some caretakers to run such an operation, while the market lacks standards and government regulation. The lack of market regulation has given rise to many unqualified businesses and increased the probability of safety incidents. Recent media reports of accidents associated with postpartum care centers, for example, newborns having infections, may have a negative effect on the industry’s continued growth.

As COVID-19 stabilizes domestically and vaccination rates rise, especially when WHO declared on May 5, 2023 that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern19, the macroeconomic fundamentals are expected to gradually return to pre-pandemic levels. Service industries, particularly wedding, education and postpartum cares, are projected to recover and grow further.

Non-invasive or Minimally Invasive Aesthetic Industry

Non-invasive or minimally invasive aesthetic services are medical cosmetology services that require no or limited surgical operation. In the cases of non-invasive or minimally invasive aesthetic services, qualified physicians perform aesthetic procedures on patients to improve their appearance at the cost of limited damage to body tissue. In China, non-invasive or minimally invasive aesthetic services, categorized by medical method, include injection procedures, energy-based procedures, and certain surgical procedures. Injection procedures conduct minimal penetration into body tissues, where intended substances are injected into face or body. Energy-based procedures, enabled by devices, utilize various forms of energy, such as laser and radiofrequency, to change status of skin or body. Surgical procedures perform invasive methods to alter the appearance of specific parts of the face or body.

The non-invasive or minimally invasive aesthetic services entered the rapid development phase since around 2015 when the public became increasingly aware of the services and pursuit of beauty was ignited by the pop culture. From 2018 to 2022, the market size of the non-invasive or minimally invasive aesthetic services showed a disrupted but adamant growth trend, with an increase from approximately RMB57.2 billion ($8.3 billion) to RMB103.2 billion ($15 billion), representing a CAGR of 15.9%. In 2020 and 2022, the spread of the COVID-19 pandemic and the accordingly tightened regulations disrupted normal business operations, which slowed down the growth of the market despite strong customer demand. For the period from 2023 to 2027, following the end of COVID-19 pandemic, the market size is projected to reach approximately RMB248.8 billion ($36.1 billion) by 2027, representing a CAGR of 19.3%.

Installment Payment Service in Focused Industry

Installment payment plans are, in essence, personal loans for consumption purposes that borrowers must repay with a set number of scheduled payments called installments. This type of loan was initially lent by banks to consumers to pay for high-value, durable goods or investments such as housing and cars. Amid a favorable financial environment and rapid growth of Internet platforms, both traditional financial institutions and fintech companies are expanding their installment payment offerings to a variety of industries, such as wedding, education and family healthcare industries, which has helped improve consumer acceptance of this new payment method. For example, fintech firms Ant Financial and online retailer JD’s financial arm have been heavily promoting interest-free installment payment plans as well as payment coupons and temporary overdrafts, which have contributed to the increased penetration of the installment payment method in a variety of industries in China, such as Focused Industries.

After years of development in China, full-service wedding venues witness rather few consumers using installment payment plans, like the ones provided by the financial institutions on our Aifendan Platform. In 2022, the installment payment penetration rate in full-service wedding venues stood at about 13%, increasing from 8% to 13% over the past five years and is expected to reach 18% by 2027.

When it comes to the installment payment penetration in pre-wedding photography, despite long history in China, installment payment penetration stands low in pre-wedding photography at around 6% in 2022, increasing from 4% in 2018 to 6% in 2022 and expects to reach 8% by 2027.

Installment payment for continuing education is more popular among the young generation, compared with that in the wedding industry. In 2016, there were approximately 45.0% of consumers purchasing diploma-oriented continuing education products from merchants through installment payments. This rate increased to 65.0% in 2022 and is expected to reach 72.0% in 2027. At present, the main installment payment methods for diploma-oriented continuing education include Baidu Umoney, Haier Finance and Huifengqi. Such installment payment providers usually feature a credit of RMB50,000 (approximately $7,249) to RMB200,000 (approximately $28,997), with a focus on emerging service scenarios including continuing education.

The penetration rate of the installment payment of non-invasive or minimally invasive aesthetic services stood around 10.0% in 2022 and is expected to reach 12.0% in 2027. The seemingly low penetration rate was primarily explained by the relatively low cost of these services to customers. The average annual spending on non-invasive or minimally invasive aesthetic services was estimated between RMB4,000 (approximately $580) to RMB5,000 (approximately $725). Despite the low installment penetration rate, as more and more young customers are involved in non-invasive or minimally invasive aesthetic services, installment is expected to become a more welcomed payment option.

Compared with the installment payment services provided by other financial institutions, the credit limit granted by the financial institutions on our Aifendan Platform to each individual consumer is more flexible and customized to cater to the actual needs of individual consumers.

Customer Acquisition in Focused Industries

Customer acquisition is a crucial part of completing transactions in every industry. Improving customer acquisition capability not only includes customer acquisition cost control, but also increasing lead-to-customer conversion rates. For full-service wedding venues, pre-wedding photography and diploma-oriented adult education services, consumers usually go through a long buying decision-making process because such services are of vital significance, expensive and infrequently bought.

One of the key factors that improve businesses’ customer acquisition ability is the application of big data technologies. Major Internet companies have huge user bases from which they can collect large amounts of data. User data such as gender, place of residence and age can help businesses identify their target customers very quickly.

Professional customer acquisition service providers have helped businesses improve their customer acquisition efficiency. Many smaller companies work with customer acquisition service providers, like us, for cost-saving reasons as well as because such service vendors have the expertise and experience in customer acquisition.

According to the Euromonitor Report, as the full-service wedding venues industry has been relying on online channels for customer acquisition, the cost of customer acquisition has risen over the 2018-2022 period, at a CAGR of 7.3%. In 2022, the cost of customer acquisition accounted for about 12% of total revenues in the full-service wedding venues industry. The cost of customer acquisition is expected to grow at a CAGR of approximately 20.8% in the next five years. For total costs elicited by customer acquisition in Focused Industries, see Charts 5-8 below.

Chart 5    Total Cost Elicited by Consumer Acquisition, Full-Service Wedding Venues, 2018 – 2027F

5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
100%
80%
60%
40%
20%
0%
-20%
1,251
1,987
1,518
1,920
1,659
2,081
2,586
3,179
3,789
4,424
26.9%
-4.3%
26.5%
13.6%
25.4%
24.3%
23.0%
19.2%
16.8%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Customer acquisition cost by full-service wedding venues (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Chart 6    Total Cost Elicited by Consumer Acquisition, Wedding Photography, 2018 – 2027F

20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
60%
50%
40%
30%
20%
10%
0%
-10%
8,246
9,509
9,430
10,715
10,291
11,408
12,359
13,258
14,177
14,959
15.3%
-0.8%
13.6%
-4.0%
10.8%
8.3%
7.3%
6.9%
5.5%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Customer acquisition cost by wedding photography (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Chart 7    Total Cost Elicited by Consumer Acquisition, Diploma-Oriented Adult Education, 2018 – 2027F

30,000
25,000
20,000
15,000
10,000
5,000
0
40%
35%
30%
25%
20%
15%
10%
5%
0%
9,817
11,759
13,826
15,061
15,735
16,664
18,125
19,640
21,215
22,870
19.8%
17.6%
8.9%
4.5%
5.9%
8.8%
8.4%
8.0%
7.8%
2018
2019
2020
2021
2022
2023F
2024F
2025F2
2026F2
2027F
Customer acquisition cost by diploma-oriented adult education (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

Chart 8    Total Cost Elicited by Consumer Acquisition, Non-Invasive or Minimally Invasive Aesthetic Services, 2018 – 2027F

CAGR2018-2022 16.6%
CAGR2023F-2027F 20.8%
15,801
19,839
21,805
27,192
29,214
34,987
42,234
51,173
61,851
74,575
25.6%
9.9%
24.7%
7.4%
19.8%
20.7%
21.2%
20.9%
20.6%
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
70%
60%
50%
40%
30%
20%
10%
0%
2018
2019
2020
2021
2022
2023F
2024F
2025F
2026F
2027F
Customer acquisition cost by non-invasive or minimally invasive aesthetic services (CNY million)
Growth Rate (%)

Source: The Euromonitor Report

OUR BUSINESS

Overview

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating entities established in the PRC, primarily Shanghai Fendan.

We provide Intermediary Services, Technology Services and Marketing Services to customers which are merchants and financial institutions primarily servicing certain Focused Industries, including (i) wedding industry, such as full-service wedding venues (one-stop wedding services offering wedding venues, wedding planning, makeup, wedding video and photography, flowers, guest hotels and other wedding related services) and pre-wedding photography; (ii) continuing education industry; and (3) family healthcare industry, especially in the realm of postpartum care and non-invasive or minimally invasive aesthetic services. Our business operations are conducted in China through our PRC Subsidiaries.

Our service portfolio is composed of (1) Intermediary Services through our Aifendan Platform — an interactive online transaction platform facilitating transactions among individual consumers, merchants and financial institutions in the Focused Industries; (2) Marketing Services, including but not limited to, advertisement design, production and distribution, marketing and promotion of products and/or services, and customer acquisition; and (3) Technology Services, primarily the development, maintenance and upgrade of business management system and related software, such as ERP and SaaS systems, and the corresponding technology services and supports.

Consumers, especially those between the ages of 20-40 who are at the stage in their lives where marriage and career development are at the forefront, often have financing needs to support their plans for weddings, continuing education and family health-related matters. Our Aifendan Platform, launched in July 2016, accessible by individual consumers through invitation from merchants via scanning unique QR codes, is an interactive system where the individual consumers are offered a “Purchase before Payment” option to purchase products and/or services now from merchants and then make installment payments later through financing services provided by our cooperating financial institutions. As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies.

Our customers include (i) merchants primarily providing wedding, continuing education and family healthcare services, and (ii) financial institutions, including trust companies, commercial factoring companies, micro-lending companies and consumer finance companies, covering most developed areas of China, such as Beijing, Shanghai, Hangzhou, Nanjing, Guangzhou, Shenzhen, Tianjin, Hebei province and the southwest area of China. We seek to expand our customer base into additional second-tier and third-tier cities of China in 2023.

Our Strengths

We believe that the following strengths have contributed to our growth and are differentiating us from our competitors:

•        Proprietary interactive system facilitating transactions among individual consumers, merchants and financial institutions in Focused Industries.    The unique characteristic of our Aifendan Platform is, through AI and big data analysis of consumers’ behaviors, preferences and other related factors, to automatically match the individual consumers with the suitable financial institutions for financing the products and/or services offered by merchants. We have independently developed our Aifendan Platform with our own technologies. We also use a series of technologies in system development, including cloud servers, interface encryption transmission, remote disaster recovery and backup, which ensure the system’s security, stability, and disaster recovery capacity. Through our Aifendan Platform, we aim at making transactions more efficient, effective and convenient for all participants.

•        New business model with less competitive pressure and low costs.    Our new business model reduces the customer acquisition costs for merchants and financial institutions, and solves the concerns individual consumers encounter, such as the sustainability and solvency of the merchants, insufficiency of funds, the difficulty of financing, or the complicated loan application procedures from banks. Instead of directly targeting individual consumers as many other service providers do, which is usually costly and time-consuming, we market and sell our services directly to merchants and financial institutions who will recommend our services to their consumers. Once merchants register with us, besides those consumers referred by us to them through our Marketing Services, they also bring self-developed consumers who have financing needs to our Aifendan Platform, which greatly saves our time, energy and funds in marketing individual consumers. Once consumers confirm their purchase intentions, merchants will share QR codes with their consumers who can use them to access our Aifendan Platform if such consumers elect to finance their purchases through our Aifendan Platform. This new business model to some extent reduces our marketing costs as merchants will bring a steady flow of consumers, either referred by us or developed on their own, to our Aifendan Platform.

•        Strong marketing and promotion capacity.    Our marketing or promotion channels are diversified and continue to evolve, ranging from popular social media channels among young people nowadays in China, including TikTok, Xiaohongshu (or “RED”), dianping.com, Baidu, Jinri Toutiao (or “Today’s Headlines”) and Kuaishou, to traditional offline channels, such as posters on buildings and in elevators.

•        Experienced and committed management team.    Our company is led by an experienced and visionary management team. Most of our management members have more than a decade of experience in information technology, internet platforms, financing, wedding and education industries. The management team’s experience has provided them with the skills and expertise that are essential in approaching and selecting merchants and financial institutions. We believe that these factors can effectively help us understand, analyze and monitor the target industry trends and customers’ needs. Additionally, these factors help build good business relations, thus cultivating more opportunities for our business growth.

•        A large number of merchants on our Aifendan Platform.    As of July 31, 2023, we had more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, covering the most developed areas of China. Some of the merchants are the leading force in their respective industries. For example, the top three wedding service providers in Shanghai, Bride Elysee, Galleria and C.LA.V, accounting for an aggregate market share of approximately 50% in Shanghai according to the Euromonitor Report, are registered merchants with us.

Our Strategies

We intend to grow our business by pursuing the following key strategies:

•        Strengthen our industry position by gaining additional market share.    Our goal is to strengthen our market position and accelerate our expansion by improving our existing services and developing new services (such as merchants’ short videos, live sales, online mall design and maintenance, etc.), and gaining additional market share. To this end, we plan to use a portion of the proceeds from this offering for research and development of new services and technologies and equipment upgrades for our Platform.

•        Expand our sales network.    We intend to use a portion of the proceeds from this offering to expand our sales network through opening new offices and hiring new staff to penetrate new geographic markets, especially the major emerging cities in China, such as Wuhan, Changsha, Qingdao, further gaining market share in existing markets and accessing a broader range of customers.

•        Enhance our ability to attract, incentivize and retain talented professionals.    We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

•        Expand our business through acquisitions, strategic partnerships and joint ventures.    We intend to use a portion of the proceeds from this offering to acquire or partner with businesses similar or complementary to our current business, including opportunities that further promote our brand, expand service and product offerings on our Aifendan Platform, strengthen our technology infrastructure and capabilities, or expand our geographic reach. As of the date of this prospectus, we have not identified, or engaged in any material discussions regarding any potential target.

Our Ecosystem

Customer acquisition is essential for all businesses in terms of forming a solid client base. Upon acquiring consumers, how to conclude the sales contract with customers which lead to the ultimate payment by the consumers, is another key element in securing the transaction. Upon contract execution and payment, how to perform the sales contract in order to realize the goals of all contracted parties is also an indispensable element for a successful transaction. Our ecosystem integrates our services with those key elements by providing Intermediary Services, Marketing Services, and Technology Services to our customers.

Our Intermediary Services are beneficial to all participants in our ecosystem — consumers, merchants and financial institutions, which facilitate the transactions among merchants, individual consumers and financial institutions in Focused Industries. Consumers will receive financial support through more simplified procedures (such as less loan application documents than banks, and fast loan application and approval process, usually within 20 minutes, etc.) at no/low costs and have access to additional discounts, rewards or benefits which are not otherwise available outside of our Platform. For merchants, our services enable them to receive full payment of services from financial institutions upon execution of loan agreements between financial institutions and individual consumers through our Aifendan Platform which we believe will greatly improve such merchants’ cash flow and liquidity as compared with their traditional payment terms whereby they have to collect payments over a long period time. When it comes to financial institutions, we connect them with merchants and individual consumers, who are not typically the target customers of large financial institutions. We believe this significantly expands their customer outreach and reduces their customer acquisition costs since it is costly and impracticable for financial institutions to approach retail consumers on a regular basis to market their services.

In our ecosystem, our Marketing Services are designed in response to our customers’ demand for customer acquisition. Locating and identifying consumers efficiently, effectively and economically is only the first step. Locking up the identified consumers, minimizing marketing costs, and relieving consumers’ concerns on product and service quality and solvency of the merchants, are the next inevitable steps to a successful transaction. Customer acquisition can be time consuming and costly. For example, it is costly and impracticable for financial institutions to approach retail consumers in need of financing. Our Marketing Services aim to address the pain points of our customers in customer acquisition and minimize their marketing costs.

The Technology Services we offer to our customers are aimed at optimizing their operating systems.

The Focused Industries in our ecosystem are correlative, covering major large amount spending of young couples at various stages of their lives and careers. Consumers in need of wedding services may also need postpartum care services at some point of their lives, or continuing education services when they are in need of higher education or trainings for career moves, leading to utilization of services provided by our merchant customers and financing services provided by the matched financial institutions on our Aifendan Platform, which will not only reduce the marketing costs for both our customers and us, but also offer convenience and benefits to consumers and enhance consumer loyalty.

Our Revenue Model

Our revenue consists of (1) Transaction Facilitation Fees for Intermediary Services received from both merchants and financial institutions; (2) Technology Services Fees from providing Technology Services; and (3) Marketing Services Fees from providing Marketing Services (“Marketing Services Fees”). For the fiscal years ended December 31, 2022 and 2021, we recognized approximately $10,689,451 and $9,558,356, respectively, in revenues, of which Transaction Facilitation Fees accounted for approximately 24.4% and 53.2%, respectively, Technology Services Fees accounted for approximately 69.3% and 38.8%, respectively, and Marketing Services Fees accounted for approximately 6.4% and 8.0%, respectively, of our total revenues.

Transaction Facilitation Fees.    It refers to the fees we collect from merchants and financial institutions for the Intermediary Services we offer to them on our Aifendan Platform. For the financial institutions, such fees also include the Marketing Services we offer to them. Specifically, we charge:

(1)    merchants a fee in the range of approximately 8% – 10.8% of the total transaction value, which contributed an aggregate of approximately $1,133,798 and $3,609,427, respectively, to our total revenues, accounting for approximately 10.6% and 37.8%, respectively, of our total revenues, for the fiscal years ended December 31, 2022 and 2021; and

(2)    financial institutions a fee in the range of approximately 21% – 38% of financing costs and interests, which contributed an aggregate of approximately, $1,469,172 and $1,471,530, respectively, to our total revenues, accounting for approximately13.7% and 15.4%, respectively, of our total revenues, for the fiscal years ended December 31, 2022 and 2021.

Technology Services Fees.    In exchange for our customized Technology Services, including but not limited to, development, maintenance and upgrade of business management system and related software, such as ERP and SaaS systems, and related technology services and support, we charge our customers either fixed fees on a project basis or monthly fees for maintenance and support or a combination of both.

Marketing Services Fees.    We provide Marketing Services to merchants and financial institutions, including but not limited to, advertisement design, production and distribution, marketing and promotion of products and/or services and customer acquisition. In exchange for such services, we charge merchants fees that are either (1) a certain percentage of the total purchase amount made by consumers acquired by merchants through our Marketing Services, usually 8%, or (2) fixed monthly or quarterly fees, usually at an average of RMB3,000 (approximately $435) per month. We do not, however, collect separate Marketing Services Fees from financial institutions.

Our Market Opportunities

The wedding services provided in a single transaction, may take more than six months to complete, and the continuing education services, especially diploma-oriented training programs, usually continue for a period of 2-3 years. Both services involve large-amount and long-term spending. Young people aged 20-40 who do not have sufficient savings to support such spending are typically good candidates for installment payment services, like the one offered by the financial institutions on our Aifendan Platform.

According to Euromonitor Report, the average spending on a wedding in China was RMB223,000 ($32,332) in 2019, which was 3.5 times that of five years earlier. There were approximately 8.0% of consumers purchasing such services from merchants through installment payments in 2018. This rate increased to 13.0% in 2022, and is expected to reach 18.0% in 2027.

According to Euromonitor Report, young people at ages of 20-40 constituted approximately 30% of the total population in China during 2017-2021. Generation Z and Millennials will become the dominant global generations in the coming years, bringing to the market a new set of values and expectations. These combined factors are driving a clear, rapid, and accelerating growth and influx of new customers to the wedding, continuing education and healthcare industries. In China, total expenditures on education rose from RMB4,256 billion ($617 billion) in 2017 to more than RMB5,303 billion ($769 billion) in 2020. Latest data showed China’s total education expenditures reached RMB5,787 billion ($839 billion) in 2021, an increase of 9.1% compared with 2020. To further stabilize employment and fill technical job vacancies, the Chinese government has issued policies encouraging working people to participate in continuing and lifelong education. For instance, the Interim Measures for Individual Income Tax Special Additional Deductions, issued by the PRC State Council in December 2018, provided an additional income tax deduction for taxpayers who receive diploma-oriented continuing education domestically. According to data from the Ministry of Education, adult enrollment in postsecondary institutions reached 3.8 million in 2021, an increase of 4.1% from 2020. As the government continues to implement support policies for continuing education, coupled with the rising interests of lifelong education by the younger generation, it is expected that the educational service market will experience stable expansion. In terms of the diploma-oriented continuing education as a whole, in 2018, there were approximately 53.0% of consumers in China purchasing diploma-oriented continuing education services from merchants through installment payments. This rate increased to approximately 65.0% in 2022, and is expected to reach approximately 72.0% in 2027.

As of the first half of 2019, there were more than 7,000 postpartum care centers in China. The postpartum care market is estimated to be worth approximately RMB19 billion ($3 billion) in 2020 and is projected to grow at a CAGR of approximately 15.0% over the next 3 to 5 years.

The non-invasive or minimally invasive aesthetic services entered the rapid development phase since around 2015 when the public became increasingly aware of the services and pursuit of beauty was ignited by the pop culture. From 2018 to 2022, the market size of the non-invasive or minimally invasive aesthetic services showed a disrupted but adamant growth trend, with an increase from approximately RMB57.2 billion ($8.3 billion) to RMB103.2 billion ($15 billion), representing a CAGR of 15.9%. In 2020 and 2022, the spread of the COVID-19 pandemic and the accordingly tightened regulations disrupted normal business operations, which slowed down the growth of the market despite strong customer demand. For the period from 2023 to 2027, following the end of the COVID-19 pandemic, the market size is projected to reach approximately RMB248.8 billion ($36.1 billion) by 2027, representing a CAGR of 19.3%.

Our Services

Intermediary Services

Our Intermediary Services are primarily conducted through our Aifendan Platform. As of July 31, 2023, we had an aggregate of 122,570 transactions with a total transaction value of approximately RMB2,698 million ($391,17 million) completed on our Aifendan Platform, among which 7,316 transactions were in wedding services industry, with 80,984 in education industry, 12,599 in postpartum care industry, 7,067 in pre-wedding photography industry and 14,606 in other industries, such as micro plastic surgery and pet clinics.

For the fiscal years ended December 31, 2022 and 2021, the revenues generated from our Aifendan Platform were approximately $2,602,969 and $5,080,957, respectively, accounting for approximately 24.4% and 53.2%, respectively, of our total revenues.

Overview of Aifendan Platform

With a deep understanding of the needs and challenges facing merchants to acquire customers and increase the transaction value per customer, we introduced a new transaction model — “Purchase before Payment” through Aifendan Platform in December 2016, providing intermediary services to the merchants primarily in the Focused Industries, such as wedding services (such as full-service wedding venues and pre-wedding photography), continuing education and family healthcare (especially in the realm of postpartum care and non-invasive or minimally invasive aesthetics) industries by connecting their services with individual consumers in financing needs and our cooperating financial institutions for offering installment payment plans.

Our Aifendan Platform is accessible by invitation from our merchants through scanning our unique QR code via smart phone camera or WeChat, a social media application. It is an interactive system where the individual consumers may purchase products first from our merchants by making installment payments later through the financing services provided by financial institutions on our Aifendan Platform.

An individual consumer may initiate an installment payment application in approximately five (5) minutes on our Aifendan Platform, where a financial institution will be automatically matched with such consumer as a result of analyzing his (her) application and financial institutions’ preferences by our system. Upon receipt of the application, the matched financial institution will assess, approve or deny such individual consumer’s application within approximately 10 minutes and, if approved, a loan agreement will then be automatically generated and executed between the parties, followed by a release of funds within a maximum of two (2) business days by the financial institutions to the designated receivers — the merchant from which the consumer purchases goods or services. As a result, such individual consumer shall make installment payments to the financial institution in accordance with the loan agreement.

Work Mechanism of Aifendan Platform

Our Aifendan Platform is composed of four function modules, including:

•        Merchant Registration Module.    This module is designed for potential merchants who intends to register with us. Any potential merchant may submit all required documents through this module, including their product information, price and payment plans, etc., and upon approval, a Special Merchant Cooperation Agreement will be automatically generated from this module for electronic execution between us and the merchants.

•        Transaction Module.    This module is designed for completion of transactions through the interactions among merchants, consumers and financial institutions. Consumers are normally invited by merchants to register with us through scanning our unique QR code, submit all required documents and initial installment payment application through this module. Upon receipt of the application, this module will analyze his (her) application and financial institutions’ preferences and automatically match a financial institution with such consumer. Upon approval by the financial institution, consumer will sign the loan agreement with such financial institution through this module.

•        Merchant Account Management Module.    This module is designed for registered merchants in the routine management and supervision of all their transactions on the Aifendan Platform. Each merchant will be assigned an account upon registration with us. They may use this account for managing and supervising all transactions conducted on our Aifendan Platform, such as monitoring installment payment applications, approval and repayment status, inquiry and verification of the financing amount and application time, and reviewing and downloading all agreements executed through the Aifendan Platform This module is also used to make changes and adjustments on their products and services and related information.

•        Company Management Module.    This module is designed for our management and supervision of all transactions on the Aifendan Platform, and fee settlement. It includes a lot of functions, including but not limited to the management of registered merchants and consumers and monitoring the transactions conducted by all participants which supports our routine operation.

The work mechanism of above four function modules is illustrated in below chart:

Value-added Services of Aifendan Platform

Our “Purchase before Payment” transaction model comes with additional value-added services to the individual consumers, including merchant allowance and unilateral termination commitments.

Merchant Allowance is a voluntary commitment from merchants to pay all fees (purchase amount excepted), including interests and financing expenses charged by the financial institutions to individual consumers for the installment payment transactions completed through our Aifendan Platform. The merchants making such commitment will pay such fees directly to the financial institutions at the time of concluding the transactions or on a monthly basis. This allowance will be automatically implemented in accordance with our agreements with such merchants and individual consumers are not required to make the payment of such fees to the financial institutions or make any application with regard to such allowance. This allowance reduces the purchase costs of individual consumers, providing an incentive for consumers to complete their purchase through our Aifendan Platform. As of July 31, 2023, approximately 76% of the transactions on our Aifendan Platform were processed with merchant allowance.

Unilateral Termination Commitment is a voluntary commitment from merchants, which provides individual consumers the right to terminate services purchased on our Aifendan Platform for no reason at any time during the service period. We will assist such consumers in communicating with merchants for termination settlement to minimize any disputes or claims. Considering education services usually involve long service period, for example, some diploma-oriented programs may take 2-3 years, we require all merchants in the education industry make the unilateral termination commitment as a precondition to register with us and offer services through our platform. For merchants providing such a commitment, upon our receipt of a termination notice from a consumer, we will notify the relevant merchant who may contact such consumer to resolve any issues that may cause the consumer to request for a termination and provide a rectification period of 30-60 days to such consumer to reconsider its termination request. If such consumer proceeds with the termination after such period, he or she will be not responsible for the loan balance for the services not provided (“Balance Fund”). The merchant, however, will refund such Balance Fund to the matched financial institution. Upon such refund, the transaction is terminated and all parties are relieved from all obligations under the transaction. The determination of services not provided depends on the nature and duration of service so provided, considering fairness and reasonableness for both parties. As of July 31, 2023, approximately 77% of the transactions on our Aifendan Platform were processed with unilateral termination commitment by the merchants.

For the fiscal years ended December 31, 2022 and 2021, revenues generated from our Aifendan Platform were approximately $2,602,969 and $5,080,957, respectively, accounting for approximately 24.4% and 53.2%, respectively, of our total revenues.

Marketing Services

We provide customized marketing and promotion services, including but not limited to advertisement design, production and release, marketing and promotion of the products and/or services of the merchants, and customer acquisition, to merchants and financial institutions primarily in the Focused Industries, in exchange for Marketing Services Fees. We launched our Marketing Services in April 2020.

We do not collect separate Marketing Services Fees from financial institutions. Our fee arrangement with financial institutions for Marketing Services is included in our Transaction Facilitation Fees for Intermediary Services.

As of July 31, 2023, we have a professional advertising team of nine people, most of whom have over three to five years of experience in the advertisement industry. Our advertising team makes customized advertisement designs tailored to our customers’ requirements, and upon our customers’ approval, produces and releases the advertisement. Our marketing or promotion channels for releasing the advisement are diverse and continue to evolve, ranging from popular social media channels among young people nowadays in China, including Tiktok, Xiaohongshu (or “RED”), dianping.com, Baidu, Jinri Toutiao (or “Today’s Headlines”) and Kuaishou., to traditional offline channels, such as posters on buildings and in elevators. Our contact information is generally included in those advertisements. Those consumers who are interested in our advertisement will contact us first for basic knowledge of what advertised. Upon confirmation of their purchase intentions through our initial contacts, we will recommend them to the corresponding merchants for further negotiations.

For the fiscal years ended December 31, 2022 and 2021, revenues generated from our Marketing Services were approximately $682,098 and $769,273, respectively, accounting for approximately 6.4% and 8.0%, respectively, of our total revenues.

Technology Services

We provide customized business management system and related technology services to our customers, including but not limited to the development, maintenance and upgrade of business management system and related software, such as ERP and SaaS systems, and the corresponding technology services and supports. We launched this service in March 2019.

For the fiscal years ended December 31, 2022 and 2021, revenues generated from our Technology Services were approximately $7,404,384 and $3,708,126, respectively, accounting for approximately 69.3% and 38.8%, respectively, of our total revenues.

Our Customers

Our customers include merchants and financial institutions in China. Merchants are required to register with us, free of membership fees, on our Aifendan Platform. Financial institutions normally collaborate with us through offline contractual agreements.

For the fiscal year ended December 31, 2022, our top four customers, namely Shenzhen Fukangtang Biotechnology Co., Ltd., Shanghai Yimo Wedding Ceremony Co., Ltd., Shenzhen Xinyuan Electronic Technology Co., Ltd. and Guangzhou Internet Merchants Micro-Financing Co., Ltd., contributed approximately $1,822,582, $1,682,383, $1,682,383 and $1,414,967, respectively, to our total revenues, accounting for approximately 17%, 16%, 16% and 13%, respectively, of our total revenues. For the fiscal year ended December 31, 2021, our top two customers, namely Guangzhou Internet Merchants Micro-Financing Co., Ltd. and Shenzhen Qianhai Zhixing Commercial Factoring Co., Ltd., recognized approximately $1,172,761 and $1,713,548, respectively, in revenues, accounting for approximately 12% and 18%, respectively, of our total revenues.

Merchants

Merchants on our Aifendan Platform primarily provide wedding services, including full-service wedding venues and pre-wedding photography, continuing education, and family healthcare, especially postpartum care and non-invasive or minimally invasive aesthetic services, to individual consumers, mainly young people aged 20-40.

Full-service wedding venues, refers to the one-stop wedding services offered by the merchants on our Aifendan Platform, including wedding venues, wedding planning, makeup, wedding video and photography, fresh flowers, guest hotels and other wedding related services.

Compared with traditional wedding services offered by smaller wedding service providers who usually rent hotels or clubs as wedding venues, merchants in wedding industry on our Aifendan Platform are substantially all medium- or large-sized merchants who are more financially stable and sound and usually make significant investment in the wedding venues so as to provide the full-service wedding venue services tailored to the diversified needs of the individual consumers. They usually design and decorate the wedding venues tailored to the taste of young people, and arrange creative and innovative wedding ceremonies, which are more attractive to, and popular among, young people, thus drawing more attention from young people to their services.

Continuing education industry in China is broadly divided into diploma-oriented education programs and non-diploma-oriented programs, the former of which has more stringent qualification requirements requiring specialized school license. Merchants on our Aifendan Platform includes both diploma-oriented and non-diploma-oriented training institutions, accounting for approximately 38% and 62%, respectively, of the total education services merchants on our Aifendan Platform. The diploma-oriented merchants are usually large-scale institutions in comparatively stable operations.

Merchants on our Aifendan Platform offering family healthcare services are primarily postpartum care centers, providing individual consumers with postpartum care services, including food and lodging, basic medical services, postpartum exercise, and newborn care and consulting. In the middle of 2022, some merchants in non-invasive or minimally invasive aesthetic services started to join our Aifendan Platform.

As of July 31, 2023, we have more than 3,990 registered merchants on our Aifendan Platform, covering 36 major cities of China, including but not limited to Beijing, Shanghai, Hangzhou, Nanjing, Guangzhou, Shenzhen.

We source merchants through multiple channels, including, but not limited to, (i) referrals from our existing customers, (ii) phone calls and on-site visits, and (iii) industry exhibitions and expositions.

We generally enter into long-term agreements with merchants for a period of at least one year, with automatic renewal terms under certain conditions. Merchants must meet all required qualifications in order to register on our Aifendan Platform. Our qualification requirements include, but are not limited to, current and valid registration with the local industrial and commercial administrative department, possession of requisite licenses or permits for products and/or services to be provided, certain scales of registered capital, sizable operation site and facilities, and professionals. We also require all merchants have no occurrence of significant risk issues and negative comments from its counterparts, and their major shareholders and senior management have no credit issues, bad practice records or violation of laws for the past two years.

Our marketing team conducts onsite visits to our registered merchants, collects all qualification materials from merchants with potential cooperation intentions and submits them to our Aifendan Platform. Our risk management team reviews the merchants’ qualification materials, such as business licenses, special permits and licenses, and tax certificates, and verifies information on their facilities, licensed professionals and experience, operating history, business reputation and conflict of interests. We sign special cooperation agreements with merchants who have passed our review and verification and set up accounts for them on our Platform where they can manage all their transactions on our Aifendan Platform.

Financial Institutions

Financial institutions are not required to register with us on our Aifendan Platform and all of them partner with us by signing long-term cooperation agreements. As of July 31, 2023, we have collaborated with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies.

We enter into long-term agreements with all of our financial institutions for a period of at least one year, with automatic renewal terms under certain conditions. Financial institutions must meet all required qualifications in order to provide financing services on our Aifendan Platform, including but not limited to the current and valid registration with the local industrial and commercial administrative department and relevant banking regulatory authorities, possession of requisite licenses and permits, and certain scales of registered capital.

Financial institutions are connected with our Aifendan Platform through an encrypted data interactive system. After our system matches a certain financial institution with an individual consumer, it will automatically connect the consumer with such financial institution through the interactive system and data will be processed accordingly in an encrypted way to ensure its safety. Upon receipt of the application, the matched financial institution will assess, approve or deny such individual consumer’s application within approximately ten minutes and, if approved, a loan agreement will be automatically generated upon approval and executed by the parties, followed by a release of funds within a maximum of two business days by the financial institution to the designated merchant who is the provider of products and/or services. The consumer will make installment payments to the financial institution in accordance with the loan agreement.

Individual Consumers

Individual consumers are not our customers but important participants of our ecosystem. Individual consumers registered on our Platform are from 36 major cities across China, such as Beijing, Shanghai, Hangzhou, Nanjing Guangzhou, Shenzhen. They are composed of young people aged 20-40 in financial need for their weddings, continuing education and family healthcare.

We do not collect any fees from individual consumers.

An individual consumer is usually invited by the merchants through scanning QR codes to gain access to our Aifendan Platform where he or she must register with us first by signing a User Agreement and submit all required documents to our system, including, but not limited to, a personal information sheet and identification card, for initiating installment payment application. Upon receipt of the application, a financial institution will be automatically matched with such consumer as a result of analyzing such application and financial institutions’ preferences by our system. Upon receipt of the application, the matched financial institution will assess, approve or deny such individual consumer’s application within approximately ten minutes and, if approved, a loan agreement will be automatically generated and executed by the parties, followed by a release of funds within a maximum of two business days by the financial institutions to the merchant from who the consumer purchases services and/or products. Following the disbursement of funds, the consumer will make installment payments to the financial institution in accordance with the loan agreement.

Consumers may make partial or full payment through the installment payment plans provided by our cooperating financial institutions on our Aifendan Platform. In the case of partial payment, they must pay a certain down payment with merchants and finance the balance through the financial institutions on our Aifendan Platform.

As approximately 76% of the transactions on our Aifendan Platform were processed with merchant allowance as of July 31, 2023, most consumers pay no fees or interest to the financial institutions. Only a small number of consumers incur certain fees and interest in financing their purchases because they purchase products from those merchants who do not provide any merchant allowance.

As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 49% who have not conducted or completed any transactions with us) with an average age of approximately 29 on our Aifendan Platform.

Sales and Marketing

We market and sell our services through two separate sales teams for sourcing merchants and financial institutions.

Sales Team for Sourcing Merchants

We source merchants through multiple channels, including, but not limited to: (i) referrals from our existing customers, (ii) phone calls and on-site visits, and (iii) industry exhibitions and expos.

This sales team is primarily engaged in implementing our sales strategies and identifying, locating, securing and maintaining the top merchants in the first-tier cities as an initial phase, with expected expansions to the second-tier and third-tier cities of China in future, and providing customer services and routine supports, aiming to forming a solid customer base and strengthening our brand awareness across China.

As of July 31, 2023, this sales team includes a total of 25 people, including ten dispatched workers and fifteen full-time employees. The compensation package for this sales team includes fixed base salaries and commissions of 0.3%-0.5% based on the revenues or collection they achieve. Starting from January 2021, we hired dispatcher workers. We have a labor dispatching agreement in place with a human resource company who will dispatch fixed workers to us in accordance with our requirements, in return for service fees at a monthly rate of RMB65 (approximately $9) per dispatched worker. All dispatched workers are required to sign separate agreements with such human resource company for a fixed term of two years. We have no employment relationships with such workers, and unless otherwise provided in the labor dispatching agreement or required by law, we are not responsible for any losses, property damages, personal injuries, or labor disputes that they may incur during their service period with us.

Sales Team for Sourcing Financial Institutions

We source financial institutions primarily through referrals from our existing customers and third-party marketing intermediary companies, the latter of which charge us certain referral fees.

As of July 31, 2023, this sales team include six full-time employees, primarily engaged in implementing our sales strategies and identifying, locating, securing and maintaining financial institutions through onsite visits or third-party intermediary for referrals.

Our sales teams seek to maintain and strengthen relationships with our current customers as well as expand our business with new customers. We provide our sales team with regular training and internally developed systems to assist them in quickly becoming proficient and productive sales personnel.

Customer Services

For Consumers

We provide customer services, including consulting, order status tracking, information inquiry and other related services, to all existing and new consumers. All consumers may contact us through our official account on WeChat or our customer service hotline at (+86) 400-0880-991 for assistance.

We receive calls or voice messages from individual consumers on a daily basis, most of which are related to consultations, with minimal complaints or claims.

For Merchants and Financial Institutions

We do not have a separate customer service team for merchants and financial situations but provide customer services and routine supports to them through our sales teams as above-mentioned. Upon receipt of any complaints or claims, our sales teams will look into and solve the issues with our customers. For those issues beyond their control or authorized authority, they must contact the competent department of the Company, such as the legal department for claims or the IT department for technology issues.

R&D

Our R&D primarily focuses on the research and development of our Aifendan Platform, including related data analysis, consumer-financial institution auto match function, and e-contract and e-signature functions.  Our R&D efforts also involve research and development on software development and upgrades, system development, upgrades and maintenance, and technology service projects for our customers, including both merchants and financial institutions.

As of July 31, 2023, we had a team of 26 employees engaged in the R&D activities, all of which had obtained associate’s and bachelor’s degrees or above, possessing greater than three years of experience in R&D. During the fiscal years ended December 31, 2022 and 2021, our R&D expenses were approximately $814,859 and $866,595, respectively. R&D expenses mainly consist of salaries for R&D personnel, social security, accumulation funds and other R&D related matters.

In the future, we expect R&D expenses to increase as we continue to develop new services or products, enhance existing services and technologies and perform activities related to obtaining additional regulatory approvals on patents and other regulatory matters.

Competition

Our business encompasses a variety of services, including Marketing Services, Intermediary Services and Technology Services, primarily in the Focused Industries. The marketplace in which we compete is evolving rapidly and comparatively competitive, and we face competitors from different industry sectors in China and expect competition to increase in the future.

We believe the following companies may be our competitors, competing with us in one or more service sectors:

•        Baidu Umoney, or Du Xiaoman Financial (formerly Baidu Financial Services Group), primarily provides four lines of services, i.e., line of credit, wealth management, payment and financing technology to consumers. It primarily competes with us in providing financial supports to the continuing education and family healthcare sectors. We are different from Baidu Umoney as we do not provide financing services but intermediary services to both merchants and financial institutions.

•        Haier Finance, founded in 2014, is the first national consumer finance company approved by China Banking and Insurance Regulatory Commission, or CBIRC, upon expansion of the pilot consumption financing companies. It is committed to providing an open and sharing family financing service platform to consumers in all industry sectors. It primarily competes with us in providing financing supports to the continuing education and family healthcare sectors. We are different from Haier Finance as we do not provide financing services but provide intermediary services to both merchants and financial institutions.

•        Hunliji (or Marrymemo), is a cross-platform mobile wedding application launched in 2013 by Hangzhou Huoshao Cloud Technology Co., Ltd., a company founded in May 2012. It provides integrated wedding related services to its customers, such as exhibitions of wedding service providers, wedding product shopping guide and media invitation. It competes with us in providing Marketing Services to merchants. However, they do not provide intermediary services nor do they facilitate any transactions with financial institutions.

We believe the principal competitive factors in our industry include:

•        pricing competitiveness;

•        brand equity and customer relationships;

•        breadth and depth of service functions;

•        cost-effective solutions;

•        security and reliability;

•        support for merchants’ brand development;

•        pace of innovation;

•        optimized online platform and convenient business processing procedures; and

•        marketing and promotion capacities.

Material Contracts

Set forth below is a summary of all material agreements to which we are a party.

Agreement with Guangzhou Internet Merchants Micro-Financing Co., Ltd. and Qianhai Hengsheng (Shenzhen) Commercial Factoring Co., Ltd. (“Hengsheng Factoring”)

On March 20, 2019, Shanghai Fendan entered into a consumer loan cooperation agreement with Guangzhou Internet Merchants Micro-Financing Co., Ltd. (“Guangzhou Micro-Financing”) and Hengsheng Factoring. Pursuant to this agreement, Shanghai Fendan will refer consumers seeking personal loans to Guangzhou Micro-Financing, and Hengsheng Factoring will guarantee the loans taken by clients referred by Shanghai Fendan and repay or purchase such loans with accrued interest and merchant allowance (if any) in the event of default or under certain other circumstances. Specifically, Shanghai Fendan’s services include promotion of the consumer loans provided by Guangzhou Micro-Financing, initial screening and information verification of customers based on the standards provided by Guangzhou Micro-Financing, business and technology consultation and risk assessment. In consideration of the services provided by Shanghai Fendan, Guangzhou Micro-Financing will pay Shanghai Fendan the service fee on a monthly basis in accordance with the formula below, while the loan service fees is interest of loan paid by consumer directly to Guangzhou Micro-Financing:

•        Service fee (per month) = loan service fees in the current month – (principal payable in the current month + the aggregate principal outstanding in the remaining period) X13% / 12

In connection with its guarantee obligations, Hengsheng Factoring is required to make and maintain a security deposit equal to the higher of RMB 500,000 ($72,493) or 8% of the aggregate outstanding principal and interest of the guaranteed loans.

The term of the agreement is one year, subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least one month prior to the end of the applicable term. The agreement may be terminated (i) by Guangzhou Micro-Financing in the event of (a) a breach by Shanghai Fendan or Hengsheng Factoring, or (b) failure of Hengsheng Factoring to timely transfer monthly payments of consumers to Guangzhou Micro-Financing after its notice, or (ii) by any non-breaching party if the breaching party fails to cure the breach within 15 business days after the notice by the non-breaching party.

Employment Agreements

See “Management — Employment Agreements.”

Seasonality

We experience seasonality in our business, reflecting seasonal fluctuations in different industries during different times of the year. For example, we generally experience less transactions from merchants in wedding services and continuing education industries during the Chinese New Year, which usually occurs during the first quarter of each year. Due to the seasonality of our business, the results of any period of a year are not necessarily indicative of the results that may be achieved for the full year.

Cybersecurity

Various laws and regulations, such as the PRC Cybersecurity Law, govern the collection, use, retention, sharing, and security of the personal data we receive from and about our customers. Privacy groups and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users with data collected through the internet, and we expect such scrutiny to continue to increase. We have adopted policies, procedures and guidelines to comply with these laws and regulations and protect the personal privacy of our customers and the security of their data. Our board of directors has general oversight power over cybersecurity issues and delegates the daily supervision responsibility to our Chief Executive Officer, Mr. Chunjie Xu. The head of our IT department directly reports cybersecurity status to Mr. Chunjie Xu, and in case of a cybersecurity incident, Mr. Chunjie Xu will report the incident to our board of directors to take appropriate and timely measures in response to the incident. See “Risk Factors — Risks Related to Our Business and Industry — We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.” See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.”

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

Intellectual Property

Our business is dependent on a combination of trademarks, patents, copyrights, domain names, trade names, trade secrets and other proprietary rights in order to protect our intellectual property rights.

As of the date of this prospectus, we have one registered trademark in 11 classes in China. We also own one registered patent relating to a kind of an auxiliary device for projecting artificial flower petals for weddings, 21 copyrights relating to different service platforms, and one domain name 91fd.com.

We enter into agreements with our employees and consultants who may have access to our proprietary information upon the commencement of an employment or consulting relationship. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to the individual during the term of the relationship are our exclusive property.

Insurance

We currently maintain group accidental injury insurance and employer liability insurance for certain employees. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. Consistent with customary industry practice in China, we do not carry any key-man life insurance, nor any business interruption insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Properties

Our headquarters and executive offices are currently located in Shanghai, China. We lease offices in Shanghai, Shenzhen and Guangzhou for our business operations.

The following table sets forth certain information relating to our principal facilities we lease as of the date of this prospectus.

Location	Size (Square Meters)	Monthly Rent	Term	Primary Use
Units A-B, 15th Floor, 180 Tianjin Road, Huangpu District, Shanghai	574.42	RMB78,623.74 ($11,399)	May 1, 2020 to July 31, 2023	Office
Rooms 2405-2406, Zhaobangji Plaza, southwesterly from the corner formed by the intersection of Caitian Road and Fuhua Road, Futian District, Shenzhen	530.06	RMB120,854 ($17,522), reduced to RMB95,411 ($13,833) from July 1, 2020 to March 31, 2021; 5% annual increase from April 1, 2022 to March 31, 2024	April 1, 2018 to March 31, 2024	Office
Room 1302, Fortune Plaza, 116 East Sports Road, Tianhe District, Guangzhou	125.00	RMB16,786 ($2,434) from May 16, 2022 to May 31, 2024; RMB17,794 ($2,580) from June 1, 2024 to June 30, 2025	May 16, 2022 to June 30, 2025	Office

We believe our office space is adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Employees

As of December 31, 2022, 2021, and 2020, we had 96, 102 and 126 full-time employees, respectively. We did not have dispatched workers for the fiscal year of 2020, but started employing dispatched workers in 2021. As of the date of this prospectus, we had a total number of ten dispatched workers. The following table provides a breakdown of our employees by function as of July 31, 2023.

Functions	Number	Percentage
Research and development	26(1)(3)	19.4%
Management	7	5.2%
Finance	6	4.5%
Legal	1	0.8%
General and administrative	5	3.7%
Marketing and sales	57(2)	42.5%
Product Operations	32(3)	23.9%
Total	134 (including 10 dispatched workers)	100%

____________

(1)      In 2023, we recruited four additional R&D full-time employees.

(2)      In 2023, we recruited 25 additional full-time employees, and seven R&D employees were transferred to our marketing and sales team (accounting for an increase of 128% compared with 2022) in the marketing and sales department, which is in line with our increased marketing activities for business expansion in 2023.

(3)      In 2023, we reclassified our employees and moved 12 employees originally under the research and development department into product operations department.

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by regulations in China, we participate in various employee social security plans that are organized by local governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees.

Legal Proceedings

We know of no material, active, pending or threatened proceeding against us, nor are we involved as a plaintiff or defendant in any material proceeding or pending litigation.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

PRC REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress (the “NPC”), which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the SAFE, the CAC, the MOFCOM, the National Development and Reform Commission of the People’s Republic of China (the “NDRC”), the SAMR, formerly known as the SAIC, the Ministry of Civil Affairs (the “MCA”), and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Personal Information Protection

The SCNPC promulgated the PIPL, on August 20, 2021, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. The PIPL elaborates the protection by law of personal information for natural persons and no entity or individual may infringe upon the rights and interests of the natural persons.

It clearly stipulates the rules for cross-border provision of personal information. Pursuant to the rules, personal information processors shall meet one of the conditions in order to provide personal information overseas for their business operations: (i) passing the security evaluation organized by the CAC; (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information, information reception procedures and other related information.

It further regulates that all personal information collected and produced in China by critical information infrastructure operators, and personal information processors holding the threshold users regulated by the CAC, shall be stored and saved in the territory of China. Provided that overseas provision of such personal information is required, unless laws and regulations regulate otherwise, it must pass the security evaluation organized by the CAC. Without the approval of the PRC competent authority, personal information processors are prohibited from providing personal information stored in the territory of China to foreign judicial or law enforcement agencies.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), only our PRC subsidiary Shanghai Fendan is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. As of the date of this prospectus, Shanghai Fendan is subject to, and in compliance with, the PIPL, and have not been involved in any investigations related to cybersecurity or data security initiated by related regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Therefore, we do not expect the PIPL to materially impact our operations.

On November 14, 2021, the CAC released the Regulations for Administration of Network Data Security for public comments until December 13, 2021. The Draft Data Security Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. As of the date of this prospectus, the Draft Data Security Regulations have not been officially promulgated, and we cannot predict the impact of the Draft Data Security Regulations, if any, at this stage. We will closely monitor and assess any development in the rulemaking process. As advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), we are not subject to the cybersecurity review mandated by the Draft Data Security Regulations, if enacted, as we, as a data processor, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies. We believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood, and none of the Company or any of its PRC Subsidiaries has been identified as an operator of “critical information infrastructure” by any competent PRC government authorities. Additionally, none of the Company or any of its PRC Subsidiaries is an “online platform operator controlling personal information of more than one million users” under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through Shanghai Fendan, does not hold the personal information of more than one million users. Therefore, we are not required to apply for the cybersecurity review by the CAC as stipulated in the Cybersecurity Review Measures. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for a cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC.

Regulations Relating to Loan Recommendation Services

Overview

Under the current PRC regulatory regime, the legal definition and regulatory principles of loan recommendation services and specific regulatory requirements regarding the services have not been clarified in any relevant promulgated laws or regulations. However, the following laws and regulations, as well as other new regulatory proposals, may be applicable to governmental authorities’ supervision of loan recommendation services and the loan recommendation industry.

Regulations Relating to Intermediation

In accordance with the PRC Civil Code, promulgated in May 2020 and effective as of January 1, 2021, a contract for intermediary services is a contract under which the intermediary reports to the client on opportunities for the conclusion of contracts or supplies of intermediary services relating to the conclusion of contracts, and the client pays remuneration to the intermediary. The intermediary shall provide the client with a strictly truthful account of all matters relating to the conclusion of any contract. Where the intermediary deliberately conceals important matters relating to the conclusion of contracts or supplies a false account of the situation, to the detriment of the client’s interests, the intermediary shall not demand the payment of remuneration and shall also be liable to provide compensation for any losses sustained.

Future Regulation Developments Relating to Loan Recommendation Services

The State Council released the Guiding Opinions on Promoting the Standardized and Healthy Development of the Platform Economy on August 1, 2019, which requires the implementation and improvement of comprehensive and prudent supervision of financial platforms, promotes the establishment and improvement of a new regulatory mechanism tailored to specific features of financial platforms, and promotes a fair, competitive market environment for financial platforms. The Research Group of China Institute of Inclusive Finance at Renmin University of China believes that the opinions provide a clear regulatory framework for governmental authorities to regulate loan recommendation services.

In accordance with the opinions, the research group believes that the central regulatory authorities, such as The China Banking Regulatory Commission, shall supervise the overall the regulation of loan recommendation services on a macro level, formulating nationwide unified regulatory principles, and provide specific regulatory requirements, which shall be implemented by other governmental authorities at lower level.

For banking institutions providing loan recommendation services, they shall be subject to the direct supervision and regulation of banking and insurance regulatory bureaus at the level of provinces, cities, and autonomous regions. Such bureaus’ responsibilities include, among other things, conducting on-site and off-site supervision of banking institutions providing loan recommendation services, assessing such banking institutions’ qualifications, collecting and reviewing commercial information disclosed in the referring and lending process, reviewing and modifying local policies and regulations related to loan recommendation services and banking institutions serving as service providers, and spotting and punishing illegal lending behaviors of banking institutions in accordance with relevant laws and regulations.

Other non-banking institutions providing loan recommendation services, including, but not limited to, mutual fund platforms, internet small loan companies, traditional small loan companies, and other similar institutions, shall directly report to the banking institutions with whom they intend to partner. As a non-financial institution, Fendan does not need to report. The banking institutions will decide whether to collaborate with these institutions offering loan recommendation services after independently assessing the qualifications of and data provided by such institutions through internal control and risk management. Local financial offices, or local financial supervision and administration bureaus, do not need to directly supervise and manage non-banking institutions providing loan recommendation services in their own regions.

As the interpretation of the aforementioned regulation is still being debated and there has not been official promulgation and implementation of any law or regulation specifically addressing regulatory issues surrounding loan recommendation services, the opinions as discussed above do not have an adverse impact our loan recommendation business. However, in light of the evolving and developing nature of the regulatory regime regarding loan recommendation services, it is probable that the Chinese government will adopt regulations and policies that may temporarily restrain the scale and growth of our loan recommendation services in the future.

We provide Intermediary Services and loan recommendation services to our customers, including merchants and financial institutions and receive Transaction Facilitation Fees from them. As of the date of this prospectus, we are in full compliance with the regulations relating to loan recommendation services, and are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulation.

Regulations Relating to Foreign Investment Restrictions

Regulations Relating to Company Establishment

The PRC Company Law, as amended in 2018, applies to the establishment, operation and management of both PRC domestic companies and foreign invested enterprises. Investment in the PRC by foreign investors are also regulated by the Foreign-Owned Enterprise Law of the PRC promulgated on April 12, 1986 and amended on October 31, 2000 and September 3, 2016, the Implementing Rules for the Foreign-Owned Enterprise Law of the PRC promulgated on December 12, 1990 and amended on April 12, 2001 and February 19, 2014, the Sino-foreign Equity Joint Venture Enterprise Law promulgated on July 1, 1979 and most recently amended on September 3, 2016, and the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign invested Enterprises promulgated on October 8, 2016 and amended on July 30, 2017 and June 29, 2018. Under these laws and regulations, the establishment of a wholly foreign-owned enterprise is subject to the approval of, or the filing with the MOFCOM or its local counterpart, and such wholly foreign-owned enterprises must register and file with the appropriate administrative bureau of industry and commerce. On January 1, 2020, the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises was terminated and replaced by the Measures on Reporting of Foreign Investment Information.

Our PRC Subsidiaries are limited liability companies legally incorporated in the PRC in accordance with the above regulations on company establishment.

Regulations Relating to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the NPC approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) (the “2021 Negative List”), which was promulgated by the National Development and Reform Commission and the MOFCOM and took effect on January 1, 2022, as well as the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, which was promulgated by the same authority and took effect on January 27, 2021. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Our PRC Subsidiaries, including Qingdao Zecan, our wholly foreign owned subsidiary, and its subsidiaries Shanghai Fendan and Beijing Xunyi, and our subsidiary outside China, HK Fendan, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law, the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance. As of the date of this prospectus, the businesses operated by our PRC Subsidiaries are not on the 2021 Negative List and we do not expect to engage in the businesses on the 2021 Negative List in the near future, and therefore, we are not subject to foreign investment restrictions required by law in China.

Measures for the Safety Examination of Foreign Investment

The measures for the safety examination of foreign investment, which were approved by the 13th Executive Committee of the National Development and Reform Commission on November 27, 2020, and approved by the State Council, came into force as of January 18, 2021. The term “Foreign investment” as mentioned in these measures refers to investment activities carried out directly or indirectly by foreign investors within the territory of the People’s Republic of China (hereinafter referred to as “The territory”), including the following situations: (1) establishes an enterprise in China; (2) The foreign investor acquires the equity or assets of the domestic enterprise through mergers and acquisitions; (3) the foreign investor invests in China by other means.

For foreign investment in the following areas, the foreign investor or the relevant domestic parties (hereinafter referred to as the parties) shall, on their own initiative, make a declaration to the office of the working mechanism, which was formed under the National Development and Reform Commission, prior to the implementation of the investment: (I) to invest in areas related to national defense and security, such as military industry and military industrial facilities, as well as in the surrounding areas of military facilities and military industrial facilities; (II) investment in important agricultural products, important energy and resources, manufacture of major equipment, important infrastructure, important transportation services, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important areas of national security, and obtain the actual control of the invested enterprise.

The term “Acquisition of effective control of the invested enterprise” as mentioned in paragraph 2 of the preceding paragraph includes the following situations: Foreign investors hold more than 50% of the equity in the enterprise; Foreign investors hold less than 50% of the equity of the enterprise, but the voting rights they enjoy can have a significant impact on the resolutions of the board of directors, the shareholders’ meeting or the shareholders’ general meeting; other circumstances that result in the foreign investor being able to exert a significant influence on the business decision-making, personnel, finance, technology, etc. of the enterprise.

Qingdao Zecan, our wholly foreign-owned subsidiary, as a foreign invested entity, and HK Fendan, as a foreign investor, are in full compliance with Measures for the Safety Examination of Foreign Investment, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulation.

Foreign Investment in Value-Added Telecommunication Services

The Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council in December 2001, amended in September 2008, February 2016 and March 2022, respectively. The latest version of the law prohibits a foreign investor from owning more than 50% of the total equity interest in any value-added telecommunications service business in China unless otherwise provided for by the national laws and regulations, and require the major foreign investor in any value-added telecommunications service business in China have a good and profitable record and operating experience in this industry. The Circular 196 promulgated by MIIT in June 2015 allows a foreign investor to own 100% of the total equity interest in an E-Commerce business.

In July 2006, the Ministry of Information Industry, the predecessor of the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, pursuant to which a domestic PRC company that holds an operating license for value-added telecommunications business, which we refer to as a VATS License, is prohibited from leasing, transferring or selling the VATS License to foreign investors in any form and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct a value-added telecommunications business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunications services must be legally owned by that company or its shareholders. In addition, the VATS License holder must have the necessary facilities for its approved business operations and to maintain the facilities in the regions covered by its VATS License.

The 2021 Negative List was promulgated by the NDRC and the MOFCOM, and took effect on January 1, 2022. Pursuant to the Negative List, telecommunications enterprises are limited to the telecommunications services that China’s entry into the WTO promises to open, the proportion of foreign equity in value-added telecommunications services does not exceed 50% (Except for e-commerce, domestic multi-party communications, storage and forwarding, and call centers), basic telecommunications services must be controlled by the Chinese party.

In light of the above restrictions and requirements, we operate our Aifendan Platform through Shanghai Fendan, our primary PRC operating subsidiary. On June 26, 2018, Shanghai Fendan received an Internet Content Provider (“ICP”) license in order to provide value-added telecommunications services in future. Because we provide internet services to facilitate the transactions among merchants, financial institutions and individual consumers through our Aifendan Platform, instead of operating an online marketplace which matches buyers and sellers, we are legally not required under Chinese law to obtain an ICP license. We have, however, obtained an ICP license just to preserve the option to run the aforementioned value-added telecommunications services in the future. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China. On November 19, 2021, Shanghai Fendan de-registered the ICP license.

As of the date of this prospectus, none of our PRC Subsidiaries is subject to the regulation on foreign investment in value-added telecommunication services.

Regulations Relating to Wholly Foreign-owned Enterprises

The Company Law of the People’s Republic of China provides that companies established in the PRC may take the form of company of limited liability or company limited by shares. Each company has the status of a legal person and owns its assets itself. Assets of a company may be used in full for the company’s liability. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.

Under the Wholly Foreign-Owned Enterprise Law of the PRC promulgated in 1986 and last amended in 2016 and the Detailed Implementing Rules for the Wholly Foreign-Owned Enterprise Law of the PRC which was promulgated in 1990 and was last amended on February 19, 2014, an application for establishing a wholly foreign-owned enterprise shall be subject to examination and approval by the MOFTEC, currently known as the MOFCOM, before the approval certificate is issued. Within 90 days of the date of receipt of an application, the examination and approval authority shall decide whether or not to grant the approval. After application for the establishment of a wholly foreign-owned enterprise is approved by the Examination and Approval Authority, the foreign investors shall, within 30 days of the date of receipt of the approval certificate, submit registration to, and collect the business license from the administrative authority for industry and commerce.

On September 3, 2016, the Decision of the SCNPC on Revising Four Laws including the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises (the “Decision on Revision of Four Laws”) was promulgated and became effective on October 1, 2016. The Interim Measures for the Administration of Establishment and Change Filings of Foreign-invested Enterprises (the “Filings Measures”) was last amended on June 30, 2018. The Decision on Revision of Four Laws and the Filings Measures revised relevant administrative approval provisions of the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises, the Law of the People’s Republic of China on Sino-foreign Equity Joint Ventures, the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures and the Law of the People’s Republic of China on the Protection of the Investments of Taiwan Compatriots and relevant formality regime for the incorporation and change of foreign-invested enterprises, whereby if the incorporation or change of foreign-invested enterprises and enterprises funded by Taiwan compatriots does not involve special access administrative measures prescribed by the PRC government, the examination and approval process is now being replaced by the recording-filing administration process.

The 2019 Law of Foreign Investment was adopted by the second meeting of the 13th National People’s Congress on March 15, 2019, which will be effective on January 1, 2020. It will replace the trio of existing laws regulating foreign investment in China, including, among others, the abovementioned Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. The 2019 Law of Foreign Investment stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in market access negative list for foreign investment shall satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law.

Overall, the 2019 Law of Foreign Investment establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the 2019 Negative List. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the 2021 Negative List and the 2020 Encouraged Industry Catalogue. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. In the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), our current business are (1) Intermediary Services through our Aifendan Platform — an interactive online transaction platform facilitating commerce among individual consumers, merchants and financial institutions, which are our main services, (2) Marketing Services, and (3) Technology Services. As of the date of this prospectus, the businesses operated by our PRC Subsidiaries are not on the 2021 Negative List and we do not expect to engage in any of those businesses on the 2021 Negative List in the near future, and therefore, we are not subject to foreign investment restrictions required by law in China.

Regulations Relating to Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

As of the date of this prospectus, all of our PRC Subsidiaries are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital, and they are in full compliance with such regulations.

Regulations Relating to Funds Transfer to PRC Subsidiaries

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC Subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the capital of the foreign investment enterprises (“FIE”) such as increase in capital, such FIE shall complete change filing formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Control on Direct Investments

in China by Foreign Investors. In addition, pursuant to the SAFE Circular 16, foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In 1987, the State Administration for Industry and Commerce promulgated the “Interim Regulations of the State Administration for Industry and Commerce on the Proportion of Registered Capital and Total Investment of Sino-foreign Equity Joint Ventures”, The total investment and registered capital of joint ventures and cooperative enterprises shall comply with certain proportion requirements. That is, the ratio of the registered capital to the total investment of a Sino-foreign joint venture shall comply with the following provisions: (1) If the total investment of a Sino-foreign joint venture is less than $3 million (including $3 million), the registered capital shall account for 7/10 of the total amount of investment at least. (2) If the total investment of a Sino-foreign joint venture is more than $3 million to $10 million (including $10 million), the registered capital shall account for at least 1/2 of the total investment, of which the total investment is less than $4.2 million, the registered capital shall not be less than $2.1 million. (3) Where the total investment of a Sino-foreign joint venture is more than $10 million to $30 million (including $30 million), its registered capital shall account for at least 2/5 of the total investment, of which the total investment is less than $12.5 million, the registered capital shall not be less than $5 million. (4) For a Sino-foreign joint venture with a total investment of more than $30 million, its registered capital shall account for at least 1/3 of the total investment, of which, if the total investment is below $36 million, the registered capital shall not be less than $12 million.

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance of the People’s Republic of China (“MOF”) and the SAFE in January 2003 and became effective on March 1, 2003, revised on July 26, 2022 and effective on September 1, 2022, any loans provided by us to our PRC Subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign investment enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign investment enterprises may take foreign loans freely within the scope of difference.

On January 11, 2017, the PBOC issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on All-round Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of cross-border financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. In the case of our PRC Subsidiaries, the capital or the net assets is calculated at the net assets of each subsidiary, the leverage rate for cross-border financing for an enterprise is 2, and the macro-prudential adjustment parameter is 1 (the “All-Round Mode”). On March 11, 2020, the PBOC and the SAFE promulgated the Circular of the People’s Bank of China and the State Administration of Foreign Exchange on Adjusting the Macro-prudential Regulation Parameter for Full-covered Cross-border Financing, which provides that based on the current macro economy and international balance of payments, the macro-prudential regulation parameter as set forth in the Notice 9 is updated from 1 to 1.25. Currently, the implementation of the foregoing methodologies in cross-border financing have not been formally determined by the PBOC and the SAFE.

In the practice, FIEs may choose between the Investment Difference Mode and the All-round Mode, but the enterprise cannot change the methodology once it makes the choice and the enterprise may be required to submit different materials for these two methodologies. Based on the current registered capital of our WFOE in the total amount of $5 million, if we would provide funding to our PRC Subsidiaries through loans and use the Investment Difference Mode, the maximum project investment amount our PRC Subsidiaries can receive is $12.5 million. However, according to the provisions of the Foreign Investment Law and the Company Law, there is no restriction on the increase of registered capital of foreign-invested enterprises. So FIEs can increase the registered capital to ensure that the total investment limit is consistent with the IPO scale. For any funds exceeding the said $12.5 million, our

WFOE will be required to increase its registered capital to receive the extra funds. Alternatively, if we choose to use the All-Round Mode, the amount of loans we can make to our PRC Subsidiaries as calculated according to the No. 9 Notice will not be more than 2.5 times of the net assets of such entities.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. Pursuant to Administrative Measures for Commodity House Leasing, issued by the Ministry of Housing & Urban-Rural Development in February 2011, the parties to the lease shall, within 30 days after the execution of the lease, make the lease registration and filing formalities at the construction (real estate) administrative department of the people’s government of the municipality directly under the Chinese Central Government, city or county (the “Real Estate Administration Authority”) at the place where the leased premises is located. The Real Estate Administration Authority shall order anyone violating this article to make corrections within a prescribed time frame. If an entity fails to do so, the Real Estate Administration Authority may impose a fine of more than RMB1,000 ($145) and less than RMB10,000 ($1,450) upon said entity.

As of the date of this prospectus, none of the lease agreements for the leased properties by PRC Subsidiaries has been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 ($145) and RMB10,000 ($1,450) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

Regulations Relating to Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998 and amended on October 28, 2008, April 23, 2019 and April 29, 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be).

For the construction projects other than the conditions foregoing, the construction entity shall, within seven days of obtaining the construction permit of the project, submit the fire protection filing for fire protection design through the website of the fire prevention department of the public security authority at the provincial level or at the service office of the fire prevention department of the public security authority. For a construction project whose investment is less than RMB300,000 ($43,496) or whose construction area is less than 300 square meters, the fire protection design approval or filing is not required.

All of the properties for the operation of our business are leased from third parties who are responsible for the fire prevention measures. As of the date of this prospectus, to the best of our knowledge, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us or the property owners for violation of such regulations.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On November 25, 2021, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules concerning Domain Name Registration for “Company” and “Network” which took effect on December 25, 2021 setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, which took effect on June 18, 2019, pursuant to which domain name disputes shall be accepted and resolved by the domain name dispute resolution service providers as accredited by the CNNIC.

As of the date of this prospectus, all of our trademarks, software copyrights, patents and domain names are registered with the relevant government agencies and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of the regulations relating to intellectual property.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, the SAFE promulgated the SAFE Circular 19, which took effect on June 1, 2015. According to the SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the PRC institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the PRC institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of the SAFE Circular 19 or the SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, the SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

As of the date of this prospectus, our business operations and foreign currency exchange transactions are in full compliance with the regulations relating to foreign exchange, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

The SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

The SAFE promulgated the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. The SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

The SAFE further enacted the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of the SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (the “SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to the SAFE Circular 3, PRC entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

As of the date of this prospectus, to the best of our knowledge, all PRC resident shareholders have registered with SAFE or its local branch pursuant to the SAFE Circular 37, and are in full compliance with the regulations relating to offshore special purpose companies held by the PRC residents.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the Enterprise Income Tax Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises (the “SAT Circular 698”), issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The Enterprise Income Tax Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the Enterprise Income Tax Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement between The Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay the value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot

Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, the MOF, the SAT and the General Administration of Customs (the “GAC”) jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

As of the date of this prospectus, our PRC Subsidiaries are in full compliance with the regulations relating to taxation, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC.

Regulations Relating to Employment

The PRC Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The PRC Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB500 ($72) to RMB3,000 ($435) for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 ($1,450) or RMB50,000 ($7,249) and an application may be made to a local court for compulsory enforcement.

On December 28, 2012, the PRC Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the dispatched contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of dispatched contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a dispatched contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, dispatched workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 ($725) to RMB10,000 ($1,450) for each noncompliance dispatched worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the dispatched worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the Civil Code of the PRC, which was promulgated by the NPC on May 28, 2020 and became effective on January 1, 2021, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use dispatched labor shall bear tortious liability for any injury or damage caused to other people by dispatched personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

As of the date of this prospectus, our PRC Subsidiaries have made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations, and we are in full compliance with the regulations relating to employment, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company is deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing, a secondary listing or dual listing. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements under the Trial Measures. This offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the Trial Measures. We have submitted the initial filing with the CSRC and have not yet received any feedback or comments from the CSRC as of the date of this prospectus. There is no assurance that we can complete the filing with the CSRC in compliance with the Trial Measures prior to our listing on Nasdaq. If we fail to comply with the Trial Measures, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million ($0.14 million) and RMB 10 million ($1.4 million) on our company.

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions in the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), as of the date of this prospectus, except for the filing with the CSRC under the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek permissions or approvals from the CSRC, CAC or any other PRC governmental authorities for our overseas listing plan, nor has our company and/or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. However, we cannot assure you that we will be able to get the clearance of filing procedures required under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

Regulations Relating to Cybersecurity

Regulations on Information Security

The SCNPC promulgated the PRC Cybersecurity Law, which became effective on June 1, 2017, to protect cyberspace security and order. Pursuant to the PRC Cybersecurity Law, any individual or organization using the network must comply with the constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests; incite subversion of state power; overthrow the socialist system; incite secession, undermining national unity, terrorism and extremism promotion, ethnic hatred and discrimination; spread violence and disseminate pornographic information, fabricating and spreading false information that disturbs economic and social order; or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The PRC Cybersecurity Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers,” including, among others, complying with a series of requirements of tiered cyber protection systems; verifying users’ real identity; localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC; and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

To comply with these laws and regulations, we have adopted security policies and measures to protect our cyber system and customer information. As of the date of this prospectus, we are in full compliance with the regulations relating to information security, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations.

Regulations on Internet Privacy

Pursuant to the Regulations on the Administration of Mobile Internet Application Information Services (Revised 2022),which became effective on August 1, 2022, application providers and application distribution platforms should fulfill the main responsibility for information content management, establish and improve information content security management, information content ecological governance, network data security, personal information protection, protection of minors and other management systems to ensure information content security, create a positive network ecology, and strengthen the protection of user rights. Application providers and application distribution platforms that provide information services are required to be responsible for information security management; establish and improve the protective mechanism for user information; observe the principles of legality, rightfulness and necessity; and expressly state the purpose, method and scope of, and obtain user consent to, the collection and use of users’ personal information. In addition, the PRC Cybersecurity Law also requires network operators to strictly keep confidential users’ personal information that they have collected and to establish and improve user information protective mechanism. On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, which clarifies several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by

Article 253A of the Criminal Law of the People’s Republic of China, including “citizen’s personal information,” “provision” and “unlawful acquisition of citizens’ personal information.” Also, it specifies the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

To comply with these laws and regulations, we have required our customers to consent to our collecting and using their personal information, and established information security systems to protect customers’ privacy. As of the date of this prospectus, we are in full compliance with the regulations relating to internet privacy, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations.

Regulations on Electronic Signature

The SCNPC enacted the Electronic Signature Law (revised in 2019) on April 23, 2019. The parties to a contract or other document, document or other document in a civil activity may agree to use or not use an electronic signature or data message. An instrument in which the parties agree to use an electronic signature or data message may not be denied legal effect merely because it is in the form of an electronic signature or data message. The preceding paragraph does not apply to the following instruments: (1) involving personal relations such as marriage, adoption or inheritance; (2) involving the discontinuation of public utility services such as water supply, heat supply and gas supply; (3) other circumstances under which the provisions of laws and administrative regulations do not apply to electronic documents. An electronic signature shall be deemed to be a reliable electronic signature if it simultaneously meets the following conditions: (1) when the data used for the creation of an electronic signature is used in an electronic signature, it shall be exclusive to the electronic signer; (II) at the time of signature, the data relating to the creation of the electronic signature will be controlled only by the electronic signer; (III) any alteration to the electronic signature after signature can be discovered; (IV) any alteration to the content and form of the data message after it has been signed can be discovered. A party may also choose to use an electronic signature that meets the conditions for reliability agreed upon by the party. A reliable electronic signature shall have the same legal effect as a handwritten signature or seal.

As of the date of this prospectus, the electronic signatures used by our PRC Subsidiaries comply with the Electronic Signature Law and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of such regulations.

Regulations on Data Security

The SCNPC issued the PRC Data Security Law on June 10, 2021, which took effect on September 1, 2021, to regulate data processing activities, safeguard data security, promote data development and utilization, protect the lawful rights and interests of individuals and organizations, and maintain national sovereignty, security, and development interests. Under the PRC Data Security Law, “data” means any record of information in electronic or any other form. “Data processing” includes but is not limited to the collection, storage, use, processing, transmission, provision, and public disclosure of data. “Data security” means that necessary measures are taken to ensure the state of effective protection and lawful utilization of data and have the capability to safeguard the continuing state of security. When conducting data processing activities, one shall comply with laws and regulations, respect social norms and ethics, observe business and professional ethics, act in good faith, perform data security protection obligations, and undertake social responsibilities, and shall neither compromise national security and public interest nor harm the lawful rights and interests of any organization or individual.

As of the date of this prospectus, our primary operating entity Shanghai Fendan has established a series of data security systems, including but not limited to, Production Data Use and Maintenance Measures, Production System Data Change Management, Information System Risk Management, to protect and ensure the data security, and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings against us for violation of Regulations on Network Security Review and Regulations on Data Security.

Recent Development on Cybersecurity Regulation

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect in September 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the PRC Cybersecurity Law. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the PIPL, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. Any noncompliance may result in suspension of business, the revocation of business license, penalties and other administrative disciplines. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. Based on the advice of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), only our PRC subsidiary Shanghai Fendan is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. As of the date of this prospectus, Shanghai Fendan is subject to, and in compliance with, the PIPL of the PRC, and have not been involved in any investigations related to cybersecurity or data security initiated by related regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Therefore, we do not expect the PIPL to materially impact our operations.

On November 14, 2021, the CAC released the Regulations on Network Data Security for public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. As advised by our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), we are not subject to the cybersecurity review mandated by the draft Regulations on Network Data Security, if enacted, as we, as a data processor, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As of July 31, 2023, we had approximately 248,790 registered consumers (which constitute all the consumers registering on our Aifendan Platform, of which approximately 49% have completed transactions with us and approximately 51% who have not conducted or completed any transactions with us) and more than 3,990 registered merchants (which constitute all the merchants registering on our Aifendan Platform, of which 58% have conducted transactions through us and approximately 42% have not conducted any transactions through us) on our Aifendan Platform, and have established collaboration with 10 financial institutions, including one consumer finance company, one trust company, five commercial factoring companies, and three micro-lending companies. We believe, based upon the opinion of our PRC counsel, Beijing Dentons Law Offices, LLP (Chengdu), none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood, and none of the Company or any of its PRC Subsidiaries has been identified as an operator of “critical information infrastructure” by any competent PRC government authorities. Additionally, none of the Company or any of its PRC Subsidiaries is an online platform operator holding personal information of more than one million users, because the online platform operated by the Company, primarily through Shanghai Fendan, does not hold the personal information of more than one million users. Therefore, we are not required to apply for the cybersecurity review by the CAC as stipulated in the Cybersecurity Review Measures. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, we have not been informed by the CAC or any other PRC governmental authority of any requirement that we file for a cybersecurity review, or that we are subject to the cybersecurity review initiated by the CAC.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Units A-B, 15th Floor, 180 Tianjin Road, Huangpu District, Shanghai, China, 200001.

Name	Age	Position with our Company
Chunjie Xu	43	Chief Executive Officer and Chairman of the Board of Directors
Huaiyan Liu	42	Chief Financial Officer
Hongyun Wu	53	Director
Heung Ming Henry Wong	54	Director Nominee
Ming He	53	Director Nominee
Wei Zhu	51	Director Nominee

The following is a brief biography of each of our executive officers, directors and director nominees:

Chunjie Xu — Chief Executive Officer and Chairman of the Board of Directors

Mr. Chunjie Xu has served as Chairman of the board of directors of the Company since October 10, 2019, the Chief Executive Officer of the Company since July 1, 2021, and the Chief Executive Officer of Shanghai Fendan since July 1, 2016. He also concurrently serves as legal representatives for Shanghai Fendan and Beijing Xunyi. He has over 15 years of experience in financing and operations management. He started his career working as a senior manager of the operations department at Shanghai Buynow Electronic Information Co., Ltd., a commercial real estate leasing and management company, from July 2002 to June 2005. From July 2005 to June 2016, he served as a senior manager of the credit card operations department at the credit card center of Industrial Bank. Mr. Xu received a bachelor’s degree in Industrial Foreign Trade from Donghua University and a master’s degree in Public Management from East China University of Political Science and Law in China in June 2002 and June 2013, respectively.

Huaiyan Liu — Chief Financial Officer

Ms. Huaiyan Liu has served as the Chief Financial Officer of FD Technology Inc. since July 1, 2021 and the financial director of Shanghai Fendan since July 1, 2016. Ms. Liu has over 20 years’ experience in accounting and financing. She started her career as an accounting supervisor and office staff from December 1999 to May 2010 at China Certification & Inspection Group Shenzhen Co., Ltd., an independent third party inspection company in China, where she was mainly responsible for bookkeeping and tax returns, preparing financial reports, participating in the company’s tax planning and budgets, developing and implementing financial management policy, and office administration matters. From June 2010 to September 2010, she served as an accounting and financial supervisor at Shenzhen Growth Element Exhibitions Planning Co., Ltd., an exhibition planning company, supervising and coordinating the accounting and auditing related matters of the company. From May 2011 to May 2013, she worked as a financial supervisor at Shenzhen Shenwei Feeding Transportation Co., Ltd., a customs declaration agency company, in charge of all financial and accounting matters of the company. From December 2013 to September 2014, she worked as a financial supervisor at Shenzhen Ziyun Xiangshe Cultural Investment Partnerships, a limited partnership primarily engaged in investment and management consulting, and domestic trade. From October 2014 to June 2016, she joined Shenzhen Lingnan Jiahui Financial Information Consulting Co., Ltd., a financial consulting company, as a financial manager, where she was mainly responsible for developing and updating financial management policies of the company, and organizing, implementing and coordinating the accounting and auditing matters of the company. Ms. Liu received an associate’s degree in English from Shenzhen University and a bachelor’s degree in Financing from The Open University of China in June 2003 and July 2007, respectively.

Hongyun Wu — Director

Ms. Hongyun Wu has served as our director since August 6, 2021, and human resources director of Shanghai Fendan Shenzhen Branch since July 1, 2016. She has over 15 years of experience in human resource and office management. From July 2002 to May 2014, she served as an office manager at Shenzhen Sanjiu

Real Estate (Group) Co., Ltd., a company primarily engaged in real estate development, in charge of office administration and human resource matters. From June 2014 to June 2016, she served as HR director of Shenzhen Lingnan Jiayi Financial Information Consulting Co., Ltd., a financial consulting company, in charge of office administration and human resource matters. Ms. Wu received a bachelor’s degree in Human Resources Management from South China Normal University in July 2004.

Heung Ming Henry Wong — Director Nominee

Mr. Heung Ming Henry Wong will serve as our independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wong has over twenty years’ experience in advising multinational companies of finance, accounting, internal control and corporate governance matters. Mr. Wong has served as a director of TD Holdings, Inc. (Nasdaq: GLG), a company engaged in commodity trading and supply chain services businesses, since April 2021. From June 2020 to March 2021, Mr. Wong served as Chief Financial Officer of Meten Holding Group Ltd. (Nasdaq: METX), a leading English language training service provider in China. He has served since November 2010 as an independent director of Shifang Holding Group Ltd. (1831HK), a Hong Kong-listed company which provides a wide range of integrated print media and digital media services to advertisers, and since March 2020 as an independent director of Raffle Interior Ltd., a company engaged in the interior decoration business. Previously, he also served as the Chief Financial Officer from March 2017 to November 2018 at Frontier Services Group (0500HK), a company listed on the Hong Kong Stock Exchange, which is a leading provider of integrated security, logistics, insurance and infrastructure services for clients operating in developing regions. Prior to that, Mr. Wong worked for Deloitte Touche Tohmatsu (China) and PricewaterhouseCoopers (China) for an aggregate of more than 11 years. Mr. Wong graduated from the City University of Hong Kong in 1993 with a bachelor’s degree in Accountancy and obtained a master’s degree in Electronic Commerce from the Open University of Hong Kong in 2003. He is a fellow member of the association of Chartered Certified Accountants and the Hong Kong institute of Certified Public Accountants and a member of the Hong Kong Institute of Certified Internal Auditor.

Ming He — Director Nominee

Mr. Ming He will serve as our independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. He has served as Chief Financial Officer at Cenntro Automotive Group Limited, a Cayman Islands company engaged in the research and development, manufacturing and sales of commercial electric vehicles, since February 2014 till present. From March 2010 to April 2012, he served as the Chief Financial Officer of Shengkai Innovations, Inc., a company engaged in design, manufacture and sales of industrial ceramic valves in China and formerly listed on Nasdaq under the ticker “VALV” until July 2013, where Mr. He assisted the company in Nasdaq listing and a number of public offerings. Between January 2007 and February 2010, Mr. He served as Chief Financial Officer of Zhongchai Machinery, Inc., a company engaged in manufacturing and supply of machinery products and previously quoted on the OTC Bulletin Board under the symbol “EOPI”. From November 2004 until January 2007, Mr. He served as the Senior Manager for Investor Relations at SORL Auto Parts, Inc. a corporation engaged in the research and development, manufacturing and sales of spare parts of automobiles and rail vehicles and previously listed on Nasdaq under the ticker “SORL” until May 2020, where he guided the process of SORL’s listing in U.S. capital market and a public offering in November 2006. Mr. He holds designations of Chartered Financial Analyst and Certified Public Accountant in the United States. Mr. He received his Master of Science degree in Accountancy in 2004 and Master of Business Administration degree in 2003 from University of Illinois at Urbana-Champaign. He also received his bachelor’s degree from Shanghai University of International Business and Economics (f.k.a. Shanghai Institute of Foreign Trade) in 1992.

Wei Zhu — Director Nominee

Mr. Wei Zhu will serve as our independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhu has over twenty years’ experience in finance and accounting. Since June 2021, Mr. Zhu has served as the Deputy General Manager at Shanghai Fimet Medical Instrument Co., Ltd., a company engaged in the research and development, manufacturing and sales of dental treatment machines. From June 2019 to June 2021, he served as the Chief Financial Officer of China Minsheng Investment Group, a global investment group in China. Between May 2015 and June 2019, Mr. Zhu served as the Chief Financial Officer and Secretary of the board of Shanghai Dongze Water Technology Co., Ltd., a company engaged in design and construction of city infrastructures on flood protection and manufacturing of flood protection professional products. Previously, he served as the Chief Financial Officer and Deputy General Manager from April 2013 until May 2015 at Shanghai Eastwest Investment Development Co., Ltd., a company engaged in investment management, fund management, and venture capital services. Between April 2006 and April 2007, Mr. Zhu served as the Audit Manager of Dare Global Technologies Group Co., Ltd., a manufacturer of engineered wood and tobacco packaging products in China. From April 2005 to March 2006 and September 2000 to March 2005, Mr. Zhu served as the Chief Auditor of China Yuehua Certified Public Accountants and Zhongxi Certified Public Accountants, respectively. Mr. Zhu is a Certified Public Accountant in China and holds Financial Director Qualification Certificate issued by Shanghai National Accounting Institute. He obtained a master’s degree in Accountancy from the Chinese University of Hong Kong in 2012.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including three independent directors. We will also establish an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Messrs. Heung Ming Henry Wong, Ming He and Wei Zhu will serve as members of our Audit Committee with Mr. Heung Ming Henry Wong serving as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Mr. Heung Ming Henry Wong possesses accounting or related financial management experience that qualifies [him/her] as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

•        evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•        approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•        monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•        reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•        overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

•        reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

•        providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Messrs. Heung Ming Henry Wong, Ming He and Wei Zhu will serve as members of our Compensation Committee with Mr. Wei Zhu serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Messrs. Heung Ming Henry Wong, Ming He and Wei Zhu will serve as members of our Nominating and Corporate Governance Committee, with Mr. Ming He serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the Company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not properly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the Company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the Company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to automatic renewal for additional one year unless either party gives notice of termination to the other party within thirty days prior to the expiration of the applicable term.

The executive officers are entitled to a fixed base salary and eligible to receive cash bonuses and participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of three months of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with thirty days’ advance written notice if there is any significant change in his or her authority, duties and responsibilities or a material reduction in his or her annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three (3) months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

On July 1, 2016, Ms. Huaiyan Liu, our Chief Financial Officer, and Shanghai Fendan entered into an employment agreement, pursuant to which she receives a monthly base salary of RMB6,000 ($870) plus bonuses as the financial director of Shanghai Fendan. Ms. Liu’s employment is based in Shenzhen for a term of two (2) years from July 1, 2016 to June 29, 2018 and may be renewed by the mutual agreement of the parties within thirty (30) days prior to the expiration of the employment agreement. Ms. Liu is entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The employment agreement also contains customary restrictive covenants relating to confidentiality and non-competition. On June 30, 2018 and June 30, 2021, respectively, this employment agreement was renewed twice for an additional term of three (3) years for each, under similar terms except that the monthly base salary was increased to RMB10,000 ($1,450) and RMB15,000 ($2,175), respectively, under each renewal.

Pursuant to an employment agreement dated June 22, 2022, by and between Mr. Chunjie Xu, our Chief Executive Officer and Chairman of the Board, and Shanghai Fendan, Mr. Xu receives a monthly base salary of RMB24,000 ($3,480) plus bonuses as the chief executive officer and general manager of Shanghai Fendan. Mr. Xu’s employment is based in Shanghai and is valid for a long term unless terminated earlier pursuant to the mutual agreements of both parties or the occurrence of certain circumstances as described in this employment agreement or by PRC laws, including but not limited to the bankruptcy and suspension of business of Shanghai Fendan, and the death or loss of labor capacity. Mr. Xu is entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The employment agreement also contains customary restrictive covenants relating to confidentiality and non-competition.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2022, we paid an aggregate of approximately RMB437,500 ($63,432) to our executive officers. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. As of the date of this prospectus, we are in compliance with all relevant laws and regulations regarding such benefits.

During the fiscal year ended December 31, 2022, no members of our board of directors received compensation in their capacity as directors. Historically, we have not paid our directors. We have agreed to pay our director Hongyun Wu an initial base salary of $1,000 per year and each of our independent directors Heung Ming Henry Wong, Wei Zhu and Ming He an annual cash compensation of $20,000. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering		After Offering
Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(3)
5% or Greater Shareholders
FD Creative Consulting Limited(4)	4,686,400	45.85%	4,686,400	34.16%
FD Entertainment Limited(5)	655,100	6.4%	655,100	4.8%
Oriental FD Innovation Limited(6)	999,600	9.78%	999,600	7.29%
Executive Officers, Directors and Director Nominee
Chunjie Xu(4)	4,686,400	45.85%	4,686,400	34.16%
Huaiyan Liu	—	—	—	—
Hongyun Wu	—	—	—	—
Heung Ming Henry Wong	—	—	—	—
Ming He	—	—	—	—
All directors, director nominee and executive officers as a group (five individuals)	4,686,400	45.85%	4,686,400	34.16%

____________

(1)      Except as otherwise indicated below, the business address of our directors and executive officers is Units A-B, 15th Floor, 180 Tianjin Road, Huangpu District, Shanghai, China, 200001.

(2)      Based on 10,220,600 ordinary shares issued and outstanding as of the date of this prospectus.

(3)      Based on 13,720,600 ordinary shares issued and outstanding immediately after the offering assuming no exercise of the underwriter’s over-allotment option.

(4)      Mr. Chunjie Xu, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director of FD Creative Consulting Limited, a British Virgin Islands corporation, and exercises voting and dispositive power over the securities held by FD Creative Consulting Limited. The address of FD Creative Consulting Limited is Room 801, No. 27, Lane 500, Zhengyue Road, Yangpu District, Shanghai, China.

(5)      Dong Fu, a member of board of supervisors and a director of strategy and cooperation department of Shanghai Fendan, is the sole shareholder and director of FD Entertainment Limited, a British Virgin Islands corporation, and exercises voting and dispositive power over the securities held by FD Entertainment Limited. The address of FD Entertainment Limited is Room 2403, No. 93, Zhanyizhi Street, Tianhe District, Guangzhou City, Guangdong, China.

(6)      Guoyong Liu is the sole shareholder and director of Oriental FD Innovation Limited, a British Virgin Islands corporation, and exercises voting and dispositive power over the securities held by Oriental FD Innovation Limited. The address of Oriental FD Innovation Limited is No. 36, Dongqian Street, Qingzhuangwu Village, Sanshuitou Town, Yutian County, Tangshan City, Hebei Province, China.

RELATED PARTY TRANSACTIONS

Set forth below are the related party transactions of our company that occurred during the past three fiscal years up to the date of this prospectus.

There were no related party transactions occurred during the fiscal years ended December 31, 2022, 2021 and 2020 up to the date of this prospectus.

Share Issuances

See “Description of Share Capital — History of Securities Issuances.”

Employment Agreements

See “Management — Employment Agreements.”

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our articles of association and memorandum of association, the Companies Act (Revised) of the Cayman Islands (which we refer to as the Companies Act below) and the common law of the Cayman Islands.

We intend to adopt amended and restated articles of association (the “Articles”) immediately prior to the completion of this offering which will replace our current articles of association in their entirety.

Our authorized share capital is US50,000.00 divided into 50,000,000,000 ordinary shares, par value $0.000001 per share. As of the date of this prospectus, 10,220,600 ordinary shares were issued and outstanding.

We were incorporated as an exempted company with limited liability under the Companies Act on October 10, 2019. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

The following are summaries of material provisions of our Articles that we expect will become effective upon the completion of this offering and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the directors determine otherwise, each holder of our ordinary share will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Dividends.    Subject to the Companies Act and any rights and restrictions of any other class or series of shares, our board of directors may, from time to time and in accordance with our Articles, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The “share premium account,” represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

Unless provided for by the rights attached to a share, no dividend or other monies payable by us in respect of a share shall bear interest.

Voting Rights.    Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who, being entitled to do so, attend and vote at a general meeting of the Company; and (ii) a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders who attend and vote at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the Company’s shareholders.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the Articles or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Alteration of Share Capital.    Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Winding Up; Liquidation.    Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares.    Provided that a transfer of ordinary shares complies with applicable rules of Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)     where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)    where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of ordinary shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)     any fee related to the transfer has been paid to us; and

(f)     the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the ordinary shares purchased by investors in the public offering. Once the ordinary shares have been listed, the legal title to such ordinary shares and the registration details of those ordinary shares in the Company’s register of members will remain with VStock Transfer, LLC. All market transactions with respect to those ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through VStock Transfer, LLC.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings.    As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the Articles.

Anti-Takeover Provisions.    Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the Company.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act and by the common law of the Cayman Islands. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a two thirds majority in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such that a business person would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be affected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Articles provide, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own actual fraud, willful default or willful neglect.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, and care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Under statute, our directors are subject to a number of statutory obligations, which provisions prescribe penalties for breach. The most serious of these involves dishonesty or the authorizing of illegal payments and carry both criminal and civil penalties. By way of example, material statutory provisions attracting penalties include where (1) the director willfully authorizes or permits any distribution or dividend in contravention of the Companies Act; (ii) where the director knowingly or willfully authorizes or permits any payment out of capital by a company for a redemption or purchase of its own shares when the company is insolvent; (iii) where there has been a failure to maintain the books of account, minutes of meetings, or the company’s statutory registers of members, beneficial ownership, mortgages and charges, or directors (which includes alternate directors); (iv) where there has been a failure to provide information or access to documents to specified persons as required by the Companies Act; and (v) where the director makes or authorizes a false annual return to the Registrar of Companies.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our Articles provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Subject to the provisions of our Articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act and our Articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, our Articles may only be amended by special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)     the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)    the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)     the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)     where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Securities Issuances

On October 10, 2019, we issued an aggregate of 100,000 ordinary shares with par value of $0.0001 per share to two investors, including one share to Sertus Nominees (Cayman) Limited who transferred same to FD Holding Limited on the same day, and 99,999 shares to FD Holding Limited, of which Chunjie Xu, our Chief Executive Officer and Chairman of the Board of the Company, is the majority shareholder. All references to share amounts in this paragraph have no 100-for-1 retroactive effect given the shares were issued prior to the effectiveness of the Share Subdivision.

On July 8, 2021, we issued 1,196 ordinary shares with par value of $0.0001 per share, representing 1.17% of our total outstanding shares, to Ms. Zhirong Xie, the designee of Shanghai Fengchao Technology Co., Ltd. On July 8, 2021, we issued 1,010 ordinary shares with par value of $0.0001 per share, representing 0.99% of our total outstanding shares, to Mr. Xiaogang Wang. All references to share amounts in this paragraph have no 100-for-1 retroactive effect given the shares were issued prior to the effectiveness of the Share Subdivision.

On December 8, 2022, pursuant to a special resolution adopted by its shareholders, the Company effectuated a subdivision of its ordinary shares on a 100-for-1 basis (the “Share Subdivision”). As a result of the Share Subdivision, the Company’s authorized share capital was amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to 50,000,000,000 ordinary shares with par value $0.000001 for each ordinary share and the issued and outstanding ordinary shares were subdivided from 102,206 ordinary shares to 10,220,600 ordinary shares. In connection with the Share Subdivision, the Company adopted an amended and restated memorandum of association in order to reflect the change to the Company’s authorized share capital.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “FDAN.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 13,720,600 ordinary shares outstanding, assuming the underwriter does not exercise its over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

We have agreed not to, for a period of one hundred and eighty (180) days from the closing date of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Furthermore, each of our directors, executive officers and shareholders of 10% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of one hundred and eighty (180) days from the closing date of this offering, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares which will equal 137,206 ordinary shares, assuming the underwriter does not exercise its over-allotment option; or

•        the average weekly trading volume of our ordinary shares on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier (Cayman) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Beijing Dentons Law Offices, LLP (Chengdu), our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

We have been incorporated under the laws of the Cayman Islands as an exempted holding company with limited liability and, as such, have received an undertaking dated September 20, 2021 from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(Revised)
Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Act (Revised) the Financial Secretary undertakes with FD Technology Inc.:

(a)     that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of our company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (Revised).

These concessions shall be for a period of 20 years from the date of the undertaking.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that FD Technology Inc. is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, FD Technology Inc. may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the MOF issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008. On October 17, 2017, the SAT issued the SAT Circular 37, which became effective on December 1, 2017 and was amended on June 15, 2018. By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Double Tax Avoidance Arrangement, where a Hong Kong resident enterprise which is considered a non-mainland China tax resident enterprise directly holds at least 25% of a mainland China enterprise, the withholding tax rate in respect of the payment of dividends by such mainland China enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (the “SAT Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which became effective in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, FD Technology Inc. may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under the SAT Circular 81 and other relevant tax rules and regulations. However, according to the SAT Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, taxpayers subject to the “applicable financial statement” accounting rules of section 451(b) of the Code, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of actual or constructive receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that all distributions will be treated as a dividend even if a particular distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes because we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, Fendan’s PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause Fendan to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of Fendan being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If Fendan is a PFIC for any year during which you hold ordinary shares, Fendan will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if Fendan cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If Fendan is a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares (in the case of ordinary shares obtained through the exercise of warrants, the holding period will include the holding period of the underlying warrants);

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income earned in the current taxable year, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate on ordinary income in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock (but not our warrants) to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock (but not our warrants) in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC (no such election is available to warrants). A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated as of the date of this prospectus, Aegis Capital Corp. (“Aegis”), the underwriter of this offering named below, has agreed to purchase, and we have agreed to sell to Aegis, the following number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Ordinary Shares
Aegis	3,500,000
Total	3,500,000

The underwriting agreement provides that the obligations of the underwriter to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $[•] per share. If all of the shares are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms by means of a supplement to this prospectus.

Over-Allotment Option

If the underwriter sells more ordinary shares than the total number set forth in the table above, we have granted to the underwriter an option, exercisable for 45 days after the closing of the offering, to purchase up to 525,000 additional ordinary shares, representing 15% of the ordinary shares sold in the offering, at the public offering price less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriter):

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Exercise of Over-Allotment Option
Public offering price	$	[•]	$	[•]	$	[•]
Underwriting discounts(1)	$	[•]	$	[•]	$	[•]
Proceeds, before expenses, to us	$	[•]	$	[•]	$	[•]

____________

(1)      Represents underwriting discount equal to 7% per share.

(2)      Does not include (i) the warrant to purchase ordinary shares equal to 3% of the number of shares sold in the offering, or (ii) non-accountable expenses equal to one percent 1.0% of the gross proceeds received by us from the sale of our ordinary shares or certain out-of-pocket expenses, each as described below. We have agreed to pay the underwriter’s certain accountable expenses equal to the total amount of $210,000, including road show, due diligence expenses and the underwriter’s legal fees and disbursements related to the offering.

We have agreed to issue warrants to Aegis or its designees to purchase a number of ordinary shares equal to 3% of the total number of shares sold in this offering at an exercise price equal to one hundred and 125% of the public offering price of the shares sold in this offering. These warrants will be exercisable at any time and from time to time, in whole or in part, for a period of four years and six months commencing six months after the commencement of sales of this offering and may be exercised on a cash basis.

The underwriter’s warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1), which provides that neither the underwriter’s warrants nor any of our shares issued upon exercise of the underwriter’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of commencement of sales of the offering pursuant to which the underwriter’s warrants are being issued, subject to certain exceptions. In addition, pursuant to FINRA Rule 5110(g)(8)(A), the underwriter’s warrants are not exercisable more than five years from the commencement of sales of the public offering. The underwriter’s warrants will have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). The underwriter’s warrants will also specify that the piggyback registration right shall not exceed seven years from the commencement of sales of the offering and the demand registration right shall not be more than five years, in compliance with FINRA Rule 5110(g)(8)(C)-(D).

Lock-Up Agreements

Prior to the completion of this offering, each of our officers, directors and 10% shareholders will enter into a lock up agreement and agree not to sell, contract to sell, encumber, grant any option for the sale or otherwise dispose of any ordinary shares for a period of one hundred and 180 days after the date of the closing of the offering of the ordinary shares without the prior written consent of the underwriter.

In addition, the underwriting agreement provides that we will not, for a period of one hundred and eighty (180) days following the closing of the offering of the ordinary shares, offer, sell or distribute any of our securities, without the prior written consent of the underwriter.

Company Standstill

In addition, we have agreed that for a period of 180 days from the closing date of the offering, without the prior written consent of underwriter, we will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long as none of such equity securities shall be saleable in the public market until the expiration of the one hundred eighty (180) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities; the ordinary shares to be sold in this offering; and (vi) the issuance by the Company of ordinary shares upon the exercise of a stock option or warrant or the conversion of a security outstanding on May 8, 2023.

Right of First Refusal

We have agreed that for the period beginning on the closing date of this offering and ending 24 months after the closing date of this offering, the Company or any of its subsidiaries decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the underwriter (or any affiliate designated by the underwriter) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If the underwriter or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined in the engagement letter Fendan and Aegis entered into on May 8, 2023, and the provisions therein, including indemnification, which are appropriate to such a transaction.

Tail Financing

The underwriter will be entitled to compensation from the Company with respect to any public or private offering or other financing or capital raising transaction of any kind by the Company to the extent that such financing or capital is provided to the Company by investors whom the underwriter has contacted or introduced to the Company during the engagement period, if such tail financing is consummated at any time within the 12 months period following the expiration or termination of the letter of engagement between the underwriter and Fendan dated May 8, 2023.

Indemnification

We have agreed to indemnify the underwriter, their affiliates, and each person controlling the underwriter against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•        Short positions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

•        Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•        Syndicate covering transactions involve purchases of our Ordinary Shares in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriter’s option to purchase additional shares. If the underwriter sells more shares than could be covered by the underwriter’s option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Ordinary Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in our ordinary shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase our Ordinary Shares until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Ordinary Shares. In addition, neither we nor the underwriter makes any representation that Aegis will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriter or selling group members, if any, participating in the offering. Aegis may allocate a number of shares to the underwriter and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by Aegis on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriter for any further services.

Offering Price Determination

There is no established market for our ordinary shares. We negotiated with the underwriter to determine the offering price of our ordinary shares in this offering by considering the following factors:

•        the history of, and the prospects for, the Company and the industry in which we compete;

•        macro-economic factors including inflation and monetary policy changes;

•        an assessment of the Company’s management (including extensive background in the Intermediary Services, Technology Services and Marketing Services sectors), our past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of the Company’s development; and

•        the factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using the above valuation factors and the number of Ordinary Shares outstanding, we set our per-ordinary share price range between $4.00 and $6.00.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia.

This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions.    The distribution of the ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers.    By purchasing ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•        the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

•        the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•        where required by law, the purchaser is purchasing as principal and not as agent; and

•        the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest.    Canadian purchasers are hereby notified that the underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory rights of action.    Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights.    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment.    Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The ordinary shares will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or the underwriter to obtain copies of this prospectus are required by us and the underwriter to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ordinary shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the PRC, and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA)

or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$2,749
Nasdaq Listing Fee	50,000
FINRA Filing Fee	4,813
Legal Fees and Expenses	700,000
Accounting Fees and Expenses	700,000
Printing and Engraving Expenses	25,000
Transfer Agent Fee	3,000
Miscellaneous Expenses	300,000
Total	$1,785,562

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriter is being represented by Kaufman & Canoles, P.C. with respect to certain legal matters as to United States federal securities and New York State law, and by Jincheng Tongda & Neal Law Firm with respect to certain legal matters as to PRC law. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by Beijing Dentons Law Offices, LLP (Chengdu). Ellenoff Grossman & Schole LLP may rely upon Ogier (Cayman) LLP with respect to matters governed by Cayman Islands law and Beijing Dentons Law Offices, LLP (Chengdu) with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of December 31, 2022 and 2021, and for each of the years then ended included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of TPS Thayer, LLC are located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing to us at Units A-B, 15th Floor, 180 Tianjin Road, Huangpu District, Shanghai, China, or call us at + 86 21-60901518. We also maintain a website at https://www.91fd.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
FD Technology Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FD Technology Inc. (“the Company”), as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of two years in the period ended December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

TPS Thayer, LLC

We have served as the Company’s auditor since 2020
Sugar Land, Texas
May 31, 2023, except for Note 25 as to which the date is August 25, 2023

FD TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2022	2021
ASSETS
Current assets:
Cash	$5,232,144	$7,221,539
Short term investment	1,594,850	—
Accounts receivable, net	6,145,923	2,794,117
Prepayments	1,273,998	933,341
Other current assets	108,669	112,957
Total current assets	14,355,584	11,061,954
Property and equipment, net	32,031	67,258
Intangible assets, net	735,823	95,332
Other long-term security deposits	87,370	—
Right-of-use lease assets	355,800	643,639
TOTAL ASSETS	$15,566,608	$11,868,183
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,725	$1,302
Accrued expenses and other current liabilities	569,208	499,716
Short-term borrowings	724,932	1,440,683
Operating lease liabilities – current	327,401	361,627
Tax payable	925,482	527,497
Total current liabilities:	2,552,748	2,830,825
Non-current liabilities:
Operating lease liabilities – non-current	61,006	340,901
TOTAL LIABILITIES	2,613,754	3,171,726
COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity:
Ordinary shares, $0.000001 par value, 50,000,000,000 shares authorized, 10,220,600 shares issued and outstanding	10	10
Additional paid-in capital	2,239,551	2,239,551
Statutory reserve	630,531	630,531
Retained earnings	10,479,147	5,438,318
Accumulated other comprehensive (loss) income	(396,385)	388,047
Total Shareholders’ equity	12,952,854	8,696,457
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,566,608	$11,868,183

The accompanying notes are an integral part of these consolidated financial statements.

FD TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2022	2021
Revenues	$10,689,451	$9,558,356
Cost of revenues	(1,712,596)	(2,711,030)
Gross profit	8,976,855	6,847,326
Operating expenses:
General and administrative	(2,140,347)	(1,629,954)
Selling and marketing	(584,052)	(752,826)
Research and development	(814,859)	(866,595)
Bad debt reversal (expense)	138,466	(144,438)
Total operating expenses	(3,400,792)	(3,393,813)
Operating income	5,576,063	3,453,513
Other income (expenses):
Interest income, net	54,294	46,437
Government grant	147,672	247,007
Other income (expenses), net	(66,343)	395,826
Investment income	77,569	—
Total other income, net	213,192	689,270
Income before income taxes	5,789,255	4,142,783
Income tax provision	(748,426)	(374,109)
Net income	$5,040,829	$3,768,674
Other comprehensive gain/(loss):
Foreign currency translation adjustment	(784,432)	160,263
Total comprehensive income	$4,256,397	$3,928,937
Earnings per share attributable to ordinary shareholders:
Earnings per share	$0.49	$0.37
Weighted average number of shares outstanding
Basic and diluted	10,220,600	10,220,600

The accompanying notes are an integral part of these consolidated financial statements.

FD TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Shares	Amount	Additional paid-in capital	Retained earnings, or (accumulated deficit)	Accumulated other comprehensive (loss)/gain	Statutory reserve	Total shareholders’ equity
Balance at December 31, 2020	10,220,600	$10	$2,239,551	$2,056,533	$227,784	243,642	$4,767,520
Foreign currency translation gain	—	—	—	—	160,263	—	160,263
Net income	—	—	—	3,768,674	—	—	3,768,674
Statutory reserve	—	—	—	(386,889)	—	386,889	—
Balance at December 31, 2021	10,220,600	10	2,239,551	5,438,318	388,047	630,531	8,696,457
Foreign currency translation gain	—	—	—	—	(784,432)	—	(784,432)
Net income	—	—	—	5,040,829	—	—	5,040,829
Balance at December 31, 2022	10,220,600	10	2,239,551	10,479,147	(396,385)	630,531	12,952,854

The accompanying notes are an integral part of these consolidated financial statements.

FD TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021
(IN U.S. DOLLARS)

	2022	2021
Cash Flows from Operating Activities:
Net income	$5,040,829	$3,768,674

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,557	64,815
Loss on disposal of property, plant and equipment	(1,039)	27
Gain on disposal of subsidiary	—	(4,243)
Bad debt expense (reversal)	(138,466)	144,438
Amortization right of use lease asset	252,216	365,018

Changes in operating assets and liabilities:
Accounts receivable	(3,514,956)	(2,439,889)
Prepaid expenses	(421,936)	(676,146)
Other receivables	(101,600)	194,799
Accounts payable	4,635	(584,975)
Accrued expenses and other current liabilities	117,636	157,226
Tax payable	449,058	(223,496)
Lease liability	(274,564)	(335,176)
Net cash provided by operating activities	1,486,370	431,072

Cash Flows from Investing Activities:
Short term investment	(1,634,715)	—
Cash received from divestment	—	155,020
Disposal of subsidiary, cash disposed	—	(26,684)
Purchases of property, plant and equipment	(6,928)	(14,730)
Proceeds from disposal of property, plant and equipment	1,334	—
Purchases of intangible assets	(700,993)	—
Collection of note receivable	—	727,042
Net cash (used in) provided by investing activities	(2,341,302)	840,648

Cash Flows from Financing Activities:
Repayments of short-term borrowings	(1,364,378)	(514,526)
Proceeds from short-term borrowings	743,052	465,059
Net cash used in financing activities	(621,326)	(49,467)
Effect of exchange rate changes on cash	(513,137)	154,767
Net increase in cash and cash equivalents	(1,989,395)	1,377,020
Cash at the beginning of year	7,221,539	5,844,519
Cash at the end of year	5,232,144	7,221,539

Non-cash transaction:
Right-of-use asset and operating lease liability recognized	—	502,285

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$380,127	$615,245
Cash paid for interest	$44,650	$13,813

The accompanying notes are an integral part of these consolidated financial statements.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

FD Technology Inc. (“Fendan”)

Fendan was incorporated on October 10, 2019 under the laws of Cayman Islands with an authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a single class, par value of $0.0001 per ordinary share.

On December 8, 2022, pursuant to a special resolution adopted by its shareholders, Fendan effectuated a split of its ordinary shares on a 100-for-1 basis (the “Share split”). As a result of the Share split, Fendan’s authorized share capital was amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to $50,000 divided into 50,000,000,000 ordinary shares with par value $0.000001 for each ordinary share, and the issued and outstanding ordinary shares were subdivided from 102,206 ordinary shares of par value $0.0001 per share to 10,220,600 ordinary shares of par value $0.000001 per share.

FD Technology Limited (“HK Fendan”)

HK Fendan was incorporated on November 1, 2019 under the laws of Hong Kong and is a wholly owned subsidiary of Fendan. HK Fendan didn’t have any operations as of December 31, 2022 and 2021.

Qingdao Zecan Information Technology Co., Ltd. (“WFOE” or “Qingdao Zecan”)

Qingdao Zecan was incorporated on June 4, 2021 in People’s Republic of China (“China” or “PRC”), and is a wholly owned subsidiary of HK Fendan. Qingdao Zecan is a wholly-foreign owned enterprise organized under the laws of the PRC. Qingdao Zecan did not have any operations as of December 31, 2022. When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of the financial statements only, Taiwan, Hong Kong and Macau.

Shanghai Fendan Information Technology Co., Ltd. (“Shanghai Fendan” or the former “VIE”)

Shanghai Fendan was incorporated on July 13, 2016 under the laws of the People’s Republic of China. The registered capital is RMB 10,413,412, and the paid in capital was RMB 5,555,556 as of December 31, 2022. Shanghai Fendan is principally engaged in providing intermediary service, marketing and development services and software development and technology services in the PRC.

Beijing Xunyi Technology Co., Ltd. (“Beijing Xunyi”)

Beijing Xunyi was incorporated on April 29, 2021 under the laws of the PRC. Beijing Xunyi did not have any operations as of December 31, 2022 and 2021.

Reorganization

In preparation of its initial public offering (the “IPO”) in the United States, the Company completed a reorganization in July 2021. The reorganization involved establishing HK Fendan in November 2019 as its intermediary holding company, and in June 2021, HK Fendan established WFOE in PRC and held all the equity interest in the WFOE. In July 2021, WFOE entered into a series of contractual arrangements with the shareholders of Shanghai Fendan (collectively, the “VIE Agreements”), whereby the Company became the ultimate holding company of all the entities mentioned above.

The VIE Agreements consist of an Exclusive Option Agreement, a Share Pledge Agreement, an Exclusive Business Cooperation Agreement, and Powers of Attorney. Pursuant to the VIE Agreements, WFOE had the exclusive right to provide Shanghai Fendan with consulting services related to business operations including technical and management consulting services. As a result of the VIE Agreements, Shanghai Fendan was treated as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

Standards Codification (“ASC”) 810 Consolidation, which allowed Fendan to consolidate operations and financial results of Shanghai Fendan and its subsidiaries in Fendan’s consolidated financial statements in accordance with U.S. GAAP. Fendan was treated as the primary beneficiary for accounting purposes under U.S. GAAP.

Fendan, together with its wholly owned subsidiaries, its VIE, and VIE’s subsidiaries, was effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization was considered as a recapitalization of entities under common control. The consolidation of Fendan, its subsidiaries, its VIE, and VIE’s subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Prior to the VIE Agreements were terminated, details of the Company’s subsidiaries and the VIE were as follows:

Entity Name	Registered Location	Date of Incorporation	Ownership as of the issuance date of the report	Principal activities
Subsidiaries:			Direct
FD Technology Limited	Hong Kong	November 1, 2019	100%	Holding company
Qingdao Zecan Information Technology Co., Ltd.	Qingdao, PRC	June 4, 2021	100%	Holding company
VIE and Its Subsidiaries			Indirect
Shanghai Fendan Information Technology Co., Ltd.	Shanghai, PRC	July 13, 2016	100%	Operating company
Beijing Xunyi Technology Co., Ltd.	Beijing, PRC	April 29, 2021	100% owned by VIE	Inactive company

Termination of the VIE Agreements

On October 12, 2021, shareholders of Shanghai Fendan signed a VIE termination agreement with the Company. There were no penalties or non-compete agreements derived from the termination of the VIE agreements.

On October 12, 2021, shareholders of Shanghai Fendan signed VIE termination and share transfer agreements with WFOE. The transfer took two steps: (1) the shareholders of Shanghai Fendan agreed on a 1% capital increase to a new shareholder Cuiping Zeng, a Hong Kong citizen; and (2) all shareholders of Shanghai Fendan transferred 100% equity interest of Shanghai Fendan to WFOE for no consideration. Therefore, the Company completed corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The Company held 100% equity interest of all its subsidiaries as of December 31, 2022. The VIE termination and share transfer both became effective on October 12, 2021, so the termination of the VIE agreements did not have impact on the Company’s consolidated financial position, results of operations and cash flows.

During the years presented in these consolidated financial statements, the control of the entities has never changed. Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

The following presents the balance sheet information of Shanghai Fendan as of October 12, 2021, and the result of operations and cash flows of Shanghai Fendan for the period from January 1, 2021 to October 12, 2021.

October 12, 2021
ASSETS
Current assets:
Cash	$6,063,434
Accounts receivable, net	1,363,419
Prepayments and other current assets	970,960
Total current assets	8,397,813

Non-current assets:
Property and equipment, net	75,350
Intangible asset, net	97,859
Right-of-use lease asset	636,557
Total non-current assets	809,766
TOTAL ASSETS	$9,207,579
Current liabilities:
Accounts payable	$32,085
Taxes payable	736,131
Short-term borrowings	959,245
Other payables	382,572
Lease liability – current	297,128
Total current liabilities:	1,671,030

Non-current liabilities:
Lease liability	397,670
Total non-current liabilities	397,670
TOTAL LIABILITIES	2,068,700
For the Period from January 1, 2021 to October 12, 2021
Revenue	$6,038,616
Net profit	$2,301,840
For the Period from January 1, 2021 to October 12, 2021
Net cash (used in) generated from operating activities	$(209,871)
Net cash generated from (used in) investing activities	867,340
Net cash (used in) generated from financing activities	(513,055)
Net increase in cash and cash equivalents	218,915

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its majority-owned and controlled subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, useful lives of property, plant and equipment, and intangible assets. Actual results could differ from those estimates.

Foreign Currency Translation and Reporting Currency

The financial records of the Company’s subsidiaries in People’s Republic of China PRC are maintained in their local currencies which are Chinese Yuan (“CNY” or “RMB”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates. Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income/ (expense), net in the consolidated statements of income and comprehensive income.

The Company maintained its financial record using the United States dollar (“US dollar”) as the functional currency, while the subsidiaries of the Company in Hong Kong and mainland China maintained their financial records using RMB as the functional currencies. The reporting currency of the Company is US dollar. When translating local financial reports of the Company’s subsidiaries into US dollar, assets and liabilities are translated at the exchange rates at the consolidated balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated at the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of income and comprehensive income.

The relevant exchange rates are listed below:

	December 31, 2022	December 31, 2021
Period Ended RMB: USD exchange rate	6.8972	6.3726
Period Average RMB: USD exchange rate	6.7290	6.4508

Cash

Cash primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-term investment

Short-term investments are investments in short-term debt securities with fixed interest rates. These short-term debt securities have maturity dates equal to or within one year and are classified as short-term investments. The Company elected the amortized method at the date of initial recognition and performed impairment analysis over the investment subsequently to determine if any impairment would be recorded. Realized gains or losses from the sale of short-term investments, or at maturity of the investment, would be recorded as other income when earned.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Prepayments

Prepayments refer to advances to suppliers and for service agreements, which are expensed when services are received, as well as prepaid IPO expenses.

The Company reviews a supplier’s credit history and background information before advancing a payment. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would write off such amount in the period when it is considered impaired. For the years ended December 31, 2022 and 2021, the Company had no write off for prepaid expenses.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation commences upon placing the asset in use and is recognized on a straight-line basis over the estimated useful lives of the assets with 5% of residual value, as follows:

Useful lives
Office furniture	3 – 5 years
Leasehold improvements	3 years
Electronic equipment	3 – 5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible Assets

Intangible assets consist of a risk assessment software, a TikTok account and E-commerce software. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful lives
Risk assessment software	10 years
Patent – TikTok account	5 years
E-commerce software	10 years

Leases and Right of Use Lease Asset

Leases are classified at lease commencement date as either a finance lease or an operating lease. A lease is a finance lease if it meets any of the following criteria: (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term. (b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (c) the lease term is for the major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the criteria meets, the lease shall be classified as an operating lease.

The company elects not to recognize right-of-use assets for 12 months or less leases (short term leases) that do not have an option to purchase the underlying assets. And recognize the lease payments in profit or loss on a straight-line basis over the lease term.

For long term leases, the Company combines the lease and non-lease components in recognizing a right-of-use asset with a corresponding liability at lease commencement date. The lease liability is calculated at the present value of the lease payments not yet paid by using the lease term and discount rate determined at lease commencement. The right-of-use asset is calculated as the lease liability, increased by any initial direct costs and prepaid lease payments, reduced by any lease incentives received before lease commencement. The right-of-use asset itself is amortized on a straight-line basis unless another systematic method better reflects how the underlying asset will be used by and benefits the lessee over the lease term.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the impairment by comparing carrying amount of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the long-lived assets over their fair value. There was no impairment of long-lived assets for the years ended December 31, 2022 and 2021.

Fair Value Measurement

Fair Value Measurements and Disclosures requires disclosure of the fair value of financial instruments held by the Company. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other current liabilities, notes receivables, notes payable, bank loans, other receivables, and short term investment, the carrying amounts approximate their fair values due to their short maturities as of December 31, 2022 and 2021.

Revenue Recognition

The Company generates its revenues mainly through: (1) intermediary commission fees; (2) service fees contributed by marketing and promotion services; and (3) revenue contributed by technology services, including the development, maintenance and upgrade of business management system and related software, and the corresponding technology services and supports (collectively, the “technology services”).

The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On January 1, 2018, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues are reported net of all value added taxes. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component.

Variable consideration is included in revenue if it is probable that a significant future reversal of cumulative revenue under the contract will not occur.

For intermediary services, the Company recognizes commission revenue from merchants and financial institutions. Commission fee from merchants is recognized at the point in time when the Company’s performance obligation is satisfied upon merchants loan request has been funded from financial institution after introducing merchants’ customers with financial institutions. Commission fee from financial institution is recognized in accordance with ASC 606-10-32-11 “An entity shall include in the transaction price some or all of an amount of variable consideration, only to the extent that is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved”. According to the guidance, the Company would recognize revenue when it is probable that variable

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

consideration regarding the significant future reversal of cumulative revenue will not occur. In considering the principal versus agent consideration, the Company evaluated ASC 606-10-55-39 and concluded the Company is an agent since all indicators mentioned under 606-10-55-39 are satisfied.

For marketing and promotion services, revenue is a service fee derived as a fixed percentage of revenue generated from the advertising placement and recognized at a point in time, as soon as the Company fulfil its single performance obligation by delivering the service. In considering the principal versus agent consideration, the Company evaluated ASC 606-10-55-36 and ASC 606-10-55-39, and concluded (1) during the fiscal year of 2022, the Company mostly provided marketing and promotion services directly to the customers, and therefore the Company was a principal since all indicators mentioned under 606-10-55-36 were satisfied; when the company acted as an agent and helped the customers find suitable advertising providers, the Company was an agent since all indicators mentioned under 606-10-55-39 were satisfied; (2) during the fiscal year of 2021, instead of providing marketing and promotion services directly to the customers, the Company acted as an agent and helped the customers find suitable advertising providers, and therefore, the Company was an agent since all indicators mentioned under 606-10-55-39 were satisfied.

For technology services, revenue is recognized when (1) control of the product (software) is transferred to the customer, and (2) the technology service is delivered. The software development, including sale and installation, would have a fixed one-time charge to customer, and revenue is recognized at point in time, when the performance obligation has been completed upon acceptance of product (software) by the customer. The software and network maintenance service, if requested by the customer, would be billed to customer at a fixed price, and revenue is recognized monthly over the service term. In considering the principal versus agent consideration, the Company evaluated ASC 606-10-55-36 and ASC 606-10-55-39, and concluded the Company is a principal since no third party is involved in satisfying the Company’s performance obligations.

Government Grants

Government grants consisted of the following three parts:

1.      Employment stabilizing grant. It is a refund of paid annual employment insurance by the Shanghai Fendan from the local government in China for the purpose of encouraging the Company for employment stabilization. The Company has to apply for the grant and get approval from the government. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment.

2.      Training grant. It is a special grant implemented by the local government in China during the coronavirus pandemic. Affected companies, which need online trainings for their staff, apply for the grant. The government evaluates the Company’s eligibility for the grant, and then makes payment.

3.      Return of personal income tax handling fee. The Company gets 2% of the handling fee as government subsidy when withholding and remitting personal income tax on behalf of its employees.

Government grants were recognized upon receipt and all the conditions for their receipt have been met. There are no restrictions on the grants. The grants received were $147,672 and $ 247,007 for the years ended December 31, 2022 and 2021, respectively.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries and benefits, are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were nil and $126,050 for years ended December 31, 2022 and 2021, respectively.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby it calculates deferred tax assets or liabilities for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits by applying enacted tax rates applicable to the years in which those temporary differences are expected to be reversed or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as non-current amounts.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

To the extent applicable, the Company records interest and penalties as other expense. All of the tax returns of the Company’s PRC subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing. The fiscal year for tax purpose in PRC is December 31.

The Company and its subsidiaries are not subject to U.S. tax laws and local state tax laws. The Company’s income and that of its related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of PRC will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by the Company, reducing the amount available to pay dividends to the holders of the Company’s ordinary shares.

Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenue generated from the rendering of services. The Company records revenue net of output VAT. This output VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of tax payable on the consolidated balance sheets.

The Company is subject to VAT at the rate of 6% depending on whether the entity is a general taxpayer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

Statutory Reserve

The Company’s PRC subsidiaries and VIE are required to make appropriations to certain non-distributable reserve funds.

In accordance with China’s Company Laws, the Company’s PRC subsidiary that are Chinese companies, must make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective company’s discretion. The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses to increase the registered capital of the respective company. These reserves are not allowed to be transferred out as cash dividends, loans or advances, nor can they be distributed except under liquidation.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation. No related party transactions occurred in the years ended December 31, 2022 and 2021.

Earnings Per Share

Earnings (loss) per share is calculated in accordance with ASC 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There were no dilutive ordinary share equivalents outstanding during the fiscal years ended December 31, 2022 and 2021.

Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the changes in shareholders’ equity during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income or loss is reported in the consolidated statements of comprehensive income/(loss). Accumulated other comprehensive income/(loss), as presented on the accompanying consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

Certain Risks and Concentration

Exchange Rate Risks

The Company operates in PRC, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents, restricted cash, notes receivable. The Company places its cash and cash equivalents, restricted cash, and notes receivable in good credit quality financial institutions in Hong Kong and PRC. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. The Company has bank interest bearing loans charged at variable interest rates. And although some bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note1, this may not be indicative of future results.

Liquidity Risks

The Company’s primary sources of liquidity consist of existing cash balances, cash flows from its operating activities and availability under its loan arrangements with banks and certain third parties. The Company’s ability to generate sufficient cash flows from its operating activities is primarily dependent on its intermediary services provided to merchants and financial institutions and technology services provided to the clients.

As of December 31, 2022, and 2021, we had cash and cash equivalents of $5,232,144 and $7,221,539, respectively. The Company believes that its current cash, cash to be generated from its operations and access to loans from its related parties will be sufficient to meet its working capital needs for at least the next twelve months. However, the Company does not have any amounts committed to be provided by its related party. The Company is also not dependent upon this offering to meet its liquidity needs for the next twelve months. However, the Company plans to expand its business to implement its growth strategies in our existing market and strengthen our position in the marketplace. To do so, the Company will need more capital through equity financing to increase our customer outreach, build brand recognition, and strengthen customer acquisition.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company has only one reportable segment since the Company does not distinguish revenues, costs and expenses by operating segments in its internal reporting, and reports costs and expenses by nature as a whole. The Group’s CODM, who has been identified as the CEO, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole. As the Company generates all of its revenue in the PRC, no geographical segments are presented.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASU”). Management periodically reviews new accounting standards that are issued.

In March 2022, the FASB issued Accounting Standards Update (“ASU”) 2022-02 — Financial Instruments — Credit Losses (Topic 326). The amendments in this update eliminate the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, Receivables — Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments in this update require that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, Financial Instruments — Credit Losses — Measured at Amortized Cost. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of this guidance, but does not expect this update to have a material impact on the Company’s financial statements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Accounts receivable	$6,145,923	$2,940,327
Less: allowance for doubtful accounts	—	(146,210)
Accounts receivable, net	$6,145,923	$2,794,117

The Company generally allows a credit period of 30 days to its customers. The average accounts receivable turnover period was approximately 155 days and 61 days for the years ended December 31, 2022 and 2021, respectively.

The amounts of accounts receivable as of December 31, 2022 were fully received before March 31, 2023.

Changes in allowance for doubtful accounts for the years ended December 31, 2022 and 2021 are as follows:

	2022	2021
Beginning balance	$(146,210)	$—
Additional reserve through bad debt expense	—	(144,438)
Reversal due to collection	138,466	—
Exchange difference	7,744	(1,772)
Ending balance	$—	$(146,210)

NOTE 4 — SHORT-TERM INVESTMENT

As of December 31, 2022, the company’s short-term investment is a debt security with fixed interest rate of 10.5%, in the amounts of $1,594,850, which was issued by a private asset management company, and the private asset management company is a third-party investment company. Company intends to hold the investment to the maturity date.

Company purchased this investment of $1,594,850 with the private asset management Company on December 14, 2022, for the purpose of earning a fixed interest of 10.5%, with the term of one year from the purchase date.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 4 — SHORT-TERM INVESTMENT (cont.)

The Company elected the amortized method at the date of initial recognition, and management performed impairment analysis over the investment subsequently. It was concluded that no impairment had occurred for the investment for the year ended December 31, 2022.

NOTE 5 — PREPAYMENT

Prepayment as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Advances to suppliers	$63,428	$81,938
Deferred IPO expenses	1,210,570	851,403
Prepayment, total	$1,273,998	$933,341

NOTE 6 — OTHER CURRENT ASSETS

Other current assets as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Other receivable from third party individual	$1,848	—
Interest receivable	8,258	—
Refundable security deposits	185,933	112,957
Other receivables, total	$196,039	$112,957
Less: Other long-term security deposits	87,370	—
Other current assets, net	$108,669	$112,957

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Electronic equipment	$104,495	$121,951
Office furniture	25,998	29,472
Leasehold improvements	135,305	173,203
Total property and equipment, at cost	265,798	324,626
Less: accumulated depreciation	(233,767)	(257,368)
Property and equipment, net	$32,031	$67,258

As of December 31, 2022, and 2021 the Company had no impaired or pledged property and equipment.

Additions to property and equipment for the fiscal years ended December 31, 2022 and 2021 were $6,758 and $14,911, respectively.

Disposals to property and equipment for the fiscal years ended December 31, 2022 and 2021 were $16,170 and $8,433, respectively. Gain on disposal for the fiscal years ended December 31, 2022 was 1,039 and loss on the disposal for the fiscal years ended December 31, 2021 was $27.

Depreciation expenses were $37,495 and $50,530 for the fiscal years ended December 31, 2022 and 2021, respectively.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 8 — INTANGIBLE ASSETS

Intangible assets as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Risk assessment software	$104,891	$113,526
Patent – TikTok account	14,355	15,536
E-commerce software	683,898
Total intangible assets, at cost	803,144	129,062
Less: accumulated amortization	(67,321)	(33,730)
Intangible assets, net	$735,823	$95,332

The intangible asset represents the Company’s purchase of a Risk assessment software and E-commerce software for the purpose internal use of expanding business, and a TikTok account for the purpose of promoting and advertising.

There were no disposals for the fiscal years ended December 31, 2022 and 2021.

During the fiscal years ended December 31, 2022 and 2021, the Company had no impaired or pledged intangibles.

Five succeeding years of amortizations are as follows:

Year	Amortization
2023	$83,796
2024	83,796
2025	82,816
2026	80,856
2027	80,856
2028 and after	323,703

NOTE 9 — LEASES

The Company entered into multiple leases for offices with lease terms ranging from a few months to 3 years without options to purchase the leased asset. For short term leases, the entity elects not to recognize right-of-use assets and lease liabilities and recognize the lease payments in profit or loss on a straight-line basis over the lease term. For long term leases, ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term. The following table outlines the details for the leases:

	2022	2021
Short term lease expenses	$142,197	$—
Operating lease costs	355,800	400,732
Weighted average remaining lease term (year) – operating	1.07	1.97
Weighted average discount rate	4.75%	4.75%

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 9 — LEASES (cont.)

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the operating lease liabilities recorded in the statements of financial position as of December 31, 2022:

For the fiscal years ended December 31, 2022	Consolidated amount
2023	$310,125
2024	75,810
2025	15,479
2026	—
2027	—
Total minimum lease payments	$401,414
Less: effect of discounting	(13,007)
Present value of the future minimum lease payments	$388,407
Less: Operating lease liabilities-current	(299,169)
Operating lease liabilities-non-current	$89,238

NOTE 10 — SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Short-term borrowings from financial institutions	$724,932	$470,766
Short-term Loans from third-party individual and entity	—	969,917
Total	$724,932	$1,440,683

Short-term borrowings from financial institutions consisted of the following at December 31, 2022:

Bank Name	Amount – RMB	Amount – USD	Issuance Date	Expiration Date	Interest
Shanghai Rural Commercial Bank	3,000,000	$434,960	December 27, 2022	December 26, 2023	4.35%
Shanghai Rural Commercial Bank	2,000,000	$289,972	June 29, 2022	February 28, 2023	4.55%
Total	RMB5,000,000	$724,932

Short-term borrowings from financial institutions consisted of the following as of December 31, 2021:

Bank Name	Amount – RMB	Amount – USD	Issuance Date	Expiration Date	Interest
Shanghai Rural Commercial Bank	3,000,000	$470,766	December 29, 2021	December 28, 2022	4.55%
Total	RMB3,000,000	$470,766

For the fiscal years ended December 31, 2022 and 2021, interest expense on short-term borrowings from financial institutions amounted to $ 44,650 and $13,813, respectively.

Short-term borrowings from financial institutions were guaranteed by Shanghai Administration Center of Policy Financing Guarantee Funds for SMEs, Xu Chunjie who is the main shareholder and CEO of the company and his wife Xu Min.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 10 — SHORT-TERM BORROWINGS (cont.)

Current portion of borrowings from third-party individual and entity consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Wang Xiaogang	$—	$420,691
Shanghai Fengchao Technology Limited	—	549,226
Total	$—	$969,917

NOTE 11 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Employee compensation payable	$259,351	$308,180
Interest payable	—	57,593
Accrued expenses	309,857	133,943
Accrue expenses and other current liabilities, total	$569,208	$499,716

NOTE 12 — Revenues

Disaggregated sales by type as of December 31, 2022 and 2021 consisted of the following:

	2022	2021
Intermediary services revenue	$2,556,704	$5,080,957
Marketing and promotion services revenue	682,098	769,273
Technology services revenue	7,450,649	3,708,126
Total revenue	$10,689,451	$9,558,356

There is no warranty, discount and return policy due to the nature of the Company’s revenue.

For the $769,273 marketing and promotion services revenue during the year of 2021, the Company acted as agent to help the customers find suitable advertising provider, and all indicators mentioned under 606-10-55-39 were satisfied. Among the $682,098 marketing and promotion services revenue during the year of 2022, the Company is a principle for $588,479, since no third party was involved in satisfying the Company’s performance obligations, while the Company is an agent for $93,619, since Company acted as agent to help the customers find suitable advertising provider.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 13 — COST OF Revenues

Cost of sales as of December 31, 2022 and 2021 consisted of following:

	2022	2021
Salary	$690,430	$898,182
Employee compensation and benefits	229,454	267,842
Service fees	622,241	1,380,075
Rental and utilities	—	66,433
Depreciation and amortization	6,549	10,419
Travel and communication	5,454	—
Business tax and surcharges	49,233	41,558
Office and miscellaneous	109,235	46,521
Total	$1,712,596	$2,711,030

NOTE 14 — GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses as of December 31, 2022 and 2021 consisted of following:

	2022	2021
Employee compensation and benefits	$897,642	$949,616
Travel and communication expenses	37,249	46,581
Professional and service fees	680,976	180,910
Rental and utilities	372,102	368,920
Depreciation and amortization expenses	65,482	48,262
Entertainment	8,514	10,518
Office and miscellaneous	78,382	25,147
Total	$2,140,347	$1,629,954

NOTE 15 — SELLING AND MARKETING EXPENSES

Selling and marketing expenses as of December 31, 2022 and 2021 consisted of following:

	2022	2021
Employee compensation and benefits	$574,233	$568,805
Travel and communication	6,436	5,530
Rental and utilities	—	44,608
Depreciation and amortization	2,531	6,134
Advertising and promotion	—	126,050
Office and miscellaneous	852	1,699
Total	$584,052	$752,826

NOTE 16 — RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses as of December 31, 2022 and 2021 consisted of following:

	2022	2021
Salaries	$672,843	$757,010
Social security	114,444	88,527
Housing provident fund	27,572	21,058
Total	$814,859	$866,595

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 17 — INTEREST INCOME, NET

The following table shows the detail of net interest income for the fiscal years ended December 31, 2022 and 2021:

	2022	2021
Interest expenses	$(79,050)	$(73,532)
Interest income	133,344	119,969
Total interest income, net	$54,294	$46,437

Interest income was mainly generated from wealth management products of financial institutions which were acquired and matured during the fiscal year. The nature of these wealth management products are cash and cash equivalents.

NOTE 18 — OTHER INCOME, NET

The following table shows the detail of net other income (expenses) for the fiscal years ended December 31, 2022 and 2021:

	2022	2021
Insurance reimbursement	$461	$13,631
Gain on transfer of Aifendan	—	4,243
Loss on lease contract termination	(66,741)	—
Exempted rent	—	378,491
Non-operating expenses	—	(512)
Loss on disposal of property and equipment	(63)	(27)
Total other income (expenses), net	$(66,343)	$395,826

Loss on lease contract termination is liquidated damages of termination of unexpired lease agreement.

Exempted rent refers to reversal of accrued rent expenses in prior year due to the early termination of a short-term lease, which was a non-recurring item.

NOTE 19 — CUSTOMER CONCENTRATIONS

Significant customers are those that account for greater than 10% of the Company’s revenues.

The Company received a substantial percentage of revenue from four significant customers (61.77% of total revenues) during the fiscal year 2022. The four customers accounted for 17.05%, 15.74%, 15.74%and 13.24% of the total revenue during the fiscal year 2022, respectively.

The Company received a substantial percentage of revenue from two significant customers (30.20% of total revenues) during the fiscal year 2021. The two customers accounted for 17.93% and 12.27% of the total revenue during the fiscal year 2021, respectively.

The loss of one significant customer or the failure to attract new customers could have a material adverse effect on the Company’s business, consolidated results of operations and financial condition.

NOTE 20 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company is authorized to issue 50,000,000,000 ordinary shares of a single class, par value $0.000001 per ordinary share. The additional paid in capital was $2,239,551 as of December 31, 2022. There are currently 10,220,600 issued and outstanding ordinary shares after the Share split as described below.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 20 — SHAREHOLDERS’ EQUITY (cont.)

On December 8, 2022, pursuant to a special resolution adopted by its shareholders, the Company effectuated a split of its ordinary shares on a 100-for-1 basis (the “Share split”). As a result of the Share split, the Company’s authorized share capital was amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to $50,000 divided into 50,000,000,000 ordinary shares with par value $0.000001 for each ordinary share, and the issued and outstanding ordinary shares were subdivided from 102,206 ordinary shares with par value $0.0001 for each ordinary share to 10,220,600 ordinary shares with par value $0.000001 for each ordinary share. Accordingly, all share and per share information have been retrospectively adjusted to reflect the effect of the Share split for all periods presented.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in the PRC. No dividends were declared or paid for as of December 31, 2022 and 2021.

Statutory Reserve and Restricted Net Assets

The Company’s PRC subsidiary, the VIE and subsidiaries of the VIE are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors of each of the PRC subsidiary, the VIE and subsidiaries of the VIE. The reserved amounts as determined pursuant to PRC statutory laws totalled $630,531 and $630,531 as of December 31, 2022 and 2021.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

As a result of these PRC laws and regulations and the requirement that distributions by mainland China entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the mainland China entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital and the statutory reserves of the Company’s PRC subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution was $2,870,092 and $2,870,092 as of December 31, 2022 and 2021, respectively.

NOTE 21 — INCOME TAXES

Enterprise Income Taxes (“EIT”)

Fendan was incorporated in Cayman Island as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Island.

HK Fendan was incorporated in Hong Kong and is subject to a statutory income tax rate at 16.5%.

Qingdao Zecan was formed in the PRC and is subject to a statutory income tax rate at 25%.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 21 — INCOME TAXES (cont.)

Shanghai Fendan is the Company’s main operating subsidiary in PRC. Shanghai Fendan became a high new technology company in November 2021 and is subject to an EIT rate of 15%.

Beijing Xunyi was formed in the PRC and is subject to a statutory income tax rate at 25%.

As of December 31, 2022, the tax years ended December 31, 2017 through December 31, 2022 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2021, the Company did not have any significant unrecognized uncertain tax positions.

The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2022 and 2021 respectively, and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2022.

Per the consolidated statements of income and comprehensive income, the income tax expenses for the Company can be reconciled to the income before income taxes for the fiscal years ended December 31, 2022 and 2021 as follows:

	2022	2021
Income before taxes excluded the amounts of loss incurring entities	$5,474,278	$4,142,783
PRC EIT tax rates	15%	15%
Tax at the PRC EIT tax rates	821,142	621,417
Tax effect of R&D expenses deduction	(100,275)	(97,492)
Tax effect of bad debt provision	26,477	—
Tax effect of non-deductible expenses	1,081	31,304
Tax effect of prior year adjustment	—	(181,120)
Income tax expenses	$748,425	$374,109

Income taxes for the fiscal years ended December 31, 2022 and 2021 are attributed to the Company’s continuing operations in China and consisted of:

	2022	2022
Current income tax	$748,425	$374,109
Total income tax expense	$748,425	$374,109

NOTE 22 — COMMITMENTS AND CONTINGENCIES

The Company’s leases consisted of operating leases for office spaces and dormitories in different cities in PRC. As of December 31, 2022 and 2021.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of December 31, 2022 and 2021 Company had no pending legal proceedings.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 23 — FINANCIAL IMPACT OF COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though temporary in nature, may continue and increase depending on developments in the COVID-19’s outbreak.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions was imposed upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our marketing activities from late March 2022 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. Some of our customers in Shanghai, especially those merchants in the wedding services industry, had similar closure and quarantine policies as us. The lockdown in Shanghai from late March to June 2022 had an adverse impact on our results of operations for the fiscal year 2022 as our business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period, and a decrease in the number of new clients compared with the same period in 2021. In early January, 2023, China has changed the COVID-19 prevention polices, there will be a recover of consumer confidence along with the adjustment of COVID-19 prevention polices in China, the company expected the demand for the company’s services will increase and planned to carry out more marketing activities including improving services, price discounts and expanding business areas to increase revenue of intermediary services.

NOTE 24 — SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date these consolidated financial statements are issued on May 10, 2023. The Company did not identify any subsequent events with a material financial impact on the Company’s consolidated financial statements, except for the events mentioned below:

On March 28, 2023, Shanghai Fendan Chengdu branch has been closed

On April 3, 2023, shanghai Fendan Chongqing branch has been closed.

On April 11, 2023, shanghai Fendan sets up Shanghai branch.

NOTE 25 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC Subsidiaries and prior VIE exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and prior VIE shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and prior VIE in the form of loans, advances or cash dividends without the consent of a third party.

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 25 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

The condensed interim financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and prior VIE. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and prior VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and prior VIE” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated interim financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of December 31, 2022 and 2021, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

PARENT COMPANY BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,715	$—
Non-current assets
Investment in subsidiaries and prior VIE	$12,953,916	$8,696,457
Total assets	$12,956,631	$8,696,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Other current liabilities	$3,777	$—
Total liabilities	$3,777	$—
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.000001 par value, 50,000,000,000 shares authorized, 10,220,600 shares issued and outstanding	10	10
Additional paid-in capital	2,239,551	2,239,551
Statutory surplus reserves	630,531	630,531
Retained earnings	10,479,147	5,438,318
Accumulated other comprehensive gain	(396,385)	388,047
Total shareholders’ equity	12,952,854	8,696,457
Total liabilities and shareholders’ equity	$12,952,854	$8,696,457

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 25 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2022	2021
EQUITY IN EARNINGS OF SUBSIDIARIES AND PRIOR VIE	$5,041,891	$3,768,674
NET INCOME	5,041,891	3,768,674
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(784,432)	160,263
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$4,257,459	$3,928,937

FD TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 25 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net income	$(1,062)	$—

Changes in operating assets and liabilities:	—	—
Other current liabilities	3,777	—
Net cash provided by operating activities	$2,715	$—
Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities	—	—
Changes in cash, cash equivalents and restricted cash	—	—
Cash, cash equivalents and restricted cash, beginning of year	—	—
Cash, cash equivalents and restricted cash, end of year	$2,715	$—

Supplemental Cash Flows Information:
Income tax paid	$—	$—
Interest paid	$—	$—

3,500,000 Ordinary Shares

FD TECHNOLOGY INC.

_______________________________

PROSPECTUS

_______________________________

Sole Book-Running Manager

Aegis Capital Corp.

[•], 2023

Until [•] (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of ordinary shares.

On October 10, 2019, we issued an aggregate of 100,000 ordinary shares with par value of $0.0001 per share to two investors, including one share to Sertus Nominees (Cayman) Limited who transferred same to FD Holding Limited on the same day, and 99,999 shares to FD Holding Limited, of which Mr. Chunjie Xu, our Chief Executive Officer and Chairman of the Board, is the majority shareholder. All references to share amounts in this paragraph have no 100-for-1 retroactive effect given the shares were issued prior to the effectiveness of the Share Subdivision.

On July 8, 2021, we issued 1,196 ordinary shares with par value of $0.0001 per share, representing 1.17% of our total outstanding shares, to Ms. Zhirong Xie, the designee of Shanghai Fengchao Technology Co., Ltd. On July 8, 2021, we issued 1,010 ordinary shares with par value of $0.0001 per share, representing 0.99% of our total outstanding shares, to Mr. Xiaogang Wang. All references to share amounts in this paragraph have no 100-for-1 retroactive effect given the shares were issued prior to the effectiveness of the Share Subdivision.

On December 8, 2022, pursuant to a special resolution adopted by its shareholders, the Company effectuated a Share Subdivision of its ordinary shares on a 100-for-1 basis. As a result of the Share Subdivision, the Company’s authorized share capital was amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to 50,000,000,000 ordinary shares with par value $0.000001 for each ordinary share and the issued and outstanding ordinary shares were subdivided from 102,206 ordinary shares to 10,220,600 ordinary shares. In connection with the Share Subdivision, the Company adopted an amended and restated memorandum of association in order to reflect the change to the Company’s authorized share capital.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on August 25, 2023.

FD Technology Inc.
By:	/s/ Chunjie Xu
	Name:	Chunjie Xu
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chunjie Xu	Chief Executive Officer and Chairman	August 25, 2023
Chunjie Xu	(principal executive officer)
/s/ Huaiyan Liu	Chief Financial Officer	August 25, 2023
Huaiyan Liu	(principal financial and accounting officer)
*	Director	August 25, 2023
Hongyun Wu
* By	/s/ Chunjie Xu
Chunjie Xu
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of FD Technology Inc., has signed this registration statement or amendment thereto in Newark, Delaware on August 25, 2023.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

FD TECHNOLOGY INC.
EXHIBIT INDEX

Exhibit	Number Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association and Articles of Association of Registrant
3.2*	Amended and Restated Memorandum of Association of Registrant
3.3*	Form of Amended and Restated Articles of Association of Registrant
4.1*	Specimen Certificate for Ordinary Shares
4.2*	Form of Underwriters’ Warrants
5.1*	Opinion of Ogier (Cayman) LLP regarding the validity of the ordinary shares being registered
8.1*	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1+*

English Translation of Consumer Loan Cooperation Agreement dated March 20, 2019, among Shanghai Fendan Information Technology Co., Ltd., Guangzhou Internet Merchants Micro-Financing Co., Ltd. and Qianhai Hengsheng (Shenzhen) Commercial Factoring Co., Ltd.

10.2*	Employment Agreement dated July 1, 2021, between Registrant and Chunjie Xu
10.3*	Employment Agreement dated July 1, 2021, between Registrant and Huaiyan Liu
10.4*	Form of Director Offer Letter
10.5*	English Translation of Form of Employment Agreement between Shanghai Fendan Information Technology Co., Ltd. and its executive officers
10.6+*

English Translation of Lease Agreement and Riders to Lease Agreement dated April 1, 2018 and August 10, 2020, respectively, between Shanghai Fendan Information Technology Co., Ltd. and Shenzhen Zhaobangji Group Co., Ltd.

10.7+*	English Translation of Lease Agreement and Rider between Shanghai Fendan Information Technology Co., Ltd. and Shanghai Yingchangqi Chess Education Fund Committee, dated April 17, 2020
10.8*	English Translation of Exclusive Business Cooperation Agreement, dated July 16, 2021, by and between Qingdao Zecan Information Technology Co., Ltd. and Shanghai Fendan Information Technology Co., Ltd
10.9*

English Translation of Exclusive Option Agreement, dated July 16, 2021, by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.10*

English Translation of Proxy Agreement, dated July 16, 2021, by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.11*

English Translation of Equity Pledge Agreement, dated July 16, 2021, by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.12*

English Translation of Form of Share Transfer Agreement, dated October 12, 2021, by and among Qingdao Zecan Information Technology Co., Ltd. and each shareholder of Shanghai Fendan Information Technology Co., Ltd.

10.13*

English Translation of Termination Agreement to Exclusive Business Cooperation Agreement, dated October 12, 2021, by and among Qingdao Zecan Information Technology Co., Ltd. and Shanghai Fendan Information Technology Co., Ltd.

Exhibit	Number Description of Document
10.14*

English Translation of Termination Agreement to Exclusive Option Agreement, dated October 12, 2021, by and among by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.15*

English Translation of Termination Agreement to Proxy Agreement, dated October 12, 2021, by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.16*

English Translation of Termination Agreement to Equity Pledge Agreement, dated October 12, 2021, by and among Qingdao Zecan Information Technology Co., Ltd., Shanghai Fendan Information Technology Co., Ltd., Shanghai Zhenfan Business Consulting Center, Ningbo Meishan Free Trade Port Zone Xinsong Investment Management Partnership Enterprise (Limited Partnership), Ningbo Meishan Free Trade Port Zone Chiying Investment Management Partnership Enterprise (Limited Partnership), Tianjin Haitai Gebi Enterprise Management Consulting Partnership (Limited Partnership), and Guoxin Shengda Industrial Co., Ltd.

10.17+*	English Translation of Lease Agreement dated May 11, 2022, between Shanghai Fendan Information Technology Co., Ltd. and Moon King Limited
21.1*	Subsidiaries of the Registrant
23.1**	Consent of TPS Thayer, LLC
23.2*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of Beijing Dentons Law Offices, LLP (Chengdu) (included in Exhibit 99.2)
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
23.5*	Consent of Euromonitor International Limited
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Beijing Dentons Law Offices, LLP (Chengdu) regarding certain PRC law matters
99.3*	Opinion of Chang & Co. regarding certain Hong Kong law matters
99.4*	Consent of Heung Ming Henry Wong
99.5*	Consent of Ming He
99.6*	Consent of Wei Zhu
99.7*	Form of Audit Committee Charter
99.8*	Form of Compensation Committee Charter
99.9*	Form of Nominating and Corporate Governance Committee Charter
99.10*	Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

____________

*        Previously filed.

**      Filed herewith.

+        Certain personal identifiable information has been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company hereby agrees to furnish the omitted information to the SEC upon request.